As filed with the Securities and Exchange Commission on May 7, 2003
Registration No. 333-102529

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Amendment No. 3 to

Form SB-2
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

Redline Performance Products, Inc.

(Exact name of registrant as specified in its charter)

Minnesota	3790	36-4335356
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(IRS Employer Identification Number)

2510 Commerce Way Vista, California 92083 (760) 599-1003 (Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)	Mark A. Payne, President 2510 Commerce Way Vista, California 92083 (760) 599-1003 (Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies of all communications to:

Douglas M. Ramler, Esq. Michael W. Schley, Esq. Larkin, Hoffman, Daly & Lindgren, Ltd. 1500 Wells Fargo Plaza 7900 Xerxes Avenue South Minneapolis, Minnesota 55431 (952) 835-3800	Alan J. Schaeffer, Esq. McDermott, Will & Emery 600 Thirteenth Street, N.W. Washington DC 20005 (202) 756-8000

      Approximate date of commencement of proposed sale to the public: As soon as practicable after the Registration Statement becomes effective.

      If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act of 1933, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.     ☐

      If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act of 1933, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.     ☐

      If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act of 1933, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.     ☐

      If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box.     ☐

CALCULATION OF REGISTRATION FEE

		Proposed Maximum
Title of Each Class of		Aggregate Offering	Amount of
Securities to be Registered	Amount to be Registered	Price(1)	Registration Fee

Common Stock, $.01 par value per share	2,300,000	$13,800,000(2)	$1,116(3)

(1)	Estimated solely for the purpose of calculating the amount of the registration fee in accordance with Rule 457 under the Securities Act of 1933.

(2)	Includes 300,000 shares of common stock which may be purchased by GunnAllen Financial, Inc. to cover over-allotments, if any.

(3)	A fee of $1,587 was previously paid with the original filing.

      The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

SUBJECT TO COMPLETION: DATED MAY 7, 2003

PROSPECTUS

2,000,000 Shares

Common Stock

        Redline Performance Products, Inc. is offering 2,000,000 shares of its common stock.

      This is our initial public offering and no public market currently exists for our shares. We currently anticipate that the initial public offering price will be between $5.00 and $6.00 per share. We have applied to have our shares of common stock approved for listing on the American Stock Exchange under the symbol “RED.”

      Investing in our common stock involves a high degree of risk. See “Risk Factors” beginning on page 7.

       Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

	Per
	Share(1)	Total(1)

Public Offering Price	$5.00	$10,000,000
Underwriting Discount	$0.475	$950,000
Proceeds to Us(2)	$4.525	$9,050,000

(1)	Based upon a proposed initial public offering price of $5.00 per share.

(2)	Before expenses of this offering which we estimate will be approximately $950,000.

      GunnAllen Financial, Inc. has an option to purchase up to an additional 300,000 shares of common stock from us at the public offering price, less the underwriting discount, within 45 days of the date of this prospectus to cover over-allotments. GunnAllen Financial, Inc. is offering the shares on a firm commitment basis. Delivery of the shares will be made on or about                     , 2003.

The date of this prospectus is                     , 2003

Popular Mechanics awarded
Redline™ with their “2001
Design and Engineering
Award”

Popular Science named the
Redline Revolution™ design
one of the “Best 100
New Products”

April 2002, EA Sports released
their video game featuring
Redline’s designs
and trademarks. Sled Storm®
is a registered trademark
of EA Sports.

February 2000, Redline™
prototype at the Gravity
Games in Mammoth,
California.

All photographs are of the 800 Revolt® unless specifically noted.

Redline’s 800 Revolt®

1.	Redline’s patent-pending rear exiting exhaust design	2.	Redline’s patented T-15™ rear suspension system (for up to 15” of true vertical travel).	3.	Tubular chromoly chassis construction	4.	Redline’s patent-pending CIS® (clutch isolation system)

PROSPECTUS SUMMARY
RISK FACTORS
CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS
USE OF PROCEEDS
DIVIDEND POLICY
CAPITALIZATION
DILUTION
SELECTED FINANCIAL INFORMATION
MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND PLAN OF OPERATIONS
BUSINESS
MANAGEMENT
CERTAIN TRANSACTIONS
PRINCIPAL SHAREHOLDERS
DESCRIPTION OF SECURITIES
SHARES ELIGIBLE FOR FUTURE SALE
UNDERWRITING
TRANSFER AGENT AND REGISTRAR
LEGAL MATTERS
EXPERTS
DISCLOSURE OF COMMISSION POSITION ON INDEMNIFICATION FOR SECURITIES ACT LIABILITIES
WHERE YOU CAN FIND ADDITIONAL INFORMATION
INDEX TO FINANCIAL STATEMENTS
EX-1.1 Form of Underwriting Agreement
EX-3.1 Second Restated Articles of Incorporation
EX-3.2(B) Amendment No. 2 to Amended Bylaws
EX-4.1 Specimen of Common Stock Certificate
EX-4.2 Form of Underwriter's Warrant
EX-5.1 Opinion/Consent of Larkn, Hoffman, Daly
EX-5.2 Opinion/Consent of Luce, Forward, Hamilton
EX-10.21 Bridge Loan and Investment Agreement
EX-23.1 Consent of Virchow, Krause & Company, LLP

      Our stylized R and design logo®, “Redline Snowmobiles®,” “Rebellion®,” “CIS®” and “Revolt®” are our registered U.S. trademarks. We have filed trademark applications for the following trademarks to identify our products: “954 RevolutionTM,” “IndependenceTM,” “PatriotTM,” “RedlineTM” and “T-15TM.”

      We use market and industry data throughout this prospectus, which we have obtained from publicly available information and industry publications. These sources generally state that the information that they provide has been obtained from sources believed to be reliable, but that the accuracy and completeness of such information are not guaranteed. The market and industry data are often based on industry surveys and the industry experience of the source. Although we believe that the surveys and market research that others have performed are reliable, we have not independently verified this information.

i

PROSPECTUS SUMMARY

      This summary highlights information contained elsewhere in this prospectus. This summary is not complete and does not contain all the information you should consider before buying shares of our common stock in this offering. You should read this entire prospectus carefully, especially the investment risks discussed under “Risk Factors.”

Redline Performance Products, Inc.

      Our Business. We design, engineer and market, and we intend to manufacture and sell, snowmobiles under the Redline brand name. We have designed our first model, the 800 Revolt, for trail riding. We intend to produce, market and sell the 800 Revolt model, replacement parts and a limited line of Redline branded apparel in the 2003/2004 model year. If we are successful with the 800 Revolt, in the following year we intend to market and sell two additional snowmobile models, the 800 Mountain Revolt and the Revolution, accessories, replacement parts and additional items of Redline branded apparel. In the future we intend to expand our snowmobile product line by marketing and selling additional models. We may also expand our product mix by marketing and selling all-terrain vehicles. We intend to sell our snowmobiles and related merchandise through independent dealers located throughout the snowbelt region of the United States and Canada.

      Our Company. In March 2000, we acquired from our founders and an entity owned by our founders, snowmobile-related patent applications, prototype snowmobiles, engines, snowmobile parts and trademark applications. Since inception, we have continued to enhance our technology, designed and engineered our initial snowmobile model, built prototypes of our snowmobile models, marketed our snowmobiles and developed the Redline brand. We have built five functional prototype snowmobiles, and have used that experience to build two more functional prototype snowmobiles using our production tooling. In addition, we are currently producing seven 800 Revolt units using our production tooling. We have sold three of these production snowmobiles and we expect to ship two additional snowmobiles to dealers in May 2003, all of which are for display and demonstration. We intend to use the other two production snowmobiles for continued performance testing.

      We are a development stage company with minimal assets. We have not sold any products or generated any revenues from operations since our inception in December 1999. Our fiscal year and the model year for the snowmobile industry end on March 31. We are incorporated under the laws of the State of Minnesota. We maintain our principal executive offices at 2510 Commerce Way, Vista, California 92083. Our telephone number is (760) 599-1003.

      The Snowmobile Market. The International Snowmobile Manufacturers Association (“ISMA”) estimated sales of snowmobiles in North America for the 2002 model year to be approximately $1.1 billion. According to Power Products Marketing, an independent market research firm, four companies dominate this market, producing nearly all of the snowmobiles sold in 2002. Power Products Marketing divides the snowmobile market into ten segments. We intend to market our snowmobiles primarily to three of these segments, “high performance,” “muscle” and “mountain.” We believe there is significant demand for premium snowmobiles within these three market segments. High performance snowmobiles are designed for trail riding and emphasize handling and comfort. Snowmobiles in the muscle segment are designed for racing and emphasize speed and power. Mountain snowmobiles are designed for mountain riding and emphasize power and balance.

      Based on information obtained from Power Products Marketing, in 2002 the “high performance,” “muscle” and “mountain” segments of the North American snowmobile market accounted for 58% of unit sales of new snowmobiles. Based on estimated segment information from Power Products Marketing and unit sales information from the ISMA, unit sales within these three segments collectively grew by 4% from approximately 103,000 units in 2001 to approximately 107,000 units in 2002. Ehlert Powersport Business (December 2002 issue) estimates that worldwide unit sales of snowmobiles in the 700cc and higher class

(engine displacement greater than 700cc) increased from approximately 4% of total sales in 2000 to approximately 25% in 2002. We believe:

•	700cc or larger engines power most of the snowmobiles sold in the high performance, muscle and mountain segments,

•	sales in these segments generally produce higher dealer and manufacturer gross profits than sales in other segments,

•	consumers in these segments may be willing to pay a premium for our technical innovations, design, styling and brand, and

•	the number of new snowmobiles sold in these segments will continue to increase in the future.

      Our Snowmobiles. We intend to distinguish our snowmobiles from those of other manufacturers based on technologies used in other types of recreational vehicles but which have not yet been used extensively in snowmobiles, as well as our distinctive appearance, styling and brand. We have obtained patents in the U.S. and Canada relating to our suspension technology and have applied for patents on our rear exhaust and drivetrain technology. We believe that, because of our suspension and drivetrain technology, our snowmobiles will provide better handling, a smoother ride, more power and greater durability than the snowmobiles of other manufacturers. We also believe that the appearance and styling of our snowmobiles, based on our suspension and rear exhaust technology, as well as our Redline brand, will be more appealing to customers than the appearance, styling and brands of other manufacturers.

      Our Sales and Marketing Strategy. We intend to sell snowmobiles to a limited number of snowmobile enthusiasts who are willing to pay a higher price for enhanced performance, attractive styling and a distinctive brand. The suggested retail price of our initial models will be approximately $12,000. Based on the suggested retail prices of 2004 model snowmobiles published on American Snowmobiler Online’s website, we estimate that this price will be approximately $2,200 higher than the average suggested retail price of the most expensive comparable models of the four largest snowmobile manufactures, approximately $2,800 higher than the average suggested retail price of models of the four largest snowmobile manufacturers with engine displacement of 700cc or higher and significantly higher than the suggested retail prices of their standard models.

      We intend to focus our sales and marketing efforts on recruiting and supporting dealers, building brand awareness and identifying strategic marketing opportunities. We plan to participate in various consumer and dealer trade shows, and to undertake marketing and promotional efforts to create demand for our snowmobiles and continue developing our brand. We intend to sell our snowmobiles through independent dealers located in the United States and Canada. We have agreements with 29 dealers and we continue to solicit additional dealers. To recruit and maintain dealers, we intend to:

•	select only dealers that meet our criteria of successful sales and service and who we consider to have an excellent reputation within the industry,

•	provide each dealer with a geographic territory which is larger than the area typically provided by other snowmobile manufacturers to reduce same-brand competition between our dealers, and

•	suggest retail prices which should provide dealers with greater per-unit margins than other brands of snowmobiles.

      Production. We have identified vendors for all of our snowmobile parts and have ordered or obtained all of the parts required to build our first seven 800 Revolt production snowmobiles at our facility in Vista, California. We expect to produce between 200 and 500 units of the 800 Revolt at our facility. We expect our in-house production of future models to be between 50 and 200 units. After in-house production, we intend to outsource the production of each model to one or more experienced manufacturers. We intend to conduct limited in-house production at our facility to help us better understand, and make necessary adjustments to, the production process for each model before outsourcing production to a contract manufacturer. We also intend to assemble at our facility, on an ongoing basis, all of the two-cycle engines used in our snowmobiles. By outsourcing our snowmobile manufacturing operations, we intend to minimize our operating expenses and accelerate new product introductions.

      In this prospectus, we use the terms “Redline,” “we,” “us,” “our” and similar terms to refer to Redline Performance Products, Inc.

      You should rely only on the information contained in this prospectus. We have not authorized anyone to provide you with information different from the information contained in this prospectus. We are offering to sell, and seeking offers to buy, our common stock only in jurisdictions where offers and sales are permitted. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of when this prospectus is delivered or when any sale of our common stock occurs.

The Offering

Common stock offered by us:	2,000,000 shares.

Common stock to be outstanding after this offering:	4,359,796 shares.

Use of proceeds:	We will receive approximately $8,100,000 in net proceeds from this offering. We intend to use the proceeds for:

• repayment of debt,

• design and engineering,

• sales and marketing,

• capital expenditures,

• purchase of parts,

• general and administrative expenses, and

• working capital.

You should read the discussion under the heading “Use of Proceeds” for more information.

Proposed American Stock Exchange Symbol:	RED

      You should read the discussion under the heading “Capitalization” for more information regarding outstanding shares of our common stock, warrants and options to purchase our common stock and the discussion under the heading “Underwriting” for more information regarding the over-allotment option of GunnAllen Financial, Inc.

      Unless otherwise indicated, all information in this prospectus assumes:

•	GunnAllen Financial, Inc. does not exercise its over-allotment option to purchase shares of our common stock,

•	a public offering price of $5.00 per share (minimum of the pricing range set forth on the cover of this prospectus),

•	conversion of 1,268,236 shares of series A preferred stock into 1,268,236 shares of common stock upon closing of the offering,

•	The exchange of 20,002 shares of series A preferred stock for notes in the amount of $90,000 upon closing of this offering, and

•	a 1-for-3 reverse split of our capital stock for shareholders of record as of July 12, 2002 which became effective October 14, 2002.

      The common stock to be outstanding after this offering excludes:

•	300,000 shares reserved for issuance upon exercise of the underwriter’s over-allotment option,

•	200,000 shares reserved for issuance upon exercise of the underwriter’s warrants,

•	1,802,269 shares of common stock reserved for issuance upon exercise of outstanding options and warrants,

•	361,493 shares of common stock reserved for issuance upon exercise of options that may be granted under our stock option plans, and

•	148,954 shares of common stock reserved for issuance upon conversion of promissory notes.

Summary Financial Data

      The following summary financial data should be read in connection with, and are qualified by reference to, the financial statements and related notes and “Management’s Discussion and Analysis of Financial Condition and Plan of Operations” appearing elsewhere in this prospectus. The statement of operations data for the years ended March 31, 2001 and March 31, 2002 and the balance sheet data as of March 31, 2002 are derived from our financial statements, which have been audited by Virchow, Krause & Company, LLP, independent auditors. The statement of operations information for the nine-month periods ended December 31, 2001 and 2002 and the period from December 22, 1999 (inception) to December 31, 2002 and the balance sheet data as of December 31, 2002 are derived from our unaudited financial statements. In the opinion of management, all necessary adjustments, consisting only of normal recurring accruals, have been included to present fairly the unaudited interim results when read in conjunction with the audited financial statements and notes thereto appearing in this prospectus. Historical results are not necessarily indicative of results that may be expected for any future period.

Statement of Operations Data

	Year Ended		Nine Months Ended		From
					Inception to
	March 31,	March 31,	December 31,	December 31,	December 31
	2001	2002	2001	2002	2002

					(Unaudited)
			(Unaudited)
Revenues	$0	$0	$0	$0	$0

Operating Expenses:
Research and development	1,293,261	1,205,904	337,263	319,701	2,860,097
Selling, general and administrative	640,070	1,754,345	1,675,870	961,519	3,399,458

Loss from operations	(1,933,331)	(2,960,249)	(2,013,133)	(1,281,220)	(6,259,555)
Net other expense	(788,060)	(432,536)	(10,582)	(900,971)	(2,129,622)

Net Loss	(2,721,391)	(3,392,785)	(2,023,715)	(2,182,191)	(8,389,177)
Preferred stock dividends	(100,827)	(235,111)	(195,686)	(23,341)	(359,279)

Net loss attributable to common stockholders	$(2,822,218)	$(3,627,896)	$(2,219,401)	$(2,205,532)	$(8,748,456)

Loss per common share:
Basic and Diluted	$(2.02)	$(2.57)	$(1.57)	$(1.67)	$(6.81)
Weighted average shares outstanding:
Basic and Diluted	1,399,910	1,410,700	1,414,419	1,319,717	1,285,278
Pro forma per share data (unaudited):
Pro forma loss per common share:
Basic and Diluted	$(.78)	$(.81)	$(.52)	$(.48)	$(2.17)
Pro forma weighted-average shares outstanding:
Basic and Diluted	3,639,656	4,473,167	4,300,630	4,570,397	4,030,295

Balance Sheet Data

		December 31, 2002

	March 31			Pro Forma
	2002	Actual	Pro Forma	As Adjusted

		(Unaudited)	(1)	(1)(2)
Cash and cash equivalents	$2,138	$543,884	$543,884	$4,663,884
Working capital (deficiency)	(1,790,963)	(1,720,938)	(1,720,938)	4,156,800
Total assets	1,204,604	2,157,367	2,157,367	6,277,367
Short-term debt	554,430	1,757,738	1,757,738	0
Preferred stock	12,507	12,883	0	0
Shareholders’ equity (deficit)	(1,090,574)	(599,085)	(599,085)	5,356,915

(1)	Gives effect to the mandatory conversion of all convertible preferred stock into common stock upon completion of this offering.

(2)	Gives effect to net proceeds of this offering of $8,100,000, which represents net proceeds after deducting discounts and expenses of this offering which we estimate will be approximately $1,900,000, repayment of short-term debt and the resulting acceleration of amortization of original issue discount of approximately $1,830,000 and debt issuance costs of approximately $314,000 due to the early payoff of debt upon completion of this offering.

RISK FACTORS

      Investing in our common stock involves a high degree of risk. You should carefully consider the risk factors set forth below and all other information contained in this prospectus before making an investment decision regarding our common stock. We believe that the discussion of risk factors presented below addresses all of the material risks to which we are currently subject. One or more of these risk factors could cause you to lose all or part of your investment.

Risks Related to Our Company

We are a development stage company with nominal revenues to date and a limited operating history. We may not achieve or maintain sales or profitability in the future.

      We are a development stage company organized in December 1999. In March 2000, we acquired certain snowmobile-related assets and technology. Since March 2000 we have been engaged primarily in:

•	developing our snowmobile suspension, rear exhaust and drivetrain technology,

•	designing and engineering our proposed snowmobiles,

•	developing and building seven functional prototype snowmobiles,

•	marketing our proposed snowmobiles,

•	establishing brand recognition, and

•	raising capital to fund these activities.

      We have a very limited operating history which would provide you with information regarding our past performance or future operations. We have built five functional prototype snowmobiles, and have used that experience to build two more functional prototype snowmobiles using our production tooling. We have sold only three snowmobiles and have generated only nominal revenues to date. Our independent auditors have included an explanatory paragraph in the financial statements included in this prospectus expressing doubt as to our ability to continue as a going concern. We may never realize significant revenues from the sale of our products or achieve profitability.

To date we have incurred operating losses and have a significant accumulated deficit. We may not achieve or maintain sales or profitability in the future and will likely not achieve profitability before 2006.

      We have generated nominal revenues to date and as of December 31, 2002, we had an accumulated deficit during our development stage of approximately $9 million. Our losses have resulted primarily from expenses related to our efforts to develop and protect our proprietary technology, develop and engineer prototype and production snowmobiles and market our proposed snowmobiles. We expect to continue to incur operating losses for the foreseeable future and will likely not achieve profitability before 2006. These losses will be the result of ongoing operating expenses, significant pre-production expenditures, production and marketing activities and limited revenue from the future sale of our snowmobiles. We can give you no assurance that we will ever generate material revenues, or that any revenues we do generate will be sufficient for us to continue operations or to achieve profitability. Factors that will influence the timing and amount of our profitability, if any, include our ability to:

•	effectively and efficiently complete the design and engineering of our snowmobiles,

•	scale up our limited manufacturing capabilities and hire experienced manufacturing personnel,

•	obtain one or more contract manufacturers to produce our snowmobiles on terms which are favorable to us,

•	recruit and train dealers to sell our snowmobiles,

•	obtain market acceptance of our products,

•	expand our capabilities in terms of personnel, facilities and internal systems and adequately manage this growth,

•	effectively and efficiently market and distribute our snowmobiles, and

•	compete within our target market by selling our snowmobiles at premium prices with adequate profit margins for us and our dealers.

Our business model of selling snowmobiles at prices which are significantly higher than prices of other snowmobiles is unproven and may not be successful, which would impair our ability to generate revenues or operate profitably and could result in the failure of our business.

      We intend to sell our snowmobiles to a limited number of purchasers who are willing to pay a higher price for enhanced performance, attractive styling and a distinctive brand. Our business model has not yet been successfully proven in the snowmobile industry. The suggested retail price of our snowmobiles will be substantially higher than the retail prices of snowmobiles having similar features and other snowmobiles generally. This significant difference in pricing could deter potential customers from purchasing our snowmobiles. If the higher price of our snowmobiles deters sales, we will sell fewer snowmobiles than expected, generate lower revenues than expected and accumulate excess inventory. If our higher prices deter sales, we would be required to change our strategy and reduce the cost, quality and/or performance of our snowmobiles. We would then compete directly with the four large snowmobile manufacturers primarily on price. If we must compete with the four large manufacturers in the snowmobile industry on price, we would operate at a significant disadvantage in terms of experience, brand identity and financial resources. We can give you no assurance that we could compete with existing snowmobile manufacturers on price and if we are unable to do so our business would likely fail.

If we are not able to successfully manufacture (in terms of timing, quality and cost) our snowmobiles or the engines used in our snowmobiles due to the limited manufacturing experience of our management team or other factors, our ability to generate revenues will be impaired or destroyed and we could experience greater than expected warranty claims or product recalls.

      Our company and the members of our management team have very limited experience manufacturing snowmobiles or similar products. We have built seven functional prototype snowmobiles. We have used production tooling to build only two of these snowmobiles and seven engines. Tooling consists of equipment and devices used to build parts and includes, for example, molds and fixtures. Our building of these snowmobiles and engines was intended to assist us in the initial testing of our tooling but was not done for the purpose of testing snowmobiles or engines built in a production environment, or obtaining experience with the manufacturing process. We must build our snowmobiles and engines to meet highly precise standards, in a cost-effective manner, in a production environment. We will need to transform our prototype and pre-production assembly methods into a full-scale manufacturing process in a quality, timely and cost efficient manner. We will need to purchase capital equipment and hire a substantial number of qualified personnel with a variety of skills and experience, including a qualified and experienced production manager. We have not yet identified or trained any of these persons. We can give you no assurance that we will be able to successfully manufacture our products at expected volumes, or that we will be able to hire and train additional management personnel with appropriate manufacturing experience. If we are unable to successfully manufacture our snowmobiles and engines with new or our existing personnel, we could experience delays in the introduction of our snowmobiles, lower than expected revenues from sales of snowmobiles, warranty claims and product recalls.

We may experience production delays and higher prices due to our reliance on foreign suppliers, which could impair our ability to generate revenues or operate profitably.

      We purchase parts used in our snowmobiles from suppliers located outside of the United States in Germany, Italy, China, Japan, Canada and Mexico. Approximately 15 of these parts, such as seats, ignition and, in the future, four-cycle engines, are critical to the production and operation of our snowmobiles. We expect to continue to purchase parts from foreign suppliers in the future. Our purchases of parts from suppliers located outside of the United States are subject to a variety of risks, including:

•	unexpected changes in regulatory requirements, tax rates or tariffs that make these parts less available or more expensive and therefore less attractive to us,

•	long lead times for parts due to distance, transportation and other factors,

•	technology standards that differ from those on which our snowmobiles are based, which could require expensive redesign and retention of personnel familiar with those standards,

•	difficulty enforcing the terms of any agreements with foreign suppliers,

•	shorter accounts payable cycles and possible difficulties in obtaining shipment of parts for which payment has been made,

•	political and economic instability, and

•	fluctuations in the exchange rates between United States dollars and other currencies which could increase the costs of the parts we purchase in foreign markets and increase the costs of making our products.

We have not entered into an agreement with a contract manufacturer to produce our products and if we retain the services of a contract manufacturer, such services may be interrupted or terminated, any of which could delay or stop production of our snowmobiles, increase our production costs and impair our ability to generate revenues or achieve profitability.

      A significant component of our future operating plan is to limit our in-house production activities to the initial production of a limited number of snowmobiles and to outsource the large-scale production of our snowmobiles. We have not engaged in meaningful negotiations with any contract manufacturers or entered into any agreement for the manufacture of our snowmobiles with any contract manufacturers. If we are unable to engage the services of a contract manufacturer, or if we experience significant delays in engaging the services of a contract manufacturer, our business would suffer. Specifically, we would likely experience:

•	a reduced number of snowmobiles available for sale to consumers,

•	significantly lower overall revenues and delays in the timing of revenues, and

•	the increased costs of having to undertake the large-scale production of snowmobiles in-house rather than outsourcing to a third party, including the cost of required equipment, additional manufacturing facilities and additional manufacturing personnel.

      If we retain a contract manufacturer, a termination of or significant interruption in the supply of our snowmobiles by such manufacturer, for any reason, could result in delays in supplying snowmobiles to dealers, reduced revenues and delayed profitability. We can give you no assurance that acceptable alternative arrangements could be made on a timely basis, or at all, if our contract manufacturer fails to manufacture our snowmobiles in accordance with the terms of our agreement. Our inability to obtain acceptable alternative arrangements for the manufacture of our snowmobiles would slow down or halt the production and sale of our snowmobiles, reduce our revenues and impair our ability to achieve profitability.

We will rely on a single line of products. If we do not successfully commercialize our snowmobiles, we may not generate revenues or reach profitability, our business may fail and you could lose your investment.

      We anticipate generating substantially all of our revenues for at least the next two years from sales of our snowmobiles and related merchandise. Future sales of snowmobiles are subject to a number of uncertainties, including uncertainty regarding

•	market acceptance,

•	competition,

•	establishment and effectiveness of dealers,

•	changes in technology,

•	governmental or environmental regulation,

•	economic conditions, and

•	lack of snowfall.

      If for any reason we are unsuccessful in selling our snowmobiles, we will generate lower than expected revenues and will be unable to achieve profitability. Our reliance upon the sale of a single product line is unique within the snowmobile industry. Our competitors sell multiple product lines, which reduces their dependence on sales of snowmobiles to generate revenues. We can give you no assurance that we will have the resources to develop, private label or sell products other than snowmobiles. Our inability to successfully commercialize our snowmobiles on a timely basis would result in lower than expected revenues, would impair our ability to achieve profitability and could result in the loss of your investment.

Our sales will be highly dependent on our ability to recruit and train independent dealers and our inability to do so would impair our ability to sell our snowmobiles and generate revenues.

      Our level of sales will depend upon recruiting and training an effective group of independent dealers. Our dealers will be responsible for displaying, selling and repairing our snowmobiles. We have agreements with 29 dealers. Our sales will depend upon entering into agreements with a number of dealers which is sufficient to generate significant sales of our snowmobiles. We must continue to increase the number of our dealers and to develop and maintain these dealers in order to succeed. Since we do not require our dealers to commit to purchase large numbers of snowmobiles, we can give you no assurance that our dealers will be able to generate high levels of customer interest in or sales of our snowmobiles. If we are unable to recruit and maintain a number of dealers which is sufficient to generate significant sales of snowmobiles dealers or if our dealers fail to promote and sell our snowmobiles, sales of our snowmobiles will be lower than expected. In addition, we can give you no assurance that our dealers will provide high quality repair services to our customers. If our dealers fail to provide quality repair work to our customers, our brand identity and reputation may be damaged and sales of our snowmobiles may be lower than expected.

Doubt among some dealers and consumers about our ability to timely produce and deliver snowmobiles based on our inability to fulfill past expectations and delays in producing snowmobiles could harm our ability to recruit dealers, could result in the loss of dealers and could cause us to miss the 2003/2004 model year, which would impair our ability to generate revenues or achieve profitability.

      We expected to begin producing our snowmobiles in 2000 and expected to begin supplying dealers with snowmobiles for the 2001/2002 model year. We communicated these expectations to our dealers at that time and to the snowmobile industry generally. Because of market conditions we were unable to finance the production of our snowmobiles and fulfill these expectations. These failures may have raised doubts among dealers, potential buyers and others within the snowmobile industry regarding our ability to produce and supply snowmobiles for the 2003/2004 model year and in future years. Delays in manufacturing and delivering snowmobiles to dealers for the 2003/2004 model year could result from delays in recruiting dealers, the timing of this offering, adapting our experience in building a small number of pre-production prototypes to full scale production, locating and hiring additional qualified personnel, obtaining parts for our snowmobiles and in shipping our snowmobiles. Not only would a delay in delivery for the 2003/2004 model year cause us to miss our opportunity to sell snowmobiles during our intended first year of sales, but would also likely cause our dealers to reduce their efforts related to selling our snowmobiles and reduce the number of units purchased. Any material delay could result in a loss of dealers, harm our reputation and make recruiting new dealers and obtaining retail customers more difficult.

Sales of our snowmobiles will be lower than expected if we do not provide a source of financing to our dealers.

      We have entered into an agreement with an independent finance company that will provide financing for purchases of our snowmobiles by dealers that meet the credit and other requirements of the finance company. When a dealer purchases a snowmobile using dealer financing, we receive payment for our snowmobile soon after shipment to the dealer. If we are not able to maintain this sort of dealer financing, also known as “floor plan financing,” on acceptable terms, our dealers will have to pay cash or obtain independent financing to purchase snowmobiles. This would likely result in sales of fewer snowmobiles. In addition, our sales efforts would be harmed during periods when dealers are uncertain whether they can promptly sell our snowmobiles, typically spring and summer. This seasonality of revenues will limit the capital available to us for manufacturing to several months during the year and could prevent us from manufacturing on a year-round basis.

      The terms of our floor plan financing agreement require us to repurchase any unsold product from dealers that default on their obligations to the finance company. As a result, if one or more of our dealers default and we are required to purchase the inventory, any funds we use for this purpose will not be available to operate our business. Repurchases would likely be at times when the market for our snowmobiles is depressed or not in season, which would limit our ability to sell the units. We can give you no assurance that our finance company will finance snowmobile purchases by our dealers, or that any other finance company would be willing to provide such financing on reasonable terms. If we are unable to provide financing for our dealers, both the number of units we are able to sell and the price of these units will likely be less than expected.

We may not be able to manage our growth, which could impair our ability to generate revenues or achieve profitability.

      We expect to grow rapidly during 2003 to scale-up our in-house manufacturing capabilities, produce our snowmobiles, establish and maintain dealer relationships and manage our internal systems. To grow rapidly, we will be required to expand, train and manage our employee base, particularly skilled manufacturing personnel, within a short time period. We will also need to add financial, marketing and operations managerial personnel. The costs associated with our expansion may be substantial and could divert the efforts of management toward large-scale production and expansion instead of design, engineering, in-house production and marketing of our snowmobiles. Rapid growth will also require an increase in the level of responsibility for both existing and new management and will require us to implement and improve operational, financial and management information procedures and controls. If demand for our snowmobiles increases significantly in the future, we may expand our manufacturing and possibly other operations in other geographic regions to take advantage of nearby suppliers, experienced personnel or a better location. Our inability to adequately manage growth during 2003 and beyond could increase our costs and impair our ability to achieve profitability.

The introduction of new technologies and competing snowmobiles could significantly reduce the size of the market for our snowmobiles, which could impair our ability to generate revenues or achieve profitability.

      The snowmobile industry is subject to technological advances related to product performance, safety and environmental concerns. Our future success will depend on our ability to anticipate and respond to such advances and concerns. Customers expect new products to be introduced every year. If we cannot introduce new products annually, our inability to do so would delay new product introductions and harm our competitive position within the snowmobile industry. Developing new snowmobiles is complex and uncertain. In addition, we are subject to the risks generally associated with new product introductions, including lack of market acceptance, delays in development or failure of snowmobiles to perform as expected.

We expect to face significant challenges in obtaining market acceptance of our snowmobiles and establishing the Redline brand, which could impair our ability to maintain our product pricing structure, sell snowmobiles and achieve profitability.

      Our success depends on acceptance of the Redline brand by snowmobile purchasers. Many snowmobile dealers and consumers have not seen our proposed products and only our employees and our test riders have driven our prototype snowmobiles. Our inability to achieve a significant level of market acceptance would result in sales that are lower than expected and could impair our ability to achieve profitability. Acceptance of our snowmobiles will be dependent upon, among other things, price, reliability, uniqueness and our ability to overcome strong brand loyalty among snowmobile users. We believe establishing and maintaining brand loyalty is critical in order to attract customers and dealers. To establish and maintain brand loyalty, we may be required to incur significant expenses to conduct advertising and promotional campaigns. Establishment and maintenance of brand loyalty will also depend on our ability to consistently provide snowmobiles that meet customer expectations. If customers and distributors do not perceive our snowmobiles to be premium snowmobiles, or if our future products are not favorably received, the value of our brand would be impaired or diluted. If our products are not accepted within the snowmobile market or if our branding efforts are not successful, our sales and revenues would be less than expected.

We do not yet know how well our snowmobiles will perform over time and we could experience significant returns or warranty claims, which would damage our brand, increase our costs and impair our ability to achieve profitability.

      We have not yet produced snowmobiles for public use. As a result, we do not have a meaningful amount of data regarding the performance and maintenance requirements of our snowmobiles or any basis on which we could estimate our warranty costs. If we are subject to significant warranty service requirements or product recalls, customers may be reluctant to purchase our snowmobiles in the future. We intend to warranty our snowmobiles and other future products under a “limited warranty” for a period of one year. Our warranties will exclude race or rental-related uses. Although we intend to employ quality control procedures, we anticipate that some of our snowmobiles will need repair or replacement. Significant warranty service requirements or product recalls would increase our costs and significantly reduce the value of our brand.

We may not be able to obtain adequate insurance or other protection against product liability risks associated with the production and sale of our snowmobiles, which could result in increased costs, impair our ability to achieve profitability or cause our business to fail.

      Our snowmobiles may contain undetected design or manufacturing faults that could potentially contribute to damage to property or personal injury. We have not obtained any independent testing of our snowmobiles or engines. Problems with the design or manufacturing process or a failure of our engines could increase our cost of manufacturing, increase our warranty costs and delay our ability to timely deliver our snowmobiles and generate revenues. Any failure of our snowmobiles or engines to perform as promised which results in damage to property or personal injury could result in product liability claims or lawsuits filed against us, as well as a potential loss of reputation. We intend to limit our liability to customers in our purchase agreements. However, we can give you no assurance that those limits will be enforced and we may be required to reimburse a customer for damages resulting from the failure of our snowmobiles or to pay additional punitive damages. In addition, the loss of reputation could have a negative effect on our ability to make future sales. Any significant failure of our snowmobiles could increase our costs and impair our ability to generate sales and achieve profitability.

      Product liability claims are made against companies that manufacture snowmobiles and other outdoor recreational vehicles. As a manufacturer of snowmobiles, we expect that product liability claims will be made against us. We currently do not have insurance coverage for potential product liability claims which may relate to our existing prototype or production snowmobiles, or to future snowmobiles. We intend to obtain product liability insurance on our future snowmobiles in an amount that we believe is sufficient to cover potential claims. We expect that such insurance coverage will be in effect prior to the sale by us of a significant number of snowmobiles. We cannot guarantee that we will be able to obtain product liability insurance, or if we are able to obtain such insurance, that such insurance will be available on terms favorable to us. Even if we do obtain insurance, any award in excess of our insurance coverage would increase our costs, impair our ability to achieve profitability and could reduce the market price of our common stock.

Protecting our intellectual property in our technology through patents may be costly and ineffective and if we are not able to protect our intellectual property, we may not be able to compete effectively in our markets, which would result in lower than expected sales and harm our competitive position.

      Our success depends, in part, on our ability to obtain and enforce patents for our products and technologies, to preserve our trade secrets, and to operate without infringing the proprietary rights of third parties. We have obtained one patent in the U.S., one patent in Canada and have filed five additional patent applications in the U.S. and Canada covering certain aspects of technology included in our snowmobiles. We intend to apply for patent protection on our future products and technologies to the extent we believe such protection is available and economically warranted. However, we can give you no assurance that we will file additional applications for patent protection, that any application that we may file will result in an issued patent or that any issued patent will provide us with a competitive advantage. If our patent applications result in patents issued in the United States or Canada, those issued patents will not protect our proprietary rights in Europe or in any other countries throughout the world. In addition, our proprietary rights will be protected only to the extent that protection is available and to the extent we have the financial and other resources to enforce such rights.

      Costly litigation might be necessary to protect our technologies or patent position or to determine the scope and validity of third-party proprietary rights. An adverse outcome in litigation with respect to the infringement of any third-party patents could subject us to significant liabilities to third parties. We may not be able to license any patent rights on acceptable terms or successfully challenge such patents. We may have to pay substantial damages, possibly including treble damages, for past infringement if it is ultimately determined that our products infringe a third party’s patents. Further, we may be prohibited from selling our products before we obtain a license, which, if available at all, may require us to pay substantial royalties.

      We also intend to rely upon trade secrets, proprietary know-how and continuing technological innovation to remain competitive. To the extent that we rely on trade secrets and unpatented know-how to obtain a competitive technological position, there can be no assurance that others may not independently develop the same or similar technologies or otherwise obtain access to our technology. We have entered into confidentiality agreements with our employees and consultants. These agreements might not be honored and there is no assurance that any of these parties with whom we have a confidentiality agreement will not disclose or use our confidential and proprietary information and we may not have the resources to prevent such disclosure. We have not entered into confidentiality agreements with any of our suppliers. The loss of any of our proprietary rights may result in the loss of a competitive advantage, which could result in lower than expected levels of sales.

We may not be able to build brand loyalty because our trademarks and trade names may not be protected, which could harm our competitive position and impair our ability to generate revenues.

      We need our trademarks to build and maintain our brand loyalty and, over the long term, if we are unable to establish a brand based on a protectable trademark, we may not be able to compete effectively. We intend to rely on trademark protection of the various names, marks, logos and other devices that will identify us as the source and origination of our snowmobiles and that may have associated goodwill value. We have obtained federal trademark registration of several trademarks from the United States Patent and Trademark Office to identify our snowmobiles. We can give you no assurance that any existing or future trademark application will result in a registered and protectable trademark. Our registered or unregistered trademarks may be challenged, canceled, infringed, circumvented or declared generic or determined to be infringing on other marks owned by third parties. Defending a lawsuit takes significant time, is expensive and will divert management attention from other business concerns. We may need to acquire licenses to these trademarks or challenge the validity of these trademarks. If such required license is not available or, our Redline or other trademarks are challenged or determined to be invalid or unenforceable, then we would have to undertake rebranding efforts which would include the filing of new trademark applications and which would require significant time, expense and management attention.

Our success is dependent upon retaining and attracting skilled management and our inability to do so could increase our costs, slow our growth or cause our business to fail.

      Our success depends upon our ability to recruit and maintain high caliber top management personnel. Our success depends upon the efforts of Kent Harle, Mark Payne and Chris Rodewald, our executive officers. Accordingly, the loss of the services of any of them could impair our development and growth. Kent Harle, our Chief Executive Officer and a founder, has provided valuable insight, direction and contribution in the areas of industry knowledge, technological innovation and vendor relations. Our Vice President of Sales and Marketing, Chris Rodewald, has developed the Redline brand, marketed our proposed snowmobiles and established relationships with potential dealers. Mr. Harle and Mr. Rodewald have been instrumental in obtaining financing through their personal activities. See “Certain Transactions.” Mark Payne joined us in September 2002 as our President and Chief Financial Officer. Mr. Payne has a background in consumer businesses and operating publicly held businesses.

      We maintain “key person” life insurance on the lives of each of Messrs. Harle and Rodewald in the amount of $2,000,000. We intend to obtain key person life insurance in the amount of $2,000,000 on Mr. Payne after this offering. We have entered into employment and noncompete agreements with each of our executive officers. However, the existence of these agreements does not ensure their continued employment, or that they will not compete with us in the future. If an employee violates their noncompete agreement with us, we may be unable to enforce the agreement.

Our success is dependent upon retaining and attracting skilled manufacturing and operations employees and our inability to do so could delay introduction of our snowmobiles, increase our costs and impair our ability to achieve profitability.

      In addition to retaining top management personnel, we will need other key manufacturing and operations personnel to successfully operate and expand our business. We require manufacturing personnel with experience in scaling up snowmobile production operations and overseeing the snowmobile production process. We believe that attracting individuals with substantial manufacturing, snowmobile or powersports industry experience is important to our continued growth and success. We also require additional operations personnel with accounting experience in a manufacturing environment to accurately collect and report our financial information and to assist in our efforts to produce snowmobiles on a cost-effective basis. Factors such as salary, benefits and the desire to work in the manufacturing sector may affect our ability to hire and retain skilled individuals. We can give you no assurance that we will be able to hire and retain the manufacturing and operations personnel required for our future growth. Our inability to do so could result in manufacturing delays and could delay introduction of our snowmobiles.

We will rely on suppliers for all of the parts used in our snowmobiles and the loss or interruption of services of any of our suppliers could slow or stop production of our snowmobiles and impair our ability to generate revenues.

      Our reliance on outside suppliers involves risks including limited control over the price, timely delivery, reliability and quality of parts. Vendors make some parts using our tooling. Some parts are specifically designed by vendors for our snowmobiles or are manufactured by single or limited source suppliers. We have not entered into supply agreements with any of our suppliers to ensure continued supply of parts. We could experience delays if we change, or are required to change, suppliers of these parts. These suppliers could cease supplying parts to us for many reasons such as their failure or financial difficulties or our financial difficulties, labor shortage, regulatory issues or other business opportunities. We may not be able to promptly obtain the return of our tooling upon a change in suppliers. We may also be required to redesign our snowmobiles to incorporate new parts or to pay for parts which have become obsolete. Any such delays, required changes in suppliers or redesigning would delay the production of our snowmobiles and increase our production costs. Our inability to obtain timely deliveries of parts of acceptable quality, or any significant increase in the prices of parts for which we do not have acceptable alternative sources, could result in delays, cancellations or reductions in snowmobile shipments and lower than expected revenues and margins.

Risks Related to Our Industry

Our success depends upon the growth and increased popularity of the snowmobile industry and the segments of the snowmobile market we have targeted. The lack of growth or popularity could result in sales and revenues which are lower than expected.

      Our business plans and strategies are based on certain assumptions regarding the snowmobile industry, including continued demand for premium snowmobiles within the “high performance,” “muscle” and “mountain” segments of the snowmobile market. Consumer interest in snowmobiling has generally remained flat or declined over the past 5 years and we can give you no assurance that the popularity of snowmobiling will not continue to decline. According to ISMA estimates, the number of snowmobiles sold in North America increased from 133,611 in 1992 to 184,801 in 2002, but decreased over the past five years from 239,067 to 184,801. ISMA also reports that unit sales of snowmobiles in North America decreased from the prior year by 1.5% in 2002, 0.5% in 2001 and 9.2% in 2000. In addition, we believe the average cost of purchasing and maintaining a snowmobile has increased in recent years. If the popularity of snowmobiling continues to decline, the demand for our snowmobiles could also decline which could result in fewer sales, lower than expected revenues and could impair our ability to achieve profitability.

We expect to face significant competition from existing manufacturers that are more diversified than us and have greater financial, manufacturing and marketing resources than us, and we may not be able to compete with them effectively, which could impair our ability to generate revenues and achieve profitability.

      In the snowmobile market, we will compete primarily against four large manufacturers. They are Polaris Industries, Inc., Arctic Cat, Inc., Yamaha Motor Corporation and Bombardier, Inc. (maker of “Ski-Doo” brand vehicles). Ski-Doo® is a registered trademark of Bombardier, Inc. These companies are more diversified than us and have financial, manufacturing and marketing resources that are substantially greater than our own. New entrants into the snowmobile industry such as our company face additional risks because the snowmobile industry has a small number of large, well-established participants, is intensely competitive and has significant barriers to entry. Leaders in the snowmobile industry have established large-scale manufacturing operations, employed persons with significant experience within the snowmobile industry, established reliable sources of financing and developed strong brand names and brand loyalty. We will also compete with a number of specialty snowmobile manufacturers. In addition, our snowmobiles will compete with many other recreational products for the discretionary spending of consumers and, to a lesser extent, with other vehicles designed for utility applications. There is no assurance that we will be able to compete in the snowmobile market.

Compliance with environmental regulations could increase our production costs, delay introduction of our snowmobiles and impair our ability to generate revenues and achieve profitability.

      The United States Environmental Protection Agency has enacted regulations imposing stringent emissions standards for engines used in snowmobiles, including our proposed snowmobiles, beginning in 2006. Compliance with these requirements could require us to undertake additional design and engineering efforts and may increase the cost of our snowmobiles. We may apply with the Environmental Protection Agency for designation as a small volume manufacturer, which designation would delay the timing of our initial compliance with the regulations to 2008. Our volume of snowmobile sales may exceed the threshold number for designation as a small volume manufacturer before 2006. We can give you no assurance that we will be designated as a small volume manufacturer or that such designation will provide us with additional time to comply with emissions regulations. We can give you no assurance that our snowmobiles will comply with applicable regulations when required, regardless of when we must comply with those requirements. Any failure to comply with environmental regulations could increase our costs and delay product introductions. Future recommendations or regulatory actions by the Environmental Protection Agency could also require us to incur significant additional development and engineering expenses or delay introductions of our snowmobiles.

      In an effort to comply with emissions requirements when they apply to us, we intend to introduce a snowmobile powered by a four-cycle engine for the 2004/2005 model year which begins in April 2004. Four-cycle engines emit fewer pollutants into the air than standard two-cycle engines. Two-cycle engines are used in most snowmobiles sold or operated today. We have identified a potential supplier of four-cycle engines. However, we have not entered into an agreement with any supplier of four-cycle engines. We can give you no assurance that we will identify and reach agreement with a suitable supplier of four-cycle engines, that any supplier can produce a number of engines sufficient to meet our requirements, that the price of engines will be reasonable or that the engines will be of a quality which is acceptable for our snowmobiles. If we are unable to obtain a source of four-cycle engines in a timely manner, our sales and revenues will likely be lower than expected. This could also delay introduction of our snowmobiles and increase our costs to comply with emissions regulations.

Lack of snowfall could impair our ability to sell snowmobiles.

      As a manufacturer of snowmobiles for outdoor use, our sales may be reduced by weather conditions over which we have no control. The lack of snowfall in any year in any particular region of the United States or Canada in which our snowmobiles are offered for sale may adversely affect our snowmobile retail sales in that region. Lack of snowfall generally results in fewer snowmobiles sold, which would result in lower demand for our snowmobiles. Consequently, lack of snowfall during November, December and January would weaken sales of our snowmobiles. We can give you no assurance that snowfall in geographic regions where our snowmobiles are sold will not be less than expected or that any lack of snowfall will not reduce our sales and revenues.

Our business is subject to seasonality. In addition, our operating results may fluctuate substantially, which could cause the market price of our common stock to decline.

      Within the snowmobile industry, manufacturers solicit dealer orders in March and ship most snowmobiles during the five month period from August through December. Because of this seasonality, we may endure periods of reduced cash flows to conduct our operations from January through July and may be required to terminate or lay off some of our employees. Building inventory for the August through December period could also harm our financial results if anticipated sales are not realized.

Risks Related to This Offering

We may invest or spend the proceeds of this offering in ways with which you do not agree and in ways that may not yield a favorable return.

      Our management will have broad discretion over the use of the net proceeds from this offering. Shareholders may not deem such uses desirable. Our use of the proceeds from this offering may vary substantially from our currently planned uses and investors in this offering will be relying on the judgment of our management with respect to the use of proceeds of this offering. We cannot assure you that we will apply such proceeds effectively or that we will invest such proceeds in a manner that will yield a favorable return or any return at all.

You will incur immediate and substantial dilution of the value of your common stock.

      The initial public offering price per share of our common stock is substantially higher than the net tangible book value per share of our outstanding common stock as of December 31, 2002. As a result, investors purchasing common stock in this offering will incur immediate and substantial dilution in the net tangible book value of their common stock of $3.87 per share or approximately 77.4% based on the assumed initial public offering price of $5.00 per share due to the fact that the offering price exceeds the current net book value per share. The investors in this offering will own approximately 45.9% of the shares outstanding after this offering, and their total cash investment will be approximately 66.8% of the total investment in us to date. To the extent we raise additional capital by issuing equity securities in the future, you and our other shareholders may experience substantial dilution and future investors may be granted rights superior to those of our current shareholders.

The market price of our common stock could be highly volatile and your investment in our common stock could decline in value.

      The market price of our common stock may fluctuate significantly in response to many factors, many of which are beyond our control. You may not be able to resell your shares at or above the initial public offering price due to the risks and uncertainties described elsewhere in this “Risk Factors” section. Following periods of volatility in the market price of a particular company’s securities, securities class action litigation may be brought against the company. We may become involved in this type of litigation in the future. Litigation of this type could be extremely expensive and divert management’s attention and resources from operating our company.

There is no public market for our shares and we cannot assure you that a market will develop after this offering, which could prevent you from selling your shares or realizing any return on your investment.

      Our shares of common stock have been approved for listing on the American Stock Exchange. There is currently no market for our common stock, and there can be no assurance that a market for our common stock will develop. The purchase price of the common stock offered by this prospectus has been determined by negotiations between us and GunnAllen Financial, Inc. and may not be indicative of the price at which our common stock will trade after the offering. If a trading market fails to develop, you may be unable to resell shares of our common stock.

Several provisions of Minnesota corporate law, our articles of incorporation or our bylaws could discourage, delay or prevent a merger or acquisition, which could adversely affect the market price of our common stock.

      Several provisions of Minnesota corporate law, our articles of incorporation and our bylaws could discourage, delay or prevent a merger or acquisition that shareholders may consider favorable. These provisions include:

•	authorizing our board of directors to issue “blank check” preferred stock having superior rights without shareholder approval,

•	prohibiting us from engaging in a “business combination” with an “interested shareholder” for a period of four years after the date of the transaction in which the person became an interested shareholder unless certain requirements are met,

•	requiring disinterested shareholder approval for certain “control share acquisitions,”

•	prohibiting shareholder action by written consent unless the written consent is signed by all shareholders entitled to vote on the action,

•	limiting the persons who may call special meetings of shareholders, and

•	the requirement in our articles of incorporation that any sale of our business be approved by a majority of all outstanding voting shares.

Future sales of our common stock could cause the market price of our common stock to decline and you might not be able to sell your shares at a price which equals or exceeds the offering price.

      The market price of our common stock could decline due to sales of a large number of shares into the market after this offering, including sales of shares by our large shareholders, or the perception that such sales could occur. These sales could also impair our ability to raise additional capital through the sale of our equity securities in the future. Substantially all of our existing security holders are subject to a lock-up agreement with GunnAllen Financial, Inc. which prohibits the sale of all of their shares of our common stock in the public market. The lock-up period is 18 months from completion of the offering for our officers and directors, and 12 months for all other security holders, unless waived by the underwriter.

      Upon completion of this offering we will have outstanding 4,359,796 shares of common stock. Of this total, 3,066,004 shares, including the 2,000,000 shares sold in this offering, will be freely tradable under the Securities Act and 1,066,004 shares will be freely tradeable but subject to lock-up restrictions. The remaining shares of common stock will be available for sale in the public market subject to the one year holding period requirement and to the other limitations of Rule 144 under the Securities Act. We have entered into registration rights agreements with many of our existing shareholders and warrant holders that entitle them to have an aggregate of 2,167,676 shares registered in the future for sale in the public market.

Our articles of incorporation limit liability of our directors, which could discourage shareholders from bringing suits against our directors.

      Our articles of incorporation provide, as permitted by Minnesota law, that each director shall have no personal liability for monetary damages, with certain exceptions. In addition, we have obtained director and officer liability insurance coverage. The provisions included in our organizational documents and such insurance coverage may reduce the likelihood of derivative litigation alleging damages for any breach of fiduciary duties to us and may discourage shareholders from bringing a lawsuit against directors for breach of their fiduciary duties.

We have not paid any cash dividends on our common stock and we do not anticipate making any payment of cash dividends in the future. Your return on investment, if any, will likely result only from the appreciation of the shares you purchase in the offering.

      To date, we have not paid any cash dividends on our capital stock. We do not anticipate making any payment of cash dividends in the future. We expect that substantially all of our cash will be used to grow our business. In addition, we may be prevented from paying dividends in the future due to restrictions in state law or covenants in future loan or other agreements.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

      Some of the statements under “Prospectus Summary,” “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Plan of Operations,” “Business,” and elsewhere in this prospectus constitute forward-looking statements. These statements involve risks, uncertainties and other factors that may cause our or our industry’s actual results, levels of activity, performance or achievements to be materially different from any future results, levels of activity, performance, or achievements expressed or implied by these forward-looking statements. In some cases, you can identify forward-looking statements by terminology such as “may,” “should,” “expects,” “plans,” “anticipates,” “believes,” “estimates,” “predicts,” “potential,” “proposed,” “continue” or the negative of these terms or other comparable terminology.

      Forward-looking statements are estimates and projections reflecting our judgment and involve a number of risks and uncertainties that could cause actual results to differ materially from those suggested by the forward-looking statements. Although we believe that the estimates and projections reflected in the forward-looking statements are reasonable, our expectations may prove to be incorrect. Important factors that could cause our actual results to differ materially from estimates or projections contained in the forward-looking statements include:

•	our ability to manufacture snowmobiles on a timely and cost-effective basis at our facility and our ability to obtain the services of a contract manufacturer to manufacture our snowmobiles on a large-scale,

•	lack of availability or access to sources of parts used to build our snowmobiles,

•	changes in production or distribution costs,

•	our ability to recruit, maintain and provide incentive to dealers to promote and sell our snowmobiles,

•	the ability to recruit and maintain an effective management team in a dynamic environment or changes in the cost or availability of a suitable work force to manage and support our product-driven operating strategy,

•	development and promotional efforts of our competitors to produce and sell snowmobiles targeted for sales to consumers seeking snowmobiles having performance characteristics which exceed current industry expectations,

•	the presence or absence of, or consumer acceptance of, new snowmobiles or snowmobile features,

•	our ability to comply with regulations governing emissions, hazardous materials and product safety,

•	changes in consumer interest in snowmobiles and snowmobiling or lack of snow restricting consumers’ ability to ride snowmobiles,

•	inability to liquidate excess inventory should excess inventory develop,

•	changes in availability or cost of floor plan financing and working capital financing,

•	changes in national or regional United States and North American economic conditions including, but not limited to, consumer credit availability, consumer credit delinquency and default rates, interest rates, inflation, personal discretionary spending levels, the price of gasoline and consumer sentiment about the economy in general, and

•	those other factors referenced in this prospectus under the sections entitled “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Plan of Operations” and “Business.”

      We believe these forward-looking statements, which we have based on our current expectations, are reasonable. However, we caution you not to place undue reliance on these forward-looking statements, which reflect our management’s view only as of the date of this prospectus. We are not obligated to update these statements or publicly release the result of any revisions to them to reflect events or circumstances after the date of this prospectus or to reflect the occurrence of unanticipated events.

USE OF PROCEEDS

      We will receive net proceeds of approximately $8,100,000 from the sale of shares in this offering at an assumed offering price of $5.00 per share and after deducting expenses of the offering, expected to be $1,900,000 including underwriter discounts. If GunnAllen Financial, Inc. exercises its over-allotment option in full, we expect our net proceeds to be approximately $9,400,000 and intend to use the additional net proceeds for working capital. As there has been no public market for our common stock the assumed initial public offering price of our stock has been determined by negotiation between us and GunnAllen Financial, Inc.

      The following table sets forth our current expectations regarding use of the net proceeds from this offering:

	Application of	Percentage of
	Net Proceeds	Net Proceeds

Repayment of Debt	$3,980,000	49.1%
Design and Engineering	550,000	6.8
Sales and Marketing	700,000	8.6
Capital Expenditures	500,000	6.2
Purchase of Parts	800,000	9.9
General and Administrative Expenses	995,000	12.3
Working Capital	575,000	7.1

Net Proceeds	$8,100,000	100%

      Approximately $3,980,000 of the proceeds of this offering will be used to repay amounts owed to persons who purchased debt securities from us. Of this amount, we will pay approximately $2,402,000 of principal, and interest, to purchasers of 10% promissory notes sold in a bridge financing which immediately preceded this offering. These promissory notes mature on the earlier of December 31, 2003 and completion of the offering. We used proceeds from the financing primarily for design and engineering fees. We also used proceeds to pay outstanding payables for parts, professional fees and commissions, and operating expenses including salaries and rent. We will also use the net proceeds of this offering to pay approximately $772,000 of principal and interest to purchasers of 15% promissory notes issued from September 2001 through April 2002. The notes mature on the earlier of December 31, 2003 and completion of the offering, and may be converted during the five-day period following the offering into our common stock at the offering price. We used proceeds from the financing primarily to pay outstanding payables for parts, professional fees and commissions, as well as operating expenses including salaries and rent. We intend to use approximately $200,000 of the proceeds to pay the principal and interest on promissory notes issued to three lenders. These notes accrue interest at the rate of 10% and mature on the earlier of completion of the offering and June 30, 2003. We will pay approximately $382,000 to four vendors and service providers whose accounts payable were converted into notes payable. The notes mature on the earlier of completion of the offering and June 30, 2003, and interest on these notes ranges from 10% to 18%. In addition, we intend to use the proceeds to repay approximately $88,000 of credit card balances with interest rates ranging from 6% to 29.9% which are payable over time and approximately $136,000 of various lines of credit with interest rates ranging from 6.75% to 7.0% which are payable over time.

      We expect to use approximately $550,000 of net proceeds to continue the design and engineering of our initial and future snowmobiles. We may use up to $100,000 of this amount to design and engineer an ATV. We expect to use approximately $700,000 for sales and marketing purposes, which will include recruiting, training and assisting dealers in marketing and promotional activities, participation at trade shows and general promotional efforts. We expect to use approximately $500,000 to purchase capital equipment for our production facility in Vista, California and for tooling for future products. We expect to use approximately $800,000 to purchase additional parts for the in-house production of the 800 Revolt. We intend to use approximately $995,000 for general and administrative expenses consisting primarily of corporate salaries in the amount of $600,000, insurance in the amount of $100,000 and $295,000 for professional fees, utilities and other general expenses. We intend to use the balance of the net proceeds, as well as any proceeds from the exercise of GunnAllen Financial, Inc.’s over-allotment option, for working capital. Working capital includes labor for in-house production of snowmobiles, along with payments to a potential third party contract manufacturer. We intend to use approximately $42,330 of the proceeds allocated to working capital to pay amounts owed to two service providers. This amount does not accrue interest and matures on the earlier of completion of the offering and June 30, 2003. We will pay approximately $110,000 to two officers to reimburse them for expenses incurred on our behalf. No interest accrues on this amount, which is due upon demand.

      The foregoing represents our best estimate of the allocation of the net proceeds of this offering based upon the current status of our business. This estimate is based on certain assumptions, including the development of our business in the way we anticipate. If any of our assumptions prove incorrect, we may find it necessary to reallocate a portion of the proceeds within the above-described categories or use portions of the proceeds for other purposes. Our estimates may prove to be inaccurate, new programs or activities may be undertaken which will require considerable additional expenditures or unforeseen expenses may occur. If actual sales of the 800 Revolt are less than we anticipate, we may increase sales and marketing expenditures to increase awareness of the 800 Revolt, or accelerate the introduction of the 800 Mountain Revolt, the Revolution or an ATV product. Accelerating the introduction of other products would require us to spend a greater portion of net proceeds on design and engineering, sales and marketing, capital expenditures and purchases of parts. Additionally, if we experience significant delays in engaging a contract manufacturer, we may increase capital expenditures to enhance our manufacturing capabilities at our facility in Vista, California.

      Pending use, we will invest the net proceeds of this offering in bank certificates of deposit and other fully insured investment grade interest bearing securities. See “Risk Factors — We may invest or spend the proceeds of this offering in ways with which you may not agree . . .”

DIVIDEND POLICY

      We have not declared or paid any cash or stock dividends on our common stock since our inception. We presently intend to reinvest earnings to fund the development and expansion of our business and do not anticipate paying cash dividends on our common stock in the foreseeable future. The declaration of dividends will be at the discretion of our board of directors and will generally depend upon our earnings, capital requirements, financial position and general economic conditions.

CAPITALIZATION

      The following table sets forth our capitalization as of December 31, 2002:

•	on an actual basis,

•	on a pro forma basis after giving effect to the automatic conversion of all outstanding series A preferred stock into 1,268,236 shares of our common stock, simultaneously with the closing of this offering and exchange of 20,002 shares of series A preferred stock into notes in the amount of $90,000 upon closing of this offering, and

•	on a pro forma basis as adjusted after giving effect to (i) the automatic conversion of all outstanding series A preferred stock into 1,268,236 shares of our common stock, simultaneously with the closing of this offering, and (ii) the receipt of the net proceeds of $8,100,000 from the sale of shares of common stock in this offering at an assumed initial public offering price of $5.00 per share, after deducting underwriting discounts and commissions and estimated offering expenses.

	December 31, 2002(1)

			Pro Forma
	Actual	Pro Forma	As Adjusted

Loan from related parties(2)	$61,893	$61,893	$0
Short-term financings(3)	1,605,845	1,605,845	0
Notes payable exchanged for Series A preferred stock	0	90,000	0
Mandatory redeemable Series A preferred stock	90,000	0	0
Long-term debt, net of current maturities	26,370	26,370	0
Shareholders’ equity:
Series A Preferred Stock, par value $0.01 per share: 1,700,000 shares authorized, 1,288,238 actual shares issued and outstanding, 0 pro forma and as adjusted shares issued and outstanding	12,883	0	0
Common Stock, par value $.01 per share: 48,300,000 shares authorized, 1,091,560 shares issued and outstanding; pro forma 50,000,000 shares authorized, 2,359,796 pro forma shares issued and outstanding, 4,359,796 pro forma, as adjusted, shares issued and outstanding	10,915	23,598	43,598
Additional paid-in capital	5,208,929	5,209,129	13,289,129
Common stock warrants	3,156,896	3,156,896	3,156,896
Accumulated deficit from inception	(8,970,148)	(8,970,148)	(11,114,148)
Unearned compensation	(18,560)	(18,560)	(18,560)

Total shareholders’ equity (deficit)	(599,085)	(599,085)	5,356,915

Total capitalization	$1,185,023	$1,185,023	$5,356,915

(1)	The number of shares of common stock to be outstanding after this offering is based on the number of shares outstanding as of December 31, 2002, which gives effect to our 1-for-3 reverse stock split effective October 14, 2002 for shareholders of record as of July 12, 2002, and which does not include the following:

•	300,000 shares of common stock issuable upon exercise of GunnAllen Financial, Inc.’s over-allotment option,

•	200,000 shares of common stock issuable upon the exercise of GunnAllen Financial, Inc.’s warrants,

•	1,802,269 shares of common stock issuable upon exercise of warrants and options,

•	361,493 shares of common stock reserved for issuance under our equity incentive plans, and

•	148,954 shares of common stock reserved for issuance upon conversion of promissory notes in the principal amount of $625,000 and accrued interest at a per share price equal to the offering price.

(2)	Net of unamortized original issue discount of $373,107.

(3)	Net of unamortized original issue discount of $1,456,834.

DILUTION

      Purchasers of our common stock in this offering will experience immediate and substantial dilution in the net tangible book value of the common stock from the initial public offering price. Net tangible book value per share represents the amount of our tangible assets reduced by the amount of our total liabilities, divided by the number of shares of common stock outstanding.

      As of December 31, 2002, our pro forma net tangible book value was $(1,036,900), or approximately $(0.44) per share of common stock after giving effect to the conversion of all outstanding shares of our series A preferred stock into shares of our common stock.

      As of December 31, 2002, our pro forma net tangible book value, as adjusted for the sale of the 2,000,000 shares of our common stock offered in this offering and application of the net proceeds of $8,100,000 (at the assumed initial public offering price of $5.00 per share and after deducting the underwriting discounts and commissions and estimated offering expenses), would have been approximately $1.13 per share.

      This represents an immediate increase of $1.57 per share to existing shareholders and an immediate and substantial dilution of $3.87 per share or approximately 77.4% to new investors purchasing common stock in this offering.

      The following table illustrates this per share dilution:

Per Share of
Common Stock

Assumed initial public offering price per share of common stock	$5.00

Pro forma net tangible book value as of December 31, 2002	(0.44)
Increase attributable to new investors	1.57

Pro forma net tangible book value after this offering	1.13

Dilution of net tangible book value to investors in this offering	$3.87

      The following table summarizes on a pro forma basis, as of December 31, 2002, (i) the number of shares of common stock purchased from us, (ii) the total consideration paid and (iii) the average price per share paid by existing holders of our common stock, (including the conversion of all of the outstanding series A preferred stock into shares of our common stock), and investors in this offering, assuming the sale of all 2,000,000 shares offered by this prospectus at the price indicated above and before deducting any underwriting discounts and offering expenses payable by us.

	Shares		Total Consideration
					Average Price
	Number	Percent	Amount	Percent	per Share

Existing Shareholders	2,359,796	54.13%	$4,978,654	33.24%	$2.11
New Investors	2,000,000	45.87%	10,000,000	66.76%	5.00

Total	4,359,796	100.00%	$14,978,654	100.00%	$3.44

      The above discussion and tables exclude:

•	300,000 shares of common stock issuable upon exercise of GunnAllen Financial, Inc.’s over-allotment option,

•	200,000 shares of common stock issuable upon the exercise of GunnAllen Financial, Inc.’s warrants,

•	1,802,269 shares of common stock reserved for issuance upon exercise of outstanding warrants and options,

•	361,493 shares of common stock reserved for issuance upon exercise of options that may be granted under our stock option plans, and

•	148,954 shares of common stock reserved for issuance upon conversion of promissory notes in the principal amount of $625,000 and accrued interest at a per share price equal to the offering price.

SELECTED FINANCIAL INFORMATION

      The following selected financial information should be read in connection with, and are qualified by reference to, the financial statements and related notes and “Management’s Discussion and Analysis of Financial Condition and Plan of Operations” appearing elsewhere in this prospectus. The statement of operations data for the years ended March 31, 2001 and March 31, 2002 and the balance sheet data as of March 31, 2002 are derived from our financial statements, which have been audited by Virchow, Krause & Company, LLP, independent auditors. The statement of operations information for the nine-month periods ended December 31, 2001 and 2002 and the period from December 22, 1999 (inception) to December 31, 2002 and the balance sheet data as of December 31, 2002 are derived from our unaudited financial statements. In the opinion of management, all necessary adjustments, consisting only of normal recurring accruals, have been included to present fairly the unaudited interim results when read in conjunction with the audited financial statements and notes thereto appearing in this prospectus. Historical results are not necessarily indicative of results that may be expected for any future period.

Statement of Operations Data

	Year Ended		Nine Months Ended		From
					Inception to
	March 31,	March 31,	December 31,	December 31,	December 31,
	2001	2002	2001	2002	2002

			(Unaudited)		(Unaudited)
Revenues	$0	$0	$0	$0	$0

Operating Expenses:
Research and development	1,293,261	1,205,904	337,263	319,701	2,860,097
Selling, general and administrative	640,070	1,754,345	1,675,870	961,519	3,399,458

Loss from operations	(1,933,331)	(2,960,249)	(2,013,133)	(1,281,220)	(6,259,555)
Net other expense	(788,060)	(432,536)	(10,582)	(900,971)	(2,129,622)

Net Loss	(2,721,391)	(3,392,785)	(2,023,715)	(2,182,191)	(8,389,177)
Preferred stock dividends	(100,827)	(235,111)	(195,686)	(23,341)	(359,279)

Net loss attributable to common stockholders	$(2,822,218)	$(3,627,896)	$(2,219,401)	$(2,205,532)	$(8,748,456)

Loss per common share:
Basic and Diluted	$(2.02)	$(2.57)	$(1.57)	$(1.67)	$(6.81)
Weighted average shares outstanding:
Basic and Diluted	1,399,910	1,410,700	1,414,419	1,319,717	1,285,278
Pro forma per share data (unaudited):
Pro forma loss per common share
Basic and Diluted	$(.78)	$(.81)	$(.52)	$(.48)	$(2.17)
Pro forma weighted-average shares outstanding:
Basic and Diluted	3,639,656	4,473,167	4,300,630	4,570,397	4,030,295

Balance Sheet Data

		December 31, 2002

	March 31			Pro Forma
	2002	Actual	Pro Forma	As Adjusted

		(Unaudited)	(1)	(1)(2)
Cash and cash equivalents	$2,138	$543,884	$543,884	$4,663,884
Working capital (deficiency)	(1,790,963)	(1,720,938)	(1,720,938)	4,156,800
Total assets	1,204,604	2,157,367	2,157,367	6,277,367
Short-term debt	554,430	1,757,738	1,757,738	0
Preferred stock	12,507	12,883	0	0
Shareholders’ equity (deficit)	(1,090,574)	(599,085)	(599,085)	5,356,915

(1)	Gives effect to the mandatory conversion of all convertible preferred stock into common stock upon completion of this offering.

(2)	Gives effect to net proceeds of this offering of $8,100,000, which represents net proceeds after deducting discounts and expenses of this offering which we estimate will be approximately $1,900,000, repayment of short-term debt and the resulting acceleration of amortization of original issue discount of approximately $1,830,000 and debt issuance costs of approximately $314,000 due to the early payoff of debt upon completion of this offering.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL

CONDITION AND PLAN OF OPERATIONS

      The following discussion and analysis should be read in conjunction with the “Selected Financial Information” and our financial statements and related notes appearing elsewhere in this prospectus. This discussion and analysis contains forward-looking statements that involve risks, uncertainties and assumptions. Our actual results may differ substantially from those anticipated in any forward-looking statements included in this discussion as a result of various factors, including those set forth in the section “Risk Factors” and elsewhere in this prospectus.

Overview

      We are a development stage company in the snowmobile industry with minimal assets. We have sold only three snowmobiles and have not sold any other products. We have generated only nominal revenues from operations since our inception in December 1999. At December 31, 2002, we had a deficit accumulated during our development stage (from December 1999 to December 31, 2002) of $(8,970,148). We expect to incur additional losses in the foreseeable future and at least until such time, if ever, that we successfully commence production of our snowmobiles and sell our products through dealers. Accordingly, there is no historical financial or other information about our company which you could use to determine our future performance.

      In order to meet our need for capital, we are attempting to raise gross proceeds of $10,000,000 in this offering. We believe the net proceeds of this offering will be sufficient to fund our intended operations for at least 12 months and that financing from other sources will not be required during that 12 month period. We estimate net proceeds from the offering will be approximately $8,100,000 after deducting offering expenses of approximately $1,900,000 including the underwriter’s discount. We intend to use the net proceeds of the offering to repay debt in the amount of $3,980,000 incurred from September 1, 2001 through December 31, 2002 to finance our operations. We intend to use a portion of the net proceeds from the offering to hire additional personnel. Additional hires will likely include a senior operations manager to manage our in-house and outsourced manufacturing operations, manufacturing line personnel as well as other employees for design, engineering, financial and other functions. We also intend to increase our marketing efforts by spending approximately $700,000 on direct mail, trade shows and events, dealer cooperative advertising and publicity to expand awareness of our snowmobile and build brand identity. Finally, we will use approximately $500,000 of the net proceeds of the offering for capital expenditures related to both current production and tooling for production of our second and third snowmobile models. We will use the remaining net proceeds from the offering for working capital.

      Our activities will be subject to risks which may include delays in the engineering and manufacturing of our snowmobiles, cost overruns due to price and cost increases in parts and services and delays in recruiting dealers. If we experience operating results which differ significantly from our current 12 month plan, we may require additional financing in the future and we may need that financing during the 12 months after completion of this offering. We can give you no assurance that future financing will be available to us, or that financing will be on terms satisfactory to us. If financing is not available on satisfactory terms, we may be unable to continue or expand our operations.

Plan of Operations

      In order to succeed, we intend to do the following:

1. Generate Dealer Interest in Our Snowmobile and Recruit Dealers. We have used our prototype snowmobiles to create awareness within the snowmobile industry and finalize the design of our first product. We have also videotaped and displayed these snowmobiles at trade shows and events to generate dealer interest in Redline snowmobiles. We intend to continue our promotional efforts through an aggressive public relations program, attending and displaying our snowmobiles at dealer trade shows, direct mail efforts and direct solicitations of prospective customers. We have entered into agreements with 29 dealers and we continue to solicit additional dealers. We believe our dealer qualification criteria are strict and they include experience, reputation, ability to serve the geographic territory and financial strength.

2. Generate Consumer Interest in Our Snowmobile and Develop the Redline Brand. To date, our snowmobiles have appeared in over 100 articles. We believe this publicity is critical to creating awareness of the Redline brand. We intend to continue our public relations efforts to create additional consumer interest and to support our dealers with cooperative advertising dollars. Dealers may use cooperative advertising dollars in targeted advertising and marketing efforts in their geographic territories. We also plan to continue to attend trade shows and events targeted to consumers to provide them with opportunities to see, and in some cases ride, our snowmobile. We believe these efforts, as well as mailing information to persons who have inquired about our snowmobiles, will generate the customer awareness we believe is necessary to sell our 800 Revolt snowmobile and other products, and to develop the Redline brand.

3. Manufacture the 800 Revolt for the 2003/2004 Model Year. During 2003 we intend to manufacture, and to have manufactured by a third party, our 800 Revolt snowmobile for sale to consumers during the 2003/2004 model year. We intend to scale up our in-house manufacturing capabilities and operations and produce the first 200 to 500 snowmobiles at our facility in Vista, California. We intend to hire a senior operations manager to oversee and be responsible for all aspects of our in-house and outsourced manufacturing and operations. In addition, we intend to hire additional manufacturing personnel as well as other design, engineering and administrative personnel to support our manufacturing efforts. We intend to purchase approximately $800,000 of additional parts necessary to produce the snowmobiles we anticipate selling in our first year of production. After completion of the offering we intend to obtain a third party manufacturer to assemble our 800 Revolt simultaneous with our in-house production. We anticipate that our third party manufacturer will produce only a small number of the snowmobiles we expect to sell during the 2003/2004 model year. We expect there will be a significant learning curve associated with our in-house manufacturing process and our outsourcing of manufacturing to a third party. We plan to start delivering our 800 Revolt snowmobiles to dealers within six months of completing this offering.

4. Ship 600 to 800 Snowmobiles for the 2003/2004 Model Year. We intend to begin soliciting dealer orders in May 2003 for the 800 Revolt snowmobile, for delivery in the fall and winter of the 2003/2004 model year. We believe that we can manufacture and ship 600 to 800 snowmobiles during the 2003/2004 model year. We base this belief on a number of critical expectations, including the successful completion of this offering prior to May 31, 2003 so as to not miss the 2003/2004 model year, outsourcing the production of our snowmobiles, recruiting a number of dealers sufficient to sell the snowmobiles we intend to produce in our first year of production, generating consumer interest in us and our products and obtaining orders for our 800 Revolt.

5. Continue to Design and Engineer New Snowmobile Models. Simultaneous with our manufacturing and sales of the 800 Revolt snowmobile, we intend to continue designing and engineering our next two snowmobile models, the 800 Mountain Revolt and the Revolution. The 800 Mountain Revolt design has a number of specific differences from the 800 Revolt including a longer track, greater width between skis, lower weight and engine adjustments based on altitude. We have designed the Revolution for trail riders and expect that it will be powered by a four-cycle engine. We will evaluate the opportunity to develop and introduce other products, such as ATVs, upon the successful introduction of the 800 Revolt in the 2003/2004 model year.

6. Obtain Additional Financing if Necessary. We have planned our operations for the first 12 months with the expectation that we would produce the 800 Revolt, initially at our facility in Vista, California and ultimately through a third party manufacturer, without significant problems or delays. We understand that there are inherent risks involved in the manufacturing process that could impact our funding needs. We intend to assess our use of the funds from this offering to determine whether we are working toward our goal of successfully launching the 800 Revolt, generating brand awareness and obtaining market share. Our second year of operation will be different than the first year primarily because we intend to introduce two additional snowmobile models during the second year. The successful production and sale of the 800 Revolt for the 2003/2004 model year, are critical to our ability to timely introduce and market our second and third models, the 800 Mountain Revolt and the Revolution.

      Based on our current business plan, we expect to spend approximately $100,000, $600,000, $800,000 and $550,000 on items 1, 2, 3 and 5 referenced above, respectively. Our actual funding needs for the 12 months after completion of this offering and thereafter will depend on many factors, including:

•	the level of acceptance and sales of our snowmobiles,

•	the success of our in-house production (particularly in terms of timing, costs and production problems encountered),

•	the time and cost involved in outsourcing large-scale manufacturing,

•	continued progress in designing and engineering our products,

•	the cost involved in protecting our proprietary technology,

•	the time and cost involved in recruiting and training dealers,

•	the time and cost involved in establishing market acceptance,

•	the effectiveness of our other marketing and sales activities, including future sales of accessories, clothing and ATVs, and

•	the status of competitor products.

      As we proceed with our business plan, we may determine that our assumptions were or have been inaccurate or need to change and that our business plan needs to change to respond to changed assumptions or otherwise. Either of these situations could cause the proceeds of this offering to be insufficient to fund our operations and we could be required to seek additional financing sooner than we currently anticipate. We currently have no committed sources or arrangements with respect to additional financing. If we require additional capital beyond the cash generated from our operations and the proceeds of this offering, we would need to seek other financing. We may seek additional financing from a number of sources, including possible sales of equity securities or loans from banks or other financial institutions. We may not be able to obtain additional financing from any source or on reasonable terms. If we are unable to obtain additional financing, we may be required to reduce or cease our growth or operations. If we are required to sell additional securities, we may be required to do so at a price that is less than the price of the common stock offered by this prospectus. Further sales of equity securities could result in substantial dilution to investors purchasing common stock in this offering. Any additional debt financing could impose significant financial and operational restrictions on our business operations.

Seasonality and Quarterly Results

      Our fiscal year and the model year for the snowmobile industry end on March 31st. Our business is affected by the pattern of seasonality common to most manufacturers and other businesses in the snowmobile industry. Our sales will, therefore, tend to be greater from August through February, which are the principal months for snowmobile dealers to take delivery and pay for snowmobiles. We anticipate that quarterly net sales and operating results will continue to be significantly impacted by seasonality patterns and therefore plan to expand to other seasonal products, such as ATVs, if we are successful in manufacturing, marketing and selling the 800 Revolt.

BUSINESS

Overview

      We design, engineer and market, and we intend to manufacture and sell, snowmobiles under the Redline brand name. We also intend to market and sell snowmobile parts and a limited line of Redline branded apparel. If we are successful with our first snowmobile model, we intend to introduce additional snowmobile models as well as other products, which may include ATVs. We intend to sell our snowmobiles to consumers in the “high performance,” “muscle” and “mountain” segments of the snowmobile market through independent dealers located throughout the snowbelt region of the United States and Canada.

      We are a development stage company with minimal assets. We were organized and incorporated in December 1999 under the laws of the State of Minnesota. We have sold only three snowmobiles and have generated nominal revenues from operations since our inception in December 1999. In March 2000, we acquired two snowmobile-related patent applications and assets, including prototype snowmobiles, engines, snowmobile parts and four intent-to-use trademark applications, from our founders and an entity owned and operated by our founders.

      Since inception, we have enhanced our technology, designed and engineered our proposed initial snowmobile model, built prototype models, marketed our snowmobiles and developed the Redline brand. We have built five functional prototype snowmobiles, and have used that experience to build two more functional prototype snowmobiles using our production tooling. We have built seven engines using production tooling and we intend to continue producing in-house all of the two-cycle engines used in our snowmobiles. In addition, we are currently building seven 800 Revolt units using our production tooling, five for sale to our dealers for display and demonstration, three of which have been sold, and two for continued performance testing. We will use these seven production snowmobiles to supplement our efforts to recruit dealers and begin obtaining dealer purchase orders in May 2003 for delivery during the 2003/2004 model year.

      We plan to market our snowmobiles to snowmobile enthusiasts who may be willing to pay a higher price for enhanced performance, attractive styling and a distinctive brand. We intend to focus our sales and marketing efforts on supporting our dealers, building brand awareness and identifying strategic marketing opportunities. We intend to utilize our facility to manufacture between 200 and 500 production units of our 800 Revolt and between 50 and 200 units of each of our other Redline snowmobile models. After limited in-house production, we intend to outsource the production of each model to one or more experienced manufacturers in Minnesota or nearby states. We intend to outsource production to a manufacturer in this region to utilize the established suppliers in the region, maintain a presence closer to our potential customers and minimize shipping costs.

Business Strategy

      Our goal is to become a leader in the design, engineering and marketing of a brand of premium snowmobiles and other powersport products for which purchasers will pay higher prices. Key elements of our business strategy include the following:

      Focus Initially on the Snowmobile Market. We believe that the successful introduction of our initial snowmobile model into the snowmobile market will enhance our ability to successfully introduce other products such as ATVs. We believe we can compete in the snowmobile market because we intend to:

•	Differentiate our Snowmobiles Based on Technology. We intend to apply technologies that we believe have been used to significantly advance other powersport products such as ATVs, motorcycles, race cars and trucks, but which have not been used extensively in snowmobiles. Additionally, our proprietary technology includes our patented rear suspension and patent-pending drivetrain systems.

•	Target Consumers in the Largest and, We Believe, the Most Profitable Segments of the Snowmobile Market. We intend to target three growing segments of the snowmobile market: “high performance,” “muscle” and “mountain.” According to Power Products Marketing, the high performance, muscle and mountain segments of the snowmobile market collectively accounted for 58% of unit sales of new snowmobiles in 2002. Unit sales within these segments collectively grew by 4% from approximately 103,000 units in 2001 to approximately 107,000 units in 2002. We believe sales in these segments will generate higher profit margins than sales in other segments.

      Limit In-House Production and Outsource Large-Scale Production of Our Snowmobiles. After we finalize our snowmobile designs we intend to conduct limited in-house production of each model. We intend to utilize our facility to produce between 200 and 500 of our first Redline snowmobile. As our expertise develops, we expect that in-house production of future models will be smaller, generally between 50 and 200 units. In-house manufacturing should help us transition from the design and engineering phase to the production phase, and reduce the likelihood of quality control problems after large-scale production begins. We plan to hire an experienced manufacturer or manufacturers after the offering, utilizing them fully when we have determined that such manufacturers meet our requirements. We believe the process of transitioning from producing a limited number of units of each product at our facility to outsourcing ongoing production should accelerate as we develop and produce future models.

      Make Redline an Attractive Brand to Snowmobile Dealers. We believe that snowmobile dealers compete heavily with dealers selling the same brand of snowmobiles within a limited geographic area. In addition, we believe that other snowmobile manufacturers impose inventory requirements on dealers that often exceed consumer demand, which may result in smaller profit margins for dealers as a result of discounting efforts to reduce inventory. We intend to utilize several techniques to reduce these problems, including:

•	Limit the Number of Redline Dealers. We believe providing dealers with larger territories reduces same brand competition. Reducing same brand competition limits the dealer’s need to compete on price and results in dealer margins that are higher than industry margins.

•	Limit Snowmobile Production. We intend to annually produce a number of units which will be substantially less than the number of units sold by each of the four largest snowmobile manufacturers. We intend to manufacture our snowmobiles based on existing demand, rather than manufacturing based on projected demand. We believe this will create a situation where demand will exceed supply.

      Develop the “Redline” Brand. We believe that it is important to continue to develop the “Redline” brand into a name which is synonymous with premium products. We intend to develop our brand utilizing the following strategies:

•	Promote Our Snowmobiles as Unique. We intend to distinguish our snowmobiles from those of other manufacturers based on technology, styling and brand. We intend to continue communicating this message through our marketing and promotional efforts. These efforts will include participation in trade shows and snowmobile expositions as well as publicity in industry and other media.

•	Expand and Diversify the Redline Product Mix. We intend to expand our snowmobile line by increasing the number and types of models, and may eventually diversify our product mix by marketing and selling other products, which may include additional items of Redline branded apparel and ATVs. We believe expanding our product mix will provide larger and more consistent revenues, reduce the seasonality of our revenues, meet the anticipated demand for additional products from our dealers and transition Redline from a one- product company to a company with a broad mix of products.

Market

      Overview. The majority of owners use their snowmobiles for recreational purposes. According to the International Snowmobile Manufacturers Association, a trade association representing the four major snowmobile manufacturers (“ISMA”), approximately 80% of snowmobilers use their snowmobile for trail riding and touring on groomed or marked trails. Approximately 20% of snowmobilers use their snowmobile for work and other recreational activities. Most snowmobiles are sold and used in the United States and Canada. According to Power Products Marketing, four major snowmobile manufacturers currently produce approximately 100% of the snowmobiles sold in North America. They are Polaris Industries, Inc., Bombardier, Inc. (Ski-Doo), Arctic Cat, Inc. and Yamaha Motor Corporation.

      Snowmobile Market. According to the ISMA, purchasers in the United States and Canada spent approximately $1.08 billion in 2002 on snowmobile purchases. Based on information from the ISMA, estimated annual gross retail revenues from snowmobile sales in North America have nearly doubled from approximately $583 million in 1992 to approximately $1.08 billion in 2002. Over the past five years, estimated revenues have declined from approximately $1.36 billion to approximately $1.08 billion. Estimated annual unit sales in North America decreased by approximately 0.5% in 2001 and approximately 1.5% in 2002. The following graphs show the estimated sales of snowmobiles in dollars and units from 1992 to 2002 in North America based on information from the ISMA.

ANNUAL SALES OF SNOWMOBILES IN NORTH AMERICA

(DOLLARS — 1992 to 2002)

ANNUAL SALES OF SNOWMOBILES IN NORTH AMERICA

(UNITS — 1992 to 2002)

      The ISMA has estimated that snowmobile sales in units and dollars, registered snowmobiles and licensed snowmobile dealers in North America for 2002, are as shown below:

		% of		% of
	United States	North America	Canada	North America

Snowmobile Sales (Units)	134,082	73%	50,719	27%
Snowmobile Sales (Dollars)	$817 million	76%	$260 million	24%
Registered Snowmobiles	1,650,000	68%	760,000	32%
Licensed Dealers	1,560	60%	1,060	40%

      We believe the increase in sales from 1992 to 2002 was due to a number of factors, the most significant of which is improved reliability of snowmobiles. In addition, we believe an expanded system of public and private snowmobile trails, organized snowmobile clubs that promote the sport and ongoing snowmobile replacement have also improved sales. We also believe that a growing market among the “baby boomer” generation is a factor. According to the ISMA, the average age of a snowmobile owner is 42. We believe the decrease in sales from 1997 to 2002 was due primarily to poor snow conditions.

      Target Market Segments. Power Products Marketing has divided the snowmobile market into ten identifiable market segments. In 2002, Power Products Marketing conducted a dealer survey of the North American Market by contacting 200 snowmobile dealers. Power Products Marketing conducted the survey by gathering sales information by make and model and discussed the market with established contacts within the snowmobile industry. Power Products Marketing based its categories on categories referenced in industry publications. Power Products Marketing estimates 2001-2002 snowmobile unit sales by segment as follows:

	2002 Percent	2001 Percent
Segment	of Total	of Total

High Performance	40.2	32.9
Mountain	14.2	16.5
Muscle	3.9	5.6
Luxury	10.6	9.2
Touring Liquid	9.2	8.6
Touring Fan/ Economy	6.0	7.1
2-Up Touring Liquid	7.4	7.4
2-Up Touring Fan	2.6	3.4
Utility	2.4	2.9
Youth	3.5	6.4

	100.0%	100.0%

      We intend to target the high performance, mountain and muscle segments. High performance snowmobiles are designed for trail riding and emphasize handling and comfort. Snowmobiles in this segment typically utilize 600cc to 800cc displacement lightweight engines and a lightweight chassis, both of which provide improved handling. Snowmobiles in the muscle segment are designed for racing and emphasize speed and power. Speed and power result primarily from engines having larger displacements. Engines having displacements of 800cc to 1000cc are typically used to power muscle snowmobiles. Mountain snowmobiles are designed for mountain riding and emphasize power and balance. Most mountain snowmobiles have 700cc to 800cc displacement engines and typically provide improved balance due to a longer track and a smaller distance between the skis.

      Power Products Marketing estimates that the high performance, muscle and mountain segments of the snowmobile market collectively accounted for approximately 58% of unit sales of new snowmobiles in 2002. Based on estimated segment information from Power Products Marketing and unit sales information from the ISMA, unit sales within these segments collectively grew by approximately 4% from 2001 to 2002, despite an overall decline of 1.5% in unit sales for the same period. Snowmobiles sold in the “high performance,” “muscle” and “mountain” segments are typically powered by 700cc engines or larger. Ehlert Powersport Business (December 2002 issue), estimates that snowmobiles in the 700cc and higher class (engine displacement greater than 700cc) increased from approximately 4% of worldwide unit sales in 2000 to approximately 25% in 2002.

Products

      Snowmobiles. We are designing our snowmobiles to differ from existing snowmobiles primarily based on technology, appearance, styling and brand. We believe our snowmobiles will provide better handling, a smoother ride, more power, greater durability and more attractive styling than the snowmobiles of other manufacturers because of our:

•	patented rear suspension system,

•	patent pending rear exiting exhaust system,

•	patent pending clutch isolation drivetrain system, and

•	tubular chromoly chassis.

      We believe similar technologies are used in other types of powersport vehicles, but have not yet been used extensively in snowmobiles.

      We intend to produce, market and sell one snowmobile model, the 800 Revolt, a high performance trail snowmobile, for the 2003/2004 model year. The 800 Revolt will be powered by an 800cc two-cycle engine, which is generally considered within the snowmobile industry to be a high powered engine. In the following year, we intend to market and sell two additional snowmobile models. We are designing our second model, the 800 Mountain Revolt, for mountain riding. We are designing our third model, the Revolution, for trail riding. We expect that the Revolution will be powered by a 750cc four-cycle engine, which is typically quieter and expels fewer pollutants than the standard two-cycle engine we plan to use in our 800 Revolt model. Our long-term goal is to produce a family of Redline snowmobiles designed for consumers in the “high performance,” “muscle” and “mountain” segments of the snowmobile market. Our future models will likely differ from the 800 Revolt based on features such as track length, distance between skis, weight, engine size and engine type.

      Parts and Accessories. We intend to supply our dealers with a variety of replacement parts and accessories for our snowmobiles. Replacement parts will be the same parts used in the production of our snowmobiles, including replacement body parts, chassis and engine components as well as a wide range of accessories such as specialty racks, travel bags, snowmobile covers and graphics packages. We intend to obtain accessories from suppliers to the snowmobile industry. We have not entered into any binding agreements or understandings with the suppliers of our parts and accessories.

      Apparel. We currently offer a limited line of Redline branded apparel that complements the style and quality of our snowmobiles, including several screen printed t-shirt designs, embroidered hats, embroidered polo shirts, and embroidered oxford long sleeve shirts. We purchase these items from a wholesaler located in California. We arrange for screen printing and embroidery on garments using local vendors. We use these items primarily for promotional purposes. We have also purchased approximately 100 private labeled snowmobile jackets from a Canadian manufacturer which specializes in snowmobile apparel. We have sold these jackets to dealers and have given them to employees. We do not currently consider sales of clothing to be a significant source of revenue. If we are successful marketing our first snowmobile, we intend to offer a greater variety of styles and sizes of snowmobile apparel for adults and children such as snowsuits, jackets, pants, protective gear and gloves. If we are successful with our second and third snowmobile models, we may license our trademark and logo to a clothing manufacturer to develop a broad line of apparel. We intend to create an awareness of the “Redline” brand among the non-snowmobiling public and provide a wide range of product for enthusiasts by licensing our logo and trademarks. We believe branded apparel with our trademark and logo will also help promote our brand and our vehicles. We intend to design our clothing line, like our snowmobiles, to emphasize high quality, identify our brand based on performance, style and innovation and utilize technologically advanced materials designed to provide comfort and warmth to snowmobile riders. We expect to incorporate many of the successful stylistic and functional apparel innovations currently used in the motocross, snowboard and ski industries.

      Future Products. We have preliminary designs of several additional snowmobile models which include the 1300 Revolt, the SX802 Rebellion and the SP604 Patriot. We do not expect to produce any of these models until we successfully commercialize our other snowmobile models, which we expect to be at least three years. In the future, to diminish the seasonality of snowmobile sales and to leverage dealers with products appropriate for year-round sales, we intend to develop and sell other vehicles which may include ATVs. We also intend to pursue opportunities to market products of other manufacturers under our label and sell them through our future dealers. These products may include scooters, off-road motorcycles and after-market performance enhancing products.

Technology

      Our snowmobile incorporates patented and patent-pending Redline technology, which includes the following:

      T-15 Rear Suspension System. A suspension system on a snowmobile is intended to provide support to the rider and absorb the force caused by traveling over terrain to provide a smoother ride. Other snowmobile manufacturers have continued to improve traditional snowmobile rear suspension technology, but, we believe, have failed to embrace the suspension innovations developed by producers of other recreational vehicles. We believe that our patented T-15 suspension system reduces the possibility that the weight of the rider and the force caused by aggressive riding will cause the snowmobile to fully compress the suspension or “bottom out,” thereby resulting in a smoother ride. We developed a suspension system which consists primarily of two metal arms contained within the track and a shock absorber which is protected under the hood. We have designed our T-15 rear suspension to allow for 15 inches of vertical travel which is the full range of the upward and downward movement of the track. We designed our suspension system to provide track movement of 10 inches “upward” and 5 inches “downward” from the standard riding position, while, to our knowledge, the snowmobiles of the four major manufacturers typically have no downward movement. Track movement is the vertical distance the track moves in an up and down motion. Snowmobile suspension systems of other manufacturers are typically mounted to a piece of metal which supports the seat, known as the “tunnel.” These suspension systems are contained inside the spinning track and are exposed to the elements. A large portion of our system is designed to be mounted under the hood. We expect this design to better protect the system components from the adverse effects of weather and to centralize the mass of the snowmobile.

      Rear Exhaust. Currently, snowmobile exhaust systems are typically contained under the hood and expel exhaust beneath the engine and in front of the rider. This configuration requires a large hood, which we believe contributes to the appearance of snowmobiles currently being sold by our competitors. Our exhaust system is designed to expel fumes from the rear of the snowmobile, behind the rider. We believe this will enhance our ability to incorporate advances in styling because the expansion chambers of the two-cycle exhaust system will not be confined in the engine compartment under the hood. We believe we are one of the first snowmobile manufacturers to develop a rear exhaust system for a snowmobile and we currently have a patent pending on our design. We also believe we were the first snowmobile company to publicly show a snowmobile with a rear exhaust design.

      Drivetrain. A snowmobile drivetrain system is intended to transfer power generated by the engine to turn the snowmobile track. The drivetrain system typically includes a gear reduction transmission and a set of two clutches connected by a belt. The drivetrain systems of snowmobiles currently manufactured by our competitors typically have one clutch connected directly to the engine without any buffer. We believe our drivetrain system will transfer power more efficiently and will maintain belt alignment better than other snowmobiles, both of which should result in more responsive acceleration and less maintenance. In our patent-pending clutch isolation system (CIS), we mount both clutches directly to the chassis and couple the primary clutch to the engine via a rubber dampener. By separating the clutch from the engine with a rubber dampener, we attempt to reduce the vibration transferred from the engine to the chassis and the rider. We believe that mounting the clutch directly to the chassis will also better maintain the alignment of the primary and secondary clutches. We believe that maintaining proper clutch alignment historically has presented a challenge in snowmobile maintenance. Poorly aligned clutches may cause excessive belt wear, heat generation and loss of power.

      Chassis. The chassis is the frame of the snowmobile. We believe we utilize the only production tubular snowmobile chassis in the snowmobile industry. A tubular chassis is made of tubular steel which is cut and welded into the proper position. We also believe that most motorcycles, ATVs and off-road racecars also use a tubular chassis. We intend to utilize 4130 grade chromoly tubing rather than aluminum sheet metal. The 4130 grade chromoly is a high steel alloy developed in the aerospace industry. The strength of the chromoly allows us to use thinner tubes which results in a lighter chassis. We believe chromoly will enable us to build a more durable chassis which we believe is more desirable for the segments of the snowmobile market we intend to target. We intend our chassis to be computer designed and modeled for strength without excess weight. We expect that all frame tubes will be Computer Numeric Control (CNC) bent. CNC machining, welding and bending equipment is programmed and controlled by computer systems to increase the speed and accuracy of the manufacturing process.

      Engines. Our first snowmobile model, as well as some of our proposed future models, will utilize standard two-cycle engines which are commonly used in the snowmobile industry. In 1999, we retained RM Holdings, an independent engine development firm, to design and engineer a two-cycle engine for use in our snowmobiles. We agreed to pay $200,000 in cash and $50,000 in shares of our common stock to the engine developer to acquire the engine and related technology. To date, we have paid $150,000 in cash and issued 16,667 shares of common stock. We intend to pay the balance of $50,000 with proceeds of this offering. In our agreement the engine developer granted to us an exclusive license to use the engine and related technology through December 2003. We agreed to pay the engine developer an engine fee for each snowmobile we sell which incorporates the engine developed for us by the engine development firm. The engine fee ranges from $100 to $200 per unit. The maximum aggregate amount of per unit engine fees payable under the agreement is $275,000. We are not required to use the engine in our snowmobiles. We pay no per unit engine fee if we use an engine other than the engine developed by the engine development firm. Upon payment by us of the final $50,000, we will acquire the engine and related technology and the agreement will terminate. Our obligation to pay engine fees will continue until we have paid the engine developer $275,000 in aggregate engine fees, or we cease using the engine developed by the engine development firm.

      In 2004 we anticipate introducing a snowmobile which utilizes a four-cycle engine. Utilizing four-cycle engines in some of our snowmobiles will assist our efforts to comply with emissions regulations. We intend to obtain our four-cycle engines from an outside supplier. We have entered into a nonbinding letter of intent with an automotive supplier based in Europe but have not entered into a binding agreement with any manufacturer to obtain four-cycle engines. We believe both of these engines can be used in our existing chassis with minimal re-design or re-tooling.

Distribution and Sales

      Strategy. We intend to sell our products primarily through independent dealers located in the snowbelt region of the United States and Canada. After we have successfully sold our snowmobiles in North America, we may expand our sales to Europe and other areas of the world through distributors and dealers. We intend to sell our future products, such as ATVs, through our dealers.

      We have agreements with 29 dealers and we continue to solicit additional dealers. Our agreements with dealers renew annually upon agreement by both parties and include a minimum dealer order requirement that varies based on geographic location and the size of the market territory. Dealers must service units sold in their territory and maintain satisfactory service performance levels. Dealers must also carry parts and accessories for Redline snowmobiles. As is standard in the industry, most of our dealers will not limit their sales to Redline products. They will also sell products of other manufacturers including snowmobiles, ATVs, motorcycles, personal watercraft and lawn and garden equipment. We intend to actively solicit additional dealers for the 2003/2004 model year.

      We initially received over 500 inquiries for dealerships. In 2000 and 2001, we selected and entered into agreements with 38 dealers. Our dealer agreements were subject to renewal on or before April 30, 2002. Because we were unable to ship snowmobiles for the 2000/2001 or 2001/2002 model years, we elected not to renew these agreements. In 2002, two dealers terminated their relationships with us and two dealers ceased operations. Accordingly, we developed relationships with 34 potential Redline dealers, 29 of which have entered into agreements with us.

      Dealer Margins. Within the snowmobile industry, dealer margins may suffer as the result of same brand competition and oversupply of product. This occurs when customers have access to multiple dealers of the same brand of snowmobile within reasonable driving distance. In addition, manufacturers sometimes require dealers to buy quantities of product in excess of the actual demand in the dealer’s assigned territory. Many dealers are unable to sell their allotted quantity and “panic sell” by reducing their prices to unprofitable levels. This may inadvertently reduce the dealer’s sales for the following year. We intend to avoid these problems and make being a Redline dealership attractive by:

•	selecting only dealers that meet our criteria, which includes a history of successful retail sales and service,

•	providing each dealer with a territory which is larger than the area typically provided by other snowmobile manufacturers to reduce same brand competition between our dealers, and

•	suggesting retail prices which should provide dealers with per-unit margins which exceed per-unit margins from other brands of snowmobiles.

      Suggested Retail Pricing. We believe it is important that dealers honor the manufacturer’s suggested retail price (“MSRP”) we establish for our snowmobiles. We have priced our snowmobiles with the intention of providing our dealers with the opportunity to realize margins on our snowmobiles which are higher than margins of dealers selling competing snowmobiles. Our MSRP is a function of our cost, company margin requirements, dealer margin requirements and product price positioning for consumer acceptance.

      Customer Orders. Within the snowmobile industry, manufacturers typically solicit orders from dealers in March and April. At that time, dealers place unit orders for shipment in the following fall and winter season. In the spring of 2001, we received non-binding purchase commitments from our dealers for 403 snowmobiles. As a result of adverse market conditions during 2001, we were unable to raise the capital necessary to produce our snowmobiles and did not fulfill these requests for product. Based on our discussions with our 29 dealers and other potential dealers, we believe the dealer orders in the spring of 2003 will be similar in number to the non-binding commitments we received in 2001. To prompt dealer orders in the spring of 2003 for delivery in the fall of 2003, we intend to sell our first five Revolt snowmobiles to five dealers in different geographic areas for display and demonstration as a means of increasing dealer and customer enthusiasm for our snowmobiles. Delays in manufacturing and delivering snowmobiles to our dealers could result from a variety of factors, some of which we do not control. A delay in delivering snowmobiles in the 2003/2004 model year could cause our dealers to reduce their efforts related to selling our snowmobiles.

      Floor Plan Financing. For the foreseeable future, we do not intend to directly provide our dealers with financing to purchase our snowmobiles. To assist our dealers we have entered into an agreement with GE Commercial Distribution Finance (GE) for this purpose. GE, as a result of its acquisition of Deutsche Inventory Finance, has experience providing financial programs and services to dealers in the snowmobile industry. Under the agreement, GE will pay us in full within 10 days of shipping a snowmobile. GE will then provide financing to the dealers. Financing is done at GE’s discretion based on the financial position of each dealer. We expect that all of our dealers will meet GE’s credit requirements. Under the terms of the agreement, we are obligated to repurchase unsold product from dealers that default on their obligations to GE. We expect that this dealer financing relationship will provide to us the capital necessary to build on a year-round basis. The agreement may be terminated by either party upon 30 days notice and immediately by GE upon our default.

      Area Service Managers. Consistent with our goal of providing a high level of customer service, we intend to utilize Area Service Managers (“ASMs”) to provide customer service to our dealers and customers. We expect that ASMs will live in the territory that they service and will coordinate repair and warranty service through our dealers. By living in the same region they service, we believe ASMs will have a more intimate knowledge of the area and its particular nuances which may include riding and performance modifications due to altitude and terrain conditions. We intend our ASM’s to provide these services directly to our customers through our dealers. We expect that our ASMs will provide all of the warranty approvals for their area and will be available to assist the dealers when problems arise.

Marketing

      Marketing Strategy. The primary goals of our marketing efforts will be to promote sales of our products and to develop the Redline brand into a name recognized for quality and innovation. To achieve these goals, we will focus on supporting the sales and marketing efforts of our dealers and undertake a variety of marketing and promotional activities designed to further develop the Redline brand. We expect our marketing efforts will include:

•	annual participation in up to ten consumer trade shows throughout the United States and Canada,

•	annual participation in up to 15 outdoor events such as the Snowmobile Expo at West Yellowstone National Park in Wyoming,

•	continued publicity efforts through industry publications,

•	direct mail solicitation of potential dealers and customers, and

•	promotional give-aways such as apparel and snowmobiles.

      Our web site is www.redlinesnowmobiles.com. The information included on our web site is not incorporated into this prospectus by reference. The primary purpose of our website is to provide information to the general public about our proposed products and to assist consumers in locating a Redline dealer in their geographic area. In the future we also intend to utilize the web site for investor relations and we may expand our web site to enable e-commerce and other features to expand our online presence and overall business.

      Pricing. Our pricing strategy is to market and sell snowmobiles to snowmobile enthusiasts willing to pay a premium price for enhanced performance, attractive styling and a distinctive brand. Our initial snowmobile models will have suggested retail prices of approximately $12,000. Based on the suggested retail prices of 2004 model snowmobiles published on American Snowmobiler Online’s website, we estimate this price will be approximately $2,200 higher than the average suggested retail price of the most expensive comparable models of the four largest snowmobile manufactures, approximately $2,800 higher than the average suggested retail price of models of the four largest snowmobile manufacturers having 700cc or greater engines, and significantly higher than the suggested retail prices of their standard models. Based on information from the ISMA, our prices will be approximately $6,200 higher than the average suggested retail price of a new snowmobile in 2002.

      Targeted Purchaser. We plan to market our snowmobiles to purchasers of premium snowmobiles powered by 700cc engines or greater. Our targeted customer is a snowmobile enthusiast who prefers superior style, design and performance and is willing to pay higher prices for these characteristics. This customer is generally willing to purchase after-market accessories to further enhance performance. Our proposed brand attributes are “progressive engineering”, “durability”, “innovation”, “precision” and “aggressive attitude.” We intend to direct our marketing communications to snowmobile enthusiasts who we believe will embrace our brand identity.

      Dealer Marketing Programs. We intend to allocate a significant portion of our marketing budget to fund cooperative sales and promotion programs with Redline dealers. We intend to work closely with our dealers that, we believe, know their customers and understand best how to reach them and influence their buying decisions. We intend to promote our snowmobiles and support our dealers in local dealer trade shows, which occur throughout the year. To generate snowmobile sales, we intend to provide our dealers with cooperative marketing dollars for advertising and promotion within the dealer’s market area. In addition, after we produce a sufficient quantity of snowmobiles, we will require each dealer to maintain at least one demonstration snowmobile and make the snowmobile available for consumers to test ride throughout the entire season to generate spring orders and promote year-round sales.

      Strategic Initiatives. We intend to develop strategic relationships with other businesses to maximize brand exposure. By doing so, we believe we can more efficiently utilize our marketing budget by utilizing these strategic partners’ marketing funds to promote our brand while we focus the majority of our efforts and marketing budget on other marketing programs. By leveraging the existing marketing budgets of these businesses, we believe we can generate valuable branding and exposure with maximum reach for minimum cost. For example, we entered into a license agreement with Electronic Arts, Inc. (“EA”), a global supplier of interactive entertainment video games, in which we granted them a limited right to use our name and snowmobile designs in connection with interactive video games for the commercial life of those products. In return, we received a license which terminates in November 2010 to use certain proprietary images owned by EA in our sales and marketing materials. We do not receive or pay any royalties under any license agreement with EA. In April 2002, EA released a snowmobile racing game entitled Sledstorm that features our Redline snowmobile designs. None of the four major snowmobile manufacturers are featured in this EA game. EA recognized Redline’s styling and technology as a good fit for their new game developed for the Sony Playstation II platform. We believe this type of strategic partnering and joint marketing effort has created significant publicity and brand awareness and we intend to continue building and enhancing our brand through these types of relationships.

      Publicity. We believe there are numerous opportunities to generate exposure to a broader consumer segment. Our management believes that interest in our company and snowmobiles has already been established despite limited resources. In a March 2001 survey performed by Harris Publishing (Publishers of SnoWest, SledHeads, Mod-Stock Competition and several other snowmobile related publications) their readers were asked which brand would they most likely consider when they buy their next snowmobile. Approximately 4.4% of the readers of SnoWest magazine and 6.0% of the readers of SledHead magazine selected Redline as their snowmobile of choice.

      Our marketing efforts to date and the introduction of our new designs have resulted in the following media coverage at minimal cost to us:

•	Popular Mechanics awarded Redline with their “2001 Design and Engineering Award,”

•	Popular Science named the Redline Revolution design one of the “Best 100 New Products,”

•	Our snowmobiles have been featured in over 100 articles appearing in not only industry but also popular press publications, such as American Health & Fitness, American Snowmobiler, Esquire Sport, FHM, Maxim, Playboy(German), SnowTech, Stuff, STUN!, Vogue Hommes International, Women’s Sports Illustrated and numerous others,

•	Our snowmobiles have appeared on several television programs and networks (including NBC’s Today Show, NBC Gravity Games, Ally McBeal, Discovery TV Canada, ESPN, High Tech Toys and Speedvision),

•	September 2002 Redline’s 800 Revolt was one of the products recognized in Men’s Journal’s 95 “Perfect Things,” and

•	Electronic Arts video game Sledstorm (released in April 2002) prominently features animated versions of the proposed Redline line-up of snowmobiles.

      Potential Future Racing Efforts. In the future we plan to consider racing our snowmobiles in various indoor and outdoor racing circuits. We believe our rigid chassis and patented suspension technology could provide a significant advantage for a racer on a Snowcross or Hillcross racetrack. In Snowcross races, multiple snowmobiles travel a number of laps around a course which often has turns, jumps and rough terrain. In Hillcross races, multiple snowmobiles race up hills and over rough terrain to a location some distance from the starting location, rather than racing laps around a course. If we choose to enter the race competitions, we would likely partner with other businesses which have an interest in participating in a Redline race program. Major sponsor participation will minimize costs to us and maximize exposure of our company.

Intellectual Property

      The development, utilization and protection of technology is an important component of our overall operating strategy. We intend to protect our technology and information with patents, trademarks and nondisclosure agreements.

      Patents. We have obtained one patent in the U.S., one patent in Canada and have filed five additional patent applications in the U.S. and Canada relating to our technology. On July 24, 2001, the U.S. Patent and Trademark Office granted U.S. Patent No. 6,263,991, our first U.S. patent, which relates to the Redline T-15 rear suspension system. Assuming all of the U.S. Patent and Trademark Office fees are paid, this patent will expire on March 15, 2019. We have also received Patent No. 2,300,342 in Canada which also relates to our T-15 rear suspension. The T-15 suspension offers enhanced control and comfort across a wide variety of trail conditions. We have filed two patent applications in the United States that relate to our rear exhaust system and our drive train system, and one patent application in Canada that relates to our rear exhaust system.

      Trademarks. We use, or intend to use, and claim rights to various trade names and trademarks to identify our products. We have already obtained registered marks in the United States for: “Redline Snowmobiles,” “Revolt,” “Rebellion,” the R and design stylized logo and “CIS” (clutch isolation system). We have also applied for trademark protection in the United States and Canada for the trademarks “Independence,” “Patriot,” “Redline,” “954 Revolution,” and “T-15”. We may also use our marks to identify our snowmobiles and other vehicles such as ATVs and various other products which we may develop and introduce.

      Other Protection. We intend to protect our intellectual property to the extent such protection is warranted. In addition to obtaining patent and trademark rights, we intend to protect our confidential information as trade secrets. We intend to take steps to protect our confidential information by requiring certain employees and third parties engaged by us to enter into confidentiality or similar agreements. To date, we have entered into confidentiality agreements with every Redline employee and consultant. We have not entered into confidentiality agreements with any of our suppliers.

Manufacturing

      Strategy. We intend to limit our manufacturing activities at our facility in Vista, California to the design and engineering of new snowmobiles, the manufacture of two-cycle engines and the assembly of between 200 and 500 units of each product. After completion of limited production at our facility, we intend to outsource the manufacturing of our snowmobiles and other future products to one or more contract manufacturers. Limiting our production activities should help us to more effectively transition from the design and engineering phase to the production phase, and to reduce the likelihood of quality control problems prior to outsourcing production to a contract manufacturer. Limiting our in-house production activities and capital expenditures also enables us to get new products through design, testing and ultimately to market in a shorter period of time. We anticipate that any contract manufacturer will have significantly greater manufacturing expertise and capacity. We believe that outsourcing the majority of parts and final assembly will minimize our capital expenditures and significantly reduce the likelihood that we will have to expand our production facilities. It will also minimize the number of manufacturing employees we must hire.

      Manufacturing Process. For manufacturing activities at our facility, we have chosen a basic three-station production line. These three stations are fed from eight subassembly stations. All the parts used in assembling our snowmobiles will be stocked at our facility near the subassembly station at which the part is utilized. The quantities of parts ordered are based primarily on price and lead times. We will assemble our snowmobiles in three progressive steps which correspond to the three stations. After mounting the drivetrain and suspension systems on the chassis, we install the engine. The engines are pre-assembled at our facility. The snowmobile is then moved to the third station where the fuel tank, seat, hood and other body components are attached. Completed units are inserted into crates, along with skis and other parts required for final dealer preparation. We store our completed units at our facility in Vista, California.

      Suppliers. We have developed relationships with vendors who were selected for their quality and capabilities. We design or specify all vehicle component parts, often in cooperation with vendors. Vendors are then contracted to develop tooling and to fill our orders for component parts manufactured to our specifications. We own the tooling used to manufacture proprietary parts. Tooling consists of equipment and devices used to build parts, including molds, fixtures and stamping dies. Molds are fabricated form parts or casings used to form a part made of metal or plastic. Fixtures are devices which hold component parts in place to ensure accuracy and alignment during the welding process. Stamping dies stamp or punch out parts from flat sheet metal. We will rely on vendors to supply all of the other component parts used in manufacturing our snowmobiles. Raw materials or standard parts are readily available from multiple sources for the parts we manufacture and for most other parts. We do not have agreements with any of our suppliers which require our suppliers to ensure the production and delivery to us or supply all of the parts and subassemblies we require from them.

      Our snowmobiles incorporate over 400 different parts. We purchase ignitions and intend to purchase four-cycle engines from single sources located overseas. We could experience delays of between 30 and 90 days if we change, or are required to change, our ignition supplier. We may not be able to obtain an alternative source of four-cycle engines. Approximately 15 parts are non-proprietary parts which may only be obtained from a limited number of sources. Limited source parts include the carburetor, track, skis, gauges, brake system, shocks, controls and forward lights. All of these parts will be purchased from snowmobile, motorcycle, and industrial suppliers and are available from multiple sources. We could experience delays of up to 30 days if we change, or are required to change, suppliers of these limited source parts. We may also be required to redesign our snowmobiles to incorporate new parts and subassemblies. Approximately 135 parts are made by vendors using our tooling. These parts include the chassis, windshield, seat, slide rails, hood, tail light and track wheels. Although we believe there are multiple vendors who could produce these parts and subassemblies, we could experience delays of between 10 and 30 days if we change, or are required to change, suppliers of these parts and subassemblies. Approximately 250 parts may be manufactured by multiple sources.

      Engine Manufacturing. We have completed the design and engineering of our two-cycle engine and intend to assemble engines at our facility in Vista, California. We have elected to assemble our own engines primarily for the following reasons:

•	pricing from outside sources is too high based on the initial low number of engines we will require compared to the industry,

•	we can assemble an engine which has a lower overall weight than those produced by other providers,

•	the small number of engine manufacturers capable of producing engines to our specifications may have pre-existing relationships with our competitors,

•	we build the engines to our specifications and design them for our chassis,

•	concerns about limited suppliers, and

•	a proprietary engine enhances the Redline brand.

      Castings for our engines will be supplied by vendors who will utilize our tooling. Machine shops will machine, or refine, our castings and manufacture our crank shaft components. We intend to purchase other parts, such as pistons, rods, reeds and ignitions, from OEM suppliers that supply manufacturers in the powersports industry. We estimate that we have the capacity at our existing facility to assemble approximately 20 engines per day.

      Scheduling. We intend to produce and deliver our snowmobiles throughout the year. Orders for snowmobiles are typically placed by dealers in the spring. Units are built to order each year. In addition, non-refundable deposits made by consumers to dealers in the spring for snowmobiles will assist in production planning. The budgeted volume of units to be produced each year is, in large part, committed by dealers prior to commencement of production. Retail sales activity at the dealer level will be monitored by us and incorporated into production scheduling. Delivery of snowmobiles to consumers typically begins in late summer and continues during the winter season.

Engineering and Product Development

      During the fiscal years ended March 31, 2001 and March 31, 2002, we spent approximately $1,293,000 and $1,206,000 on product development and engineering. We funded product development and engineering efforts by selling equity and debt securities to private investors. We included these amounts as a component of operating expenses in the period incurred. We conduct our design and engineering efforts at our facility in Vista, California. At this facility we design, develop and test our prototype snowmobiles and many of the component parts and subassemblies used in our snowmobile. We have two employees engaged in design and engineering and we have engaged one consultant engineer who is not an employee to assist us in our design and engineering efforts. In the near term we expect to hire additional employees with design and engineering expertise. We also expect to continue to engage our consultant and we may engage additional consultants to assist us in engineering and design efforts in specific areas in which our employees do not have significant experience. These areas include engine/drive train development, structural analysis, body styling and body part tooling development.

      We use computer-aided design and manufacturing systems to shorten the time between initial concept and final production. We also employ the use of a three-dimensional printer to rapidly prototype parts and subassemblies. Use of this type of technology reduces the time required to produce prototype parts and we are able to begin the testing process within several days after the completion of a design in the computer. This process is similar to the process used by other snowmobile manufacturers.

      Upon delivery we perform varied testing on parts and subassemblies based on the importance and risk of failure. We start and test all engines on a dynamometer to confirm that minimum horsepower requirements are met and to identify potential defects. A dynamometer is a device used to test the horsepower and torque of an engine and also provides data such as air flow and fuel consumption. In addition, our vendors test and apply new technologies and materials to the design and production of component parts and subassemblies used in our snowmobiles. We test finished snowmobiles in conditions and locations similar to those in which we anticipate they will be used. This includes testing in cold temperatures, trails and at different altitudes. We use the services of independent professional snowmobile racers to test our snowmobiles as part of our testing program.

Competition

      The market for snowmobiles is highly competitive. Within the snowmobile industry, we will compete primarily with Polaris, Ski-Doo, Arctic Cat and Yamaha. These four manufacturers currently dominate the snowmobile market. These manufacturers have long histories and significant experience within the snowmobile industry. Each of these companies has substantially greater resources and capabilities than us. The four primary manufacturers enjoy:

•	significant market share,

•	established design, engineering and manufacturing expertise and capabilities for which significant scale-up expenditures are required,

•	a large number of well-established dealerships and distributors to sell snowmobiles and other products,

•	strong brand loyalty of existing customers who return to purchase their future snowmobiles,

•	brand recognition,

•	significant financial resources to fund and expand operations,

•	experienced personnel to design, engineer, produce, market and sell snowmobiles, and

•	diverse products to reduce the seasonality effect on sales of snowmobiles.

      Competition for consumers in the snowmobile market is based upon a number of factors including performance, price, brand, quality, reliability, styling, features, service network and warranty. In the segments of the market we have targeted, we expect to compete primarily with the four major manufacturers of snowmobiles. We believe that we will need to distinguish our snowmobiles based on performance, quality, styling and brand. Prices of our snowmobiles will be significantly higher than prices of other snowmobiles and we do not have a history of reliability or providing service.

      Competition for dealers is based on a number of factors including sales and marketing support programs (such as financing and cooperative advertising), profit margins and size of assigned market territory. We believe that our snowmobiles will be priced to provide dealers with an opportunity to achieve profit margins which are greater than those on sales of other snowmobile brands and that our proposed sales and marketing support programs for dealers will be comparable to programs provided by our competitors.

      In addition to the four large manufacturers, we will compete against several existing and any future small specialty snowmobile manufacturers. Our products will also compete with many other recreational products for the discretionary spending of consumers.

Regulation

      Both federal and state authorities have environmental control requirements relating to air, water and noise pollution that will affect our manufacturing operations and our products. We intend to take steps to ensure that our facilities comply with applicable environmental regulations and standards. Certain materials used in snowmobile manufacturing that are toxic, flammable, corrosive or reactive are classified by the federal and state governments as “hazardous materials.” Control of these substances is regulated by the EPA and various state pollution control agencies, which require reports and inspection of facilities to monitor compliance. Our cost of compliance with environmental regulations is not expected to be material. Our manufacturing facilities are also subject to the regulations promulgated by and may be inspected by the Occupational Safety and Health Administration.

      Emissions. Although the snowmobile industry is not directly regulated by any federal or state legislation, the U.S. Environmental Protection Agency has issued regulations which provide stringent emissions standards for two-cycle and four-cycle engines. These regulations will require manufacturers to significantly reduce harmful emissions beginning in the 2005/2006 model year. These regulations contemplate that the future of snowmobile engine technology will focus on four-cycle engines as well as direct injection two-cycle engine technology. Half of the snowmobiles we sell during the 2005/2006 model year must comply with these emissions requirements. We intend to use both standard two-cycle and four-cycle engines in our snowmobiles. With limited exceptions, all new snowmobiles must meet the emissions requirements by 2012. In addition, the EPA has issued new rules to control evaporative emissions from fuel systems which are released into the atmosphere through fuel tanks and hoses. Manufacturers must comply with these rules beginning in 2008.

      Most of the snowmobiles sold during the 2001/2002 model year utilized standard two-cycle engines due to the relative low cost, and the ease of repair and maintenance. The major drawbacks of traditional two-cycle engines are the high levels of emissions and noise they produce. More stringent governmental regulations limiting emissions will likely require snowmobile manufacturers, including us, to utilize direct injection two-cycle engines or four-cycle engines rather than the standard two-cycle engines commonly used today. In standard two-cycle engines, when the piston goes down to draw in air and fuel into the cylinder, the exhaust port is partly open, allowing noise and raw fuel to escape into the air. In direct injected two-cycle engines, fuel is injected directly into the cylinder after both the exhaust port and intake port have closed. In four-cycle engines, the intake and exhaust valves are never open at the same time. This significantly reduces noise and emissions. However the four-cycle engine produces less power than two-cycle engines which is of greater concern to our target market. Direct injected two-cycle engines and four-cycle engines produce fewer emissions and hydrocarbons than standard two-cycle engines.

      In November 2002, the National Park Service adopted rules imposing daily limits on snowmobiles in Yellowstone and Grand Teton National Parks. These rules went into effect in March 2003. In addition, beginning in 2003, all rented snowmobiles used in these two parks must use four-cycle engines. Beginning in 2004, traditional two-cycle snowmobiles that are privately-owned will be banned in these two parks. Numerous organizations are actively working to ban the use of snowmobiles, boats, personal watercraft and ATVs from the National Parks, Forest Service land, Bureau of Land Management land and state parks and lakes.

      Product Safety. Various states and other governmental agencies have promulgated safety regulations regarding the use of snowmobiles. We believe that the adoption of any pending laws or regulations would not negatively effect our products to any greater degree than the products of our competitors. There are several safety-related associations within the snowmobile industry. The ISMA is a trade association formed to promote safety in the manufacture and use of snowmobiles. The ISMA members are also members of the Snowmobile Safety and Certification Committee (“SSCC”) which promulgated voluntary safety standards for snowmobiles based on standards provided by the Society of Automotive Engineers. The SSCC standards, which require testing and evaluation by an independent testing laboratory of each model produced by participating snowmobile manufacturers, have been adopted by the Canadian Department of Transport. Following the development of the SSCC standards, the U.S. Consumer Product Safety

Commission denied a petition to develop a mandatory federal safety standard for snowmobiles in light of the high degree of adherence to the SSCC standards in the United States. Although compliance with SSCC standards is not mandatory in the United States, we believe that our snowmobiles will comply with such standards.

Product Liability

      Snowmobiles are motorized machines which may be operated at high speeds and in a careless or reckless manner. Accidents involving property damage, personal injuries and deaths may occur in the use of these products. We currently do not have product liability insurance coverage, but expect that such coverage will be in effect prior to the sale by us of a significant number of snowmobiles. We intend to obtain and maintain product liability insurance on a “per occurrence” basis, with coverage being provided in respect of accidents that occur during the policy year, regardless of when the related claim is made, in amounts which we believe appropriate. Liability insurance may not be available to us, or might be on terms which are unacceptable to us. Any adverse determination of material product liability claims made against us may have a material adverse effect on our financial condition and our ability to obtain and maintain product liability insurance coverage.

Warranty

      We intend to provide a standard limited warranty on snowmobile parts and materials for one year. Although we intend to employ quality control procedures, a product is sometimes distributed which needs repair or replacement. Our warranty will require us or our dealers to repair or replace defective products during the warranty period at no cost to the consumer. We intend to utilize our dealers to complete any repair work and to administer any product recalls. Our warranty labor allowances will reflect the reasonable time necessary to perform repairs.

Personnel

      Our current personnel consist of eight full and two part-time employees, four of whom are in management and administration, four are in manufacturing and two are in design and engineering. We also utilize the services of several independent contractors. To continue our development and operational efforts, we must make a substantial investment into a high quality workforce. We believe that our current and near-term personnel needs will be met with minimal difficulty. During 2003 we believe that the number of persons we will need will increase substantially, consistent with our anticipated sales growth. The majority of our anticipated personnel growth will come from highly skilled engineering and manufacturing personnel who may be more difficult to hire. We consider our relations with our personnel to be good. None of our employees are represented by a union.

Facilities

      Our principal offices are located at 2510 Commerce Way in Vista, California, which is approximately 30 miles north of San Diego. This facility consists of approximately 26,960 total square feet and is used for corporate offices, engine manufacturing, shipping and receiving, parts storage and snowmobile assembly. Approximately 23,500 square feet are for manufacturing and assembly and 3,500 square feet are for office space. Monthly rent for the facility is $15,500, subject to periodic increases based on the consumer price index. The effective monthly rent is approximately $14,000 over the term of the lease after giving effect to rent reductions which equate to six months of rent. The lease term is five years, expires in August 2005 and we may renew the lease for up to 24 months. This lease is guaranteed by Kent Harle and Chris Rodewald.

Legal Proceedings

      We are not currently a party to any material legal proceeding and, to the best of our knowledge, none is threatened.

MANAGEMENT

Directors and Executive Officers

      The following table sets forth the name, age and position of each of our executive officers and directors.

Name	Age	Position

Kent H. Harle	35	Chief Executive Officer, Founder and a Director
Mark A. Payne	43	President, Chief Financial Officer and a Director
Chris B. Rodewald	33	Vice President of Sales and Marketing, Founder and Secretary
David G. Mell	56	Director
Stanley R. Herman	48	Director
Michael J. Degen	59	Director

      Kent Harle has been our Chief Executive Officer since May 2000 and a director since our inception in December 1999. Mr. Harle also served as our President from our inception in December 1999 to September 2002 and as our Chief Financial Officer from our inception in December 1999 through June 2001. From December 1997 to December 1999, Mr. Harle was the Vice President of Business and Product Development for TMAG Industries, Inc., a Vista, California based vehicle design and commercial lighting company owned and operated by Mr. Harle, Mr. Rodewald and William Savage, a beneficial owner of more than 5% of our common stock.

      Mark Payne has been our President and Chief Financial Officer since September 2002, and a director since November 2002. From September 1999 to June 2002, Mr. Payne was Chief Financial Officer of Agiliti, Inc., a privately-held information technology outsourcing company based in Minneapolis, Minnesota. From April 1998 to September 1999, Mr. Payne was the sole principal and owner of Capital Growth Strategies, LLC, a financial consulting firm based in Minneapolis, Minnesota that provided management, financing and other assistance to start-up and emerging companies. From August 1996 to April 1997, Mr. Payne served as Chief Financial Officer and from May 1997 to February 1998, he served as President, of Famous Dave’s of America, Inc., a publicly-held company based in Minneapolis, Minnesota that operates a chain of barbeque-style restaurants.

      Chris Rodewald has been a Vice President since our inception in December 1999 and became our Vice President of Sales and Marketing in May 2000. He also serves as our Secretary and has served in that capacity from December 1999 to August 2001 and since October 2001. Mr. Rodewald also served as a director from our inception in December 1999 through December 2002. From December 1997 to December 1999, Mr. Rodewald was the Vice President of Sales and Marketing for TMAG Industries, Inc., a Vista, California based vehicle design and commercial lighting company owned and operated by Mr. Rodewald, Mr. Harle and William Savage, a beneficial owner of more than 5% of our common stock.

      David Mell has been a director since December 2000. Since January 2001, Mr. Mell has been a consultant to and an investor in early stage companies based in Minnesota. From May 1999 through December 2000, he served as the President and Chief Operating Officer of Fieldworks, Inc., a publicly-held manufacturer of durable mobile computing products based in Minneapolis, Minnesota. He also served as Chief Executive Officer of Fieldworks, now operating under the name of Kontron Mobile Computing, Inc., from July 1999 through November 2000. From January 1996 to December 1998, he was Vice President of Business Processes for Imation Corp., a St. Paul, Minnesota-based publicly-held data storage and information management company spun off from 3M Corporation in 1996.

      Stan Herman has been a director since March 2003. Since February 2003, Mr. Herman has been a partner and CEO of F2 Intelligence Group, a strategic consulting firm based in Minneapolis, Minnesota. From August 1999 to January 2003, Mr. Herman was the President of Johnson Grossfield, Inc., a private consumer marketing firm based in Minneapolis, Minnesota focused on business which utilize franchise and dealer networks. From September 1998, to August 1999, Mr. Herman was a Managing Director at Goldsmith, Agio & Helms, an investment banking firm based in Minneapolis, Minnesota. From April 1998 to August 1998, he was a partner at Manchester Companies, a management consulting firm based in Minneapolis, Minnesota.

      Mike Degen has been a director since March 2003. Since May 2002, he has been the President and Chief Executive Officer of Nortech Systems Incorporated, a publicly-held manufacturer of wire harnesses, cable assemblies, electronic sub-assemblies, and printed circuit board assemblies based in Minneapolis, Minnesota. Mr. Degen has been a director of Nortech Systems Incorporated since May 1998. From August 1997 to December 2000, Mr. Degen was the Managing Director, Worldwide Operations, of The Toro Company, a publicly-held manufacturer of lawn mowers, snow throwers and other products based in Minneapolis, Minnesota. From January 1995 to July 1997, he was the Managing Director, Worldwide Parts, of The Toro Company. From April 2001 to March 2002 he was a Senior Manager of SSI Worldwide, a technology consulting company.

      There are no family relationships among any of our directors and executive officers.

      Our board of directors currently consists of five members. Pursuant to our bylaws, the board determines the number of members of our board of directors. Members of the board of directors are elected at our annual shareholder meeting and serve until the next annual shareholder meeting or until their respective successors have been elected and qualified. Under Minnesota law, the holders of a majority of shares of our outstanding voting capital stock are entitled to elect the directors. Under California law, shareholders have the right to cumulate their votes in the election of directors.

Key Consultant

      Maverick and Company Business Solutions Ltd. We have entered into a consulting agreement dated June 8, 2000 with Maverick and Company Business Solutions Ltd., which is wholly-owned and operated by Robert P. Massey. Mr. Massey has provided consulting services to businesses in the powersports industry since December 1998, and has served as our National Sales Manager since March, 2000. From May of 1991 to August of 1998 Mr. Massey owned and operated the Harbourview Marina, a powersports dealership based in Kenora, Ontario, Canada which sold products such as snowmobiles, ATVs, personal watercraft and boats. From 1993 to 1998, he was the co-owner and manager of Fin, Fur & Feather, a company based in Winnipeg, Manitoba, Canada, which operated a seasonal goose hunting lodge located in Manitoba. We pay $6,650 per month and granted an option to purchase 16,667 shares of common stock to Maverick and Company Business Solutions Ltd. for Mr. Massey’s services. Our agreement includes confidentiality and noncompete provisions. In addition, we previously granted Maverick and Company Business Solutions Ltd. options to purchase 16,167 shares of our common stock outside of the agreement as incentive compensation.

Board Committees

      We have a compensation committee and an audit committee.

      The compensation committee consists of David Mell, who serves as chairman, and Stan Herman, each of whom is an independent director. In accordance with our compensation committee charter, the compensation committee is responsible for establishing our compensation philosophy, recommending executive officer compensation and establishing executive officer performance goals. The committee also administers our 2000 Stock Option Plan, and is authorized to grant options under this plan.

      Our audit committee consists of Mike Degen, who serves as chairman, and Stan Herman, each of whom is an independent director. We intend in the future to designate one member as the financial expert on the audit committee. In accordance with our audit committee charter, the audit committee has the responsibility to engage our independent auditors and to review and discuss with the auditors the scope of examination, their proposed fee and the overall approach to the audit. The audit committee also reviews our annual financial statements with the auditors and our management and oversees our establishment and maintenance of internal accounting controls. The audit committee also reviews transactions between us and our directors or officers.

Director Compensation

      We will reimburse our directors for expenses incurred by them in connection with serving on our board of directors. In addition, pursuant to our 2001 Non-Employee Director Stock Option Plan, as amended, we grant to each non-employee director an option to purchase 30,000 shares of common stock upon becoming a director and an option to purchase 5,000 shares annually during the term of each director’s service. See “Employment Agreements and Option Plans — 2001 Non-Employee Director Stock Option Plan.” In addition, each director receives $1,000 for attending each meeting of our board of directors and $500 for attending each committee meeting, provided that no director will be paid more than $1,000 for any day, regardless of the number and type of meetings attended.

Executive Compensation

      The following table sets forth in summary form information concerning the compensation paid by us during the fiscal years ended March 31, 2003, 2002 and 2001, to our chief executive officer, our president and chief financial officer and our vice president of sales and marketing, all of whom served as executive officers as of March 31, 2003.

SUMMARY COMPENSATION TABLE

						Long-Term
						Compensation Awards
	Annual Compensation
							Securities
		Salary		Bonus	Other Annual	Restricted Stock	Underlying
Name and Principal Position	Year	($)		($)	Compensation	Award(s)($)(5)	Options(#)

Kent H. Harle	2003	$90,000	(2)	-0-	-0-	-0-	-0-
Chief Executive Officer	2002	$90,000		-0-	-0-	-0-	-0-
	2001	$87,500		-0-	-0-	33,334	16,667
Mark A. Payne	2003	$79,923	(3)	-0-	-0-	-0-	240,000
President and Chief	2002	-0-		-0-	-0-	-0-	-0-
Financial Officer(1)	2001	-0-		-0-	-0-	-0-	-0-
Chris B. Rodewald	2003	$90,000	(4)	-0-	-0-	-0-	-0-
Vice President of Sales	2002	$90,000		-0-	-0-	-0-	-0-
and Marketing	2001	$87,500		-0-	-0-	33,334	16,667

(1)	Mr. Payne became our President and Chief Financial Officer on September 11, 2002.

(2)	Includes deferred salary in the amount of $45,000.

(3)	Includes deferred salary in the amount of $6,538.

(4)	Includes deferred salary in the amount of $48,462.

(5)	All shares of restricted stock have been cancelled.

Employment Agreements and Option Plans

      Employment Agreement with Kent Harle. We have entered into an employment agreement with Kent Harle dated July 31, 2000. The term of the employment agreement is four years and will automatically extend for additional one-year periods unless notice is given by either party of their intention not to extend the term of the employment agreement. The annual salary for each year of the term is $90,000. However, a committee consisting solely of non-employee directors may, at its discretion, increase the amount of the annual salary. Mr. Harle is eligible for bonus compensation as may be determined by the committee, as well as usual and customary benefits provided to our employees. If his employment is terminated by us other than for “good cause,” as defined in the employment agreement, Mr. Harle is entitled to a severance allowance equal to the lesser of the base salary remaining under the employment agreement or twelve months’ base salary based on the annualized salary being paid as of the date of termination. The employment agreement includes nondisclosure, invention assignment, one-year noncompetition and other provisions. If we terminate Mr. Harle for refusing to relocate, he may not assert that any such termination was for other than “good cause.” In addition, Mr. Harle has agreed in his employment agreement to vote his shares of capital stock to ensure that our board of directors has a majority of non-employee directors. We have granted Mr. Harle a five-year option to purchase up to 16,667 shares of our common stock at an exercise price of $4.13 per share under our 2000 Stock Option Plan. The option vests over four years, with 25% of the underlying shares vesting on each anniversary of the grant date. We have also entered into a restricted stock agreement with Mr. Harle. Under the terms of the restricted stock agreement, we have issued 33,334 shares of our common stock to Mr. Harle, subject to certain restrictions. The restricted shares have been cancelled. Mr. Harle agreed to surrender 22,000 restricted shares for cancellation in connection with this offering and we cancelled 11,334 restricted shares for failure to achieve performance milestones as of July 31, 2001.

      Employment Agreement with Mark Payne. We have entered into an employment agreement with Mark Payne effective October 15, 2002. Mr. Payne’s annual base salary is $170,000. Mr. Payne is entitled to receive a cash bonus of up to $100,000 during his first year of employment upon our achievement of milestones. We will pay Mr. Payne $50,000 after we ship five snowmobiles manufactured with our production tooling to one or more of our dealers for purchase and display by such dealers. We will pay Mr. Payne $50,000 upon the later of September 15, 2003 and the date on which we ship snowmobiles to our dealers for resale for the 2003/2004 model year produced with our production tooling. The bonus will be paid only if Mr. Payne is an employee on the date he earned the bonus, unless we terminated his employment other than for good cause or Mr. Payne terminated his employment for good reason. For the fiscal year ending March 31, 2004 and subsequent years, he will be eligible for an annual bonus of up to one-half of his then-current base salary based on criteria to be determined by the compensation committee of our board of directors, as well as usual and customary benefits provided to our management level employees. If his employment is terminated by us other than for “good cause,” as defined in the employment agreement, Mr. Payne is entitled to a severance allowance equal to three months of his then-current base salary if he is terminated prior to the completion of our initial public offering. The amount of the severance will be equal to six months of his then-current base salary if his employment is terminated during the period beginning upon completion of an IPO and ending on the date twelve months from the effective date of the employment agreement. After one-year of employment, the amount of the severance will increase from the six months by an additional one month for every six months of employment, provided, that the amount of the severance will be capped at an amount which is equal to one-year of his then-current base salary. The employment agreement includes nondisclosure, invention assignment, one-year noncompetition and other provisions. The employment agreement provides that if Mr. Payne terminates his employment for good reason, which includes relocation or change in title or duties, he may terminate his employment and we would be required to pay him the severance amount. We granted Mr. Payne a seven-year option to purchase 240,000 shares of our common stock with an exercise price of $3.75 per share. The option is subject to a four-year vesting schedule, but will vest immediately upon a change of control. Pursuant to his employment agreement, we have appointed Mr. Payne to the board of directors and will continue to nominate him to be a director as long as he is an executive officer.

      Employment Agreement with Chris Rodewald. We have entered into an employment agreement with Chris Rodewald dated July 31, 2000. The term of employment agreement is four years and will automatically extend for additional one-year periods unless notice is given by either party of their intention not to extend the term of the employment agreement. The annual salary for each year of the term is $90,000. However, a committee consisting solely of non-employee directors may, at its discretion, increase the amount of the annual salary. Mr. Rodewald is eligible for bonus compensation as may be determined by the committee, as well as usual and customary benefits provided to our employees. If his employment is terminated by us other than for “good cause,” as defined in the employment agreement, Mr. Rodewald is entitled to a severance allowance equal to the lesser of the base salary remaining under the employment agreement or twelve months’ base salary based on the annualized salary being paid as of the date of termination. The employment agreement includes nondisclosure, invention assignment, one-year noncompetition and other provisions. If we terminate Mr. Rodewald for refusing to relocate, he may not assert that any such termination was for other than “good cause.” In addition, Mr. Rodewald has agreed in his employment agreement to vote his shares of capital stock to ensure that our board of directors has a majority of non-employee directors. We have granted Mr. Rodewald a five-year option to purchase up to 16,667 shares of our common stock at an exercise price of $4.13 per share under our 2000 Stock Option Plan. The option vests over four years, with 25% of the underlying shares vesting on each anniversary of the grant date. We have also entered into a restricted stock agreement with Mr. Rodewald. Under the terms of the restricted stock agreement, we have issued 33,334 shares of our common stock to Mr. Rodewald, subject to certain restrictions. The restricted shares have been cancelled. Mr. Rodewald agreed to surrender 22,000 restricted shares for cancellation in connection with this offering and we cancelled 11,334 restricted shares for failure to achieve performance milestones as of July 31, 2001.

Option Grants in Last Fiscal Year

      The following table summarizes options granted to our named executive officers named in the summary compensation table during the fiscal year ended March 31, 2003.

Option Grants In Last Fiscal Year

(Individual Grants)

Number of
	Securities	Percent of Total
	Underlying	Options Granted
	Options Granted	To Employees in	Exercise Price
Name	(#)	Fiscal Year	($/Sh)	Expiration Date

Mark A. Payne	240,000	91.4%	$3.75	October 15, 2009

Option Exercises in Last Fiscal Year and Fiscal Year-End Option Values

      None of the executive officers named in the summary compensation table exercised options during the fiscal year ended March 31, 2003. The following table sets forth the number and value of securities underlying unexercised options held as of March 31, 2003.

Aggregate Option Exercises In Last Fiscal Year And March 31, 2003 Option Values

	Shares		Number of Unexercised	Value of Unexercised
	Acquired		Securities Underlying	In-The-Money Options
	on	Value	Options at FY-End (#)	At FY-End ($)
Name	Exercise	Realized	Exercisable/Unexercisable	Exercisable/Unexercisable(1)

Kent H. Harle	—	—	8,333/8,334	$ —/$—
Mark A. Payne	—	—	30,000/210,000	$ —/$—
Chris Rodewald	—	—	8,333/8,334	$ —/$—

(1)	There is no public trading market for our common stock as of March 31, 2003. Accordingly, these values have been calculated based on a fair market value of our common stock of $3.75.

      2000 Stock Option Plan. On July 31, 2000 our directors adopted, and on July 31, 2000 the shareholders approved, the Redline Performance Products, Inc. 2000 Stock Option Plan. The plan provides for the granting to employees of incentive stock options within the meaning of Section 422 of the Internal Revenue Code and for the granting to employees and consultants of nonstatutory stock options. A total of 333,334 shares of common stock are currently reserved for issuance under the plan. Options to purchase 80,171 shares of common stock are outstanding. To date no options have been exercised under the plan. Unless terminated sooner, the plan will automatically terminate on July 31, 2010. For more information, see “Description of Securities — 2000 Stock Option Plan.”

      2001 Non-Employee Director Stock Option Plan. Under the terms of the 2001 Non-Employee Director Stock Option Plan, as amended, each eligible non-employee director is automatically granted an option to purchase 30,000 shares of common stock upon initial election or appointment as a director. In addition, at each annual meeting of shareholders other than in the year in which the director received the initial grant, we automatically grant to each eligible non-employee director an option to purchase 5,000 shares of common stock. A total of 250,000 shares of common stock have been reserved for issuance under the plan. Options to purchase 141,670 shares of common stock at an exercise price of $3.75 per share are outstanding. No options granted under the plan have been exercised. For more information, see “Description of Securities — 2001 Non-Employee Director Stock Option Plan.”

Equity Compensation Plan Information

As of March 31, 2003

	Number of Shares of		Number of Shares of
	Common Stock to be	Weighted-Average	Common Stock
	Issued upon Exercise of	Exercise Price of	Remaining Available for
	Outstanding Options	Outstanding Options	Future Issuance(1)

2000 Stock Option Plan (approved by shareholders)	80,171	$3.91	253,163
2001 Non-Employee Director Stock Option Plan (not approved by shareholders)	141,670	$3.75	108,330

(1)	Excludes shares of our common stock to be issued upon exercise of outstanding options.

Limitations on Liability and Indemnification

      Section 302A.521 of the Minnesota Business Corporation Act provides that unless prohibited or limited by a corporation’s articles of incorporation or bylaws, a corporation must indemnify its current and former officers, directors, employees and agents against expenses (including attorneys’ fees), judgments, penalties, fines and amounts paid in settlement which, in each case, were incurred in connection with actions, suits or proceedings in which such person is a party by reason of the fact that he or she was an officer, director, employee or agent of the corporation, if such person:

•	has not been indemnified by another organization or employee benefit plan for the same judgments, penalties, fines, including without limitation, excise taxes assessed against the person with respect to an employee benefit plan, settlements and reasonable expenses, including attorneys’ fees and disbursements, incurred by the person in connection with the proceeding with respect to the same acts or omissions,

•	acted in good faith,

•	received no improper personal benefit and statutory procedure has been followed in the case of any conflict of interest by a director,

•	in the case of any criminal proceedings, had no reasonable cause to believe the conduct was unlawful, and

•	in the case of acts or omissions occurring in the person’s performance in the official capacity of director or, for a person not a director, in the official capacity of officer, committee member, employee or agent, reasonably believed that the conduct was in the best interests of the corporation, or, in the case of performance by a director, officer, employee or agent of the corporation as a director, officer, partner, trustee, employee or agent of another organization or employee benefit plan, reasonably believed that the conduct was not opposed to the best interests of the corporation.

      Section 302A.521, subd. 3, requires the corporation to advance, in certain circumstances and upon written request, reasonable expenses prior to final disposition. Section 302A.521 also permits a corporation to purchase and maintain insurance on behalf of its officers, directors, employees and agents against any liability which may be asserted against, or incurred by, such persons in their capacities as officers, directors, employees and agents of the corporation, whether or not the corporation would have been required to indemnify the person against the liability under the provisions of such section.

      Our articles of incorporation limit personal liability for breach of the fiduciary duty of our directors to the fullest extent provided by the Minnesota Business Corporation Act. The articles of incorporation eliminate the personal liability of directors for damages occasioned by breach of fiduciary duty, except for liability based on:

•	the director’s duty of loyalty to us,

•	acts or omissions not made in good faith,

•	acts or omissions involving intentional misconduct,

•	payments of improper dividends,

•	violations of state securities laws, and

•	acts occurring prior to the date such provision was added.

      Any amendment to or repeal of such provision shall not adversely affect any right or protection of a director of ours for or with respect to any acts or omissions of such director occurring prior to such amendment or repeal. Our bylaws provide that each director and officer, past or present and each person who serves or may have served at our request as a director, officer, employee or agent of another corporation or employee benefit plan and their respective heirs, administrators and executors, will be indemnified by us in accordance with and to the fullest extent permissible by applicable law. In addition, we have obtained director and officer liability insurance to insulate our directors and officers from certain liabilities.

      Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling us pursuant to the foregoing provisions, we have been informed that, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

CERTAIN TRANSACTIONS

We purchased assets from a company owned and operated by our founders and we purchased two patent applications from our founders.

      On March 8, 2000, we entered into an Asset Purchase Agreement among our company, Kent Harle, Chris Rodewald, William Savage and TMAG Industries, Inc. Kent Harle is our Chief Executive Officer, Chairman of the Board and a director. Chris Rodewald is our Vice President of Sales and Marketing. William Savage is a beneficial owner of more than 5% of our common stock. Since 1998, TMAG Industries, Inc. has been wholly-owned and managed by Kent Harle, Chris Rodewald and William Savage. Pursuant to the agreement, we purchased technology from Kent Harle, Chris Rodewald and William Savage, as well as the snowmobile-related assets of TMAG Industries, Inc.

•	The technology purchased from the individuals consisted of concepts, know-how and inventions embodied in two patent applications filed with the United States Patent and Trademark Office. Both of the applications related to snowmobile suspension and exhaust systems. Each of the individuals executed an assignment of all of their respective rights in the patent applications.

•	The assets purchased from TMAG Industries, Inc. included prototype snowmobiles, trademark applications, engines and snowmobile parts.

      In consideration for the transfers, we issued 374,445 shares of common stock to each of the individuals for an aggregate total of 1,123,335 shares. For the assets purchased from TMAG Industries, Inc., we issued an aggregate of 200,001 shares of common stock and agreed to repay certain accounts payable and indebtedness of TMAG Industries, Inc. The indebtedness was evidenced by two promissory notes in aggregate principal amount of $341,727. The first note was in the principal amount of $227,000 and was payable by us upon demand by TMAG Industries, Inc. The indebtedness represented by this note was for payment of trade payables to vendors of TMAG Industries, Inc. and for certain other expenses associated with the development of the Redline snowmobile. This note accrued interest at the annual rate of 6% and we repaid the note in full in December 2000. In March 2000, TMAG Industries, Inc. distributed 66,667 respectively to each of the three individuals, for an aggregate of the 200,001 shares.

      The second note was in the principal amount of $114,727 and related to a bank loan obtained by TMAG Industries, Inc. for the benefit of our company. Repayment of the note was guaranteed by Kent Harle and Chris Rodewald. The note accrued interest at the annual rate of 6%. As of March 31, 2002, we included in our liabilities the $114,727 owed by TMAG Industries, Inc. to two banks. We have assumed the liabilities owed to the two banks. As of the date of this prospectus, the balance of the indebtedness is approximately $85,771, of which $49,822 is guaranteed by Kent Harle and Chris Rodewald. We intend to repay this amount with proceeds from the offering.

We have entered into employment agreements with each of our executive officers.

      We have entered into employment agreements with Kent Harle, Mark Payne and Chris Rodewald, our executive officers. See “Management — Employment Agreements and Option Plans.”

Two of our executive officers have guaranteed amounts owed to several banks.

      Kent Harle and Chris Rodewald have guaranteed the repayment of two lines of credit with a bank. The aggregate amount of the lines of credit is $100,000 and the current balance owed is $99,241. Kent Harle and Chris Rodewald have also guaranteed the repayment of credit card debt in the amount of $88,349 as of March 31, 2003. We have not paid any compensation to Kent Harle or Chris Rodewald for their guarantees.

We owe money to two of our executive officers.

      As of March 31, 2003, we owed Kent Harle and Chris Rodewald an aggregate total of approximately $205,038. The amount owed to Kent Harle consists of $45,000 in accrued but unpaid salary and $21,130 in unpaid expenses. The amount owed to Chris Rodewald consists of $48,462 in accrued but unpaid salary and $90,446 in unpaid expenses. We intend to repay these amounts with proceeds from the offering.

Two of our executive officers have guaranteed our building lease.

      We are party to a lease agreement for a building located in Vista, California. Pursuant to the terms of the lease agreement, Kent Harle and Chris Rodewald have agreed to jointly and severally guarantee the payment of amounts owed by us. Neither Kent Harle nor Chris Rodewald have received any compensation for their guaranty of the lease. See “Business — Facilities.”

One of our directors guaranteed two loans from a bank for our benefit.

      In 2002, David Mell, a director, guaranteed the repayment of portions of two term loans provided to us by a bank. The aggregate total of the amount guaranteed by David Mell was $34,000. As compensation for the guarantees, we granted to Mr. Mell warrants to purchase an aggregate of 8,168 shares of common stock at a price of $3.75 per share. We granted a warrant to purchase 1,250 shares of common stock for every $7,500 in principal amount guaranteed. We also granted warrants to Mr. Mell for extending the term of the guaranty. We repaid the term loans on October 15, 2002.

We obtained consulting services from one of our directors.

      During our fiscal years ended March 31, 2001 and 2002, we engaged David Mell, a director, to provide consulting services to our company. Mr. Mell provided consulting services on his usual and customary terms. On December 10, 2002 Mr. Mell converted the entire amount owed to him, $56,250, into 15,000 shares of our common stock. Also on that date, we terminated our consulting agreement with Mr. Mell.

We entered into a settlement and release agreement with a beneficial owner of more than 5% of our common stock.

      In October 2002, we entered into a settlement and release agreement with the Savage Family Trust and William Savage, who together beneficially own more than 5% of our common stock. We paid William Savage $50,000 in cash and $3,000 in equipment for a release of an aggregate amount of $54,871. The released amount consisted of $27,246 owed pursuant to an equipment lease agreement with the Savage Family Trust and $27,625 pursuant to a property lease agreement with the Savage Family Trust.

We previously leased a facility from a beneficial owner of more than 5% of our common stock.

      From March 2000 to October 2002, we leased a facility located in Vista, California from the Savage Family Trust. The Savage Family Trust is a beneficial owner of more than 5% of our common stock. The facility consisted of approximately 8,000 square feet of design and assembly space. Monthly rent for the facility was $5,525. We paid to the Savage Family Trust for lease of the facility, $16,575, $66,300 and $44,200 during the fiscal years ended March 31, 2000, 2001 and 2002. In October 2002 we paid, or obtained a release from The Savage Family Trust for, the entire amount due.

We previously leased equipment from a beneficial owner of more than 5% of our common stock.

      From March 2000 to October 2002, we leased equipment used in the design and engineering of our snowmobile from the Savage Family Trust. The Savage Family Trust is a beneficial owner of more than 5% of our common stock. Monthly rent for the equipment was $4,175. We paid to the Savage Family Trust for lease of the equipment, $12,525, $50,100 and $25,050 during the fiscal years ended March 31,

2000, 2001 and 2002. In October 2002 we paid, or obtained a release from The Savage Family Trust for, the entire amount due.

We paid salary pursuant to an employment agreement with a beneficial owner of more than 5% of our common stock.

      We were a party to an employment agreement with William Savage, a beneficial owner of more than 5% of our common stock, from July 31, 2000 until October 22, 2002. Mr. Savage served as our Vice President and Chief Technology Officer. We paid William Savage $75,639 and $39,919 in salary for the fiscal years ended March 31, 2001 and 2002 and $17,140 in salary for the period from April 2002 through October 2002.

We borrowed money from three of our beneficial owners of more than 5% of our common stock.

      In September 2001, Mark A. and MariAnne Kolesar, beneficial owners of more than 5% of our common stock, purchased $150,000 in principal amount of a 15% convertible promissory note. In October 2001, Robert W. Wyatt, Jr., a beneficial owner of more than 5% of our common stock, purchased $100,000 in principal amount of a 15% convertible promissory note. In connection with the issuance of the notes and several extensions of the term of the note, we issued a warrant to purchase 80,000 shares of our common stock to Mark B. and MariAnne Kolesar and a warrant to purchase 53,334 shares of our common stock to Robert W. Wyatt, Jr., at a per share exercise price of $3.75. The notes mature on the earlier of the date on which we close this offering and June 30, 2003, provided that the principal and accrued interest under the notes may be converted into common stock at the offering price for a period of five days after the offering.

      In December 2002, we issued a promissory note to an entity affiliated with Robert W. Wyatt, Jr., a beneficial owner of more than 5% of our common stock. The entity made loans to us in the amount of $30,000 in March 2002 and in the amount of $15,000 in April 2002. The note bears interest at the rate of 12% and must be repaid on the earlier of the date on which we close on this offering and June 30, 2003. In connection with this loan, we issued to Mr. Wyatt a warrant to purchase 12,000 shares of our common stock at a per share exercise price of $3.75.

      In August 2002, we issued a promissory note to Industricorp & Co., Inc., which beneficially owns more than 5% of our common stock. Industricorp & Co., Inc. made a loan to us in the amount of $50,000. The promissory note accrued interest at an annual rate of 10%. We repaid the promissory note in October 2002. In connection with this loan, we granted to Industricorp & Co., Inc. a warrant to purchase 5,000 shares of our common stock at a per share exercise price of $3.75.

PRINCIPAL SHAREHOLDERS

      The following tables set forth information regarding beneficial ownership of our common stock before this offering and as adjusted to reflect the sale of shares of our common stock in this offering, by:

•	each of our directors,

•	each of our named executive officers,

•	all of our directors and executive officers as a group, and

•	each person, group or entity who beneficially owns more than 5% of our common stock.

      The following tables reflect the number of shares of our common stock and series A preferred stock outstanding as of the date of this prospectus and assumes the automatic conversion of all shares of series A preferred stock outstanding at the closing of this offering into 1,268,236 shares of our common stock, immediately prior to the closing of this offering. The tables reflect percentages of beneficial ownership

(i) if GunnAllen Financial, Inc.’s over-allotment option is not exercised and (ii) if GunnAllen Financial, Inc.’s over-allotment option is exercised in full.

      The amounts and percentages of common stock beneficially owned are reported on the basis of regulations of the Securities and Exchange Commission governing the determination of beneficial ownership of securities. Under the rules of the Securities and Exchange Commission, a person is deemed to be a “beneficial owner” of a security if that person has or shares “voting power,” which includes the power to vote or to direct the voting of that security, or “investment power,” which includes the power to dispose of or to direct the disposition of that security. A person is also deemed to be a beneficial owner of any security as to which that person has a right to acquire beneficial ownership presently or within 60 days. Under these rules, more than one person may be deemed to be a beneficial owner to the same securities, and a person may be deemed to be the beneficial owner of the same securities as to which that person has no economic interest. Persons deemed beneficial owners of shares may disclaim beneficial ownership of such shares.

      Unless otherwise indicated, each person or entity named in the table has sole voting power and investment power (or shares that power with that person’s spouse) with respect to all shares of capital stock listed as owned by that person or entity.

Ownership by Management

		Percentage of Beneficial Ownership

	Number of Shares		After Offering	After Offering
	of Common Stock		(Assuming No	(Assuming
	Beneficially		Exercise of	Exercise of
	Owned Before	Before	Over-Allotment	Over-Allotment
Name and Address	Offering	Offering	Option)	Option in Full)

Kent H. Harle(1)	376,127	15.7%	8.6%	8.1%
Mark A. Payne(2)	30,000	1.2%	*	*
Chris B. Rodewald(3)	376,127	15.7%	8.6%	8.1%
David G. Mell(4)	94,698	3.9%	2.1%	2.0%
Stanley R. Herman(5)	7,500	*	*	*
Michael J. Degen(6)	7,500	*	*	*
Directors and Officers as a Group (six persons)(7)	891,952	35.7%	19.9%	18.7%

*	Represents less than 1% of the outstanding shares of our common stock.

(1)	Mr. Harle’s address is c/o Redline Performance Products, Inc. 2510 Commerce Way, Vista, California 92083. The shares beneficially owned by Mr. Harle include: (i) 367,793 shares of our common stock and (ii) options to purchase 8,334 shares of our common stock.

(2)	Mr. Payne’s address is c/o Redline Performance Products, Inc. 2510 Commerce Way, Vista, California 92083. The shares beneficially owned by Mr. Payne consist of options to purchase 30,000 shares of our common stock.

(3)	Mr. Rodewald’s address is c/o Redline Performance Products, Inc. 2510 Commerce Way, Vista, California 92083. The shares beneficially owned by Mr. Rodewald include: (i) 367,793 shares of our common stock and (ii) options to purchase 8,334 shares of our common stock.

(4)	Mr. Mell’s address is c/o Redline Performance Products, Inc. 2510 Commerce Way, Vista, California 92083. The shares beneficially owned by Mr. Mell include: (i) 30,000 shares of our common stock; (ii) options to purchase 24,167 shares of our common stock; and (iii) warrants to purchase 29,502 shares of our common stock; (iv) 9,362 shares of our common stock issuable upon conversion of principal and accrued interest of a promissory note at the offering price; and (v) 1,667 shares of our common stock be received from Messrs. Harle and Rodewald upon conversion of a promissory note.

(5)	Mr. Herman’s address is c/o Redline Performance Products, Inc. 2510 Commerce Way, Vista, California 92083. The shares beneficially owned by Mr. Herman consists of options to purchase 7,500 shares of our common stock.

(6)	Mr. Degen’s address is c/o Redline Performance Products, Inc. 2510 Commerce Way, Vista, California 92083. The shares beneficially owned by Mr. Degen consists of options to purchase 7,500 shares of our common stock.

(7)	Includes shares described in notes (1) through (6) above.

Ownership of Other Shareholders

		Percentage of Beneficial Ownership

			After Offering	After Offering
	Number of Shares of		(Assuming No	(Assuming
	Common Stock		Exercise of	Exercise of
	Beneficially Owned	Before	Over-Allotment	Over-Allotment
Name and Address	Before Offering	Offering	Option)	Option in Full)

Perkins Capital Management, Inc.(1)	249,637	10.1%	5.6%	5.2%
Mark A. Kolesar and MariAnne B. Kolesar(2)	189,147	7.7%	4.3%	4.0%
Savage Family 1995 Trust, William Savage and Dianne Savage(3)	179,793	7.6%	4.1%	3.9%
Robert W. Wyatt, Jr.(4)	181,109	7.4%	4.1%	3.8%
Industricorp & Co., Inc.(5)	136,095	5.6%	3.1%	2.9%

(1)	The address of Perkins Capital Management, Inc. is 730 East Lake Street, Wayzata, Minnesota 55391. Includes: (i) 5,000 shares of our common stock, (ii) 145,466 shares of our series A preferred stock which are convertible on a one-for-one basis into shares of our common stock and (iii) warrants to purchase 99,171 shares of our common stock. The shares listed include the shares described in Note 5. Richard W. Perkins is a control person of Perkins Capital Management, Inc. Perkins Capital Management, Inc. and Richard W. Perkins disclaim beneficial ownership of all shares.

(2)	The address of Mark A. and MariAnne B. Kolesar is 1601 Louisiana Ave. No., Golden Valley, MN 55427. Includes: (i) 66,667 shares of our common stock; (ii) warrants to purchase 80,000 shares of our common stock; (iii) 36,230 shares of our common stock issuable upon conversion of principal and accrued interest under a promissory note at the offering price; and (iv) 6,250 shares of our common stock to be received from Messrs. Harle and Rodewald upon conversion of a promissory note.

(3)	The address of the Savage Family 1995 Trust is 2520 Fortune Way, Vista, California 92083. The Savage Family 1995 Trust and its trustees, William Savage and Dianne Savage, are deemed beneficial owners of the shares held of record by the Savage Family 1995 Trust.

(4)	Mr. Wyatt’s address is 3333 Avenue Hacienda, Escondido, CA 92029. Includes: (i) 7,501 shares of our common stock, (ii) 73,336 shares of our series A preferred stock which are convertible on a one-for-one basis into shares of our common stock and (iii) warrants to purchase 72,002 shares of our common stock; (iv) 24,103 shares of common stock issuable upon conversion of principal and interest under a promissory note and (v) 4,167 shares of our common stock to be received from Messrs. Harle and Rodewald upon conversion of a promissory note.

(5)	The address of Industricorp & Co., Inc. is 312 Central Avenue, Suite 508, Minneapolis, Minnesota 55414. Includes: (i) 5,000 shares of our common stock, (ii) 69,427 shares of our series A preferred stock which are convertible on a one-for-one basis into shares of our common stock and (iii) warrants to purchase 61,668 shares of our common stock. Perkins Capital Management, Inc. and Richard W. Perkins have the authority to dispose of shares held of record by Industricorp & Co., Inc. and may be deemed beneficial owners of such shares. Industricorp & Co., Inc., Perkins Capital Management, Inc. and Richard W. Perkins disclaim beneficial ownership of all shares.

DESCRIPTION OF SECURITIES

      The following description of our capital stock is subject to the Minnesota Business Corporation Code and to provisions contained in our articles of incorporation and bylaws, to which reference is made for a detailed description of the provisions thereof summarized below.

Authorized and Outstanding Capital Stock

      Our authorized capital stock consists of 50,000,000 shares having a par value of $0.01 per share, of which 1,700,000 shares have been designated series A preferred stock and the balance of 48,300,000 shares have been designated common stock. A total of 1,091,560 shares of common stock and 1,288,238 shares of series A preferred stock were issued and outstanding as of the date of this prospectus. There are 31 record holders of common stock and 118 record holders of series A preferred stock. After giving effect to the conversion of the series A preferred stock, the exchange of 20,002 shares of series A preferred stock for promissory notes and the sale of shares of our common stock pursuant to this offering, there will be a total of 4,359,796 shares of common stock outstanding and no shares of preferred stock outstanding, assuming GunnAllen Financial, Inc. does not exercise their over-allotment option.

Common Stock

      No share of our common stock is entitled to preference over any other share of common stock and each share is equal to any other share of common stock in all respects. Holders of shares of common stock are entitled to one vote for each share held of record at each shareholders meeting. Consistent with Minnesota law, our articles of incorporation have eliminated the right of shareholders to cumulate votes in the election of directors. This means that holders of more than 50% of the shares of common stock or other voting capital stock voting in an election of directors may elect all of our directors.

      The holders of shares of common stock have no preemptive or other subscription or conversion rights. The common shares are not subject to redemption. Each share of common stock is entitled to share pro rata in any dividend declared out of funds legally available. In any distribution of capital assets, such as liquidation, whether voluntary or involuntary, holders of the common stock are entitled to receive pro rata the assets remaining after creditors and persons possessing liquidation preference have been paid in full.

Preferred Stock

      All authorized and unissued shares of our capital stock are shares of common stock, subject to redesignation by the board of directors. Our board of directors has the authority to establish the terms of authorized shares and issue such shares in one or more classes or series of preferred or other capital stock. The consent of the holders of the issued and outstanding shares of common stock is not required for designation and issuance of shares of authorized capital stock.

      The rights of the holders of our common stock will be subject to, and could be adversely affected by, the rights of the holders of any preferred stock that we may issue in the future. Our board of directors may designate and fix rights, preferences, privileges and restrictions of each series of preferred stock which are greater than those of our common stock. Our issuance of preferred stock could, among other things:

•	restrict dividends on our common stock,

•	dilute the voting power of our common stock,

•	impair the liquidation rights of our common stock, or

•	discourage, delay or prevent a change of control of our company.

      Although we currently have no plans to issue shares of blank check preferred stock, we may issue them in the future.

Series A Preferred Stock

      Shares of series A preferred stock convert into shares of common stock initially on a one-to-one basis, subject to adjustment. Holders may convert at any time. Each share will automatically convert into one share of common stock upon the closing of a public offering at a per share price that is not less than $3.00 in an offering which generates gross proceeds of at least $10,000,000. Holders of shares are entitled to customary protection from dilution upon the sale of securities at a price lower than the conversion price, a stock split and other actions. Holders are entitled to vote on all matters presented to shareholders. Without the consent of holders of series A preferred stock, we cannot take certain actions which would adversely affect the rights of such holders. Holders of shares are entitled to a preference in the amount of $3.75 upon liquidation or sale. The shares of common stock underlying the shares of series A preferred stock may be included in a registered public offering undertaken by us, other than an initial public offering, subject to certain restrictions. Beginning twelve months after an initial public offering, the holders of shares of common stock issuable upon conversion of series A preferred stock or upon exercise of warrants to purchase shares of common stock have the right to demand the inclusion in a registered public offering of the shares of common stock underlying their shares of series A preferred stock and warrants.

Underwriter’s Warrants

      Subject to the approval of the National Association of Securities Dealers, Inc., at the closing of this offering, we will sell to GunnAllen Financial, Inc. or its designees for $100, warrants to purchase up to an aggregate of 200,000 shares of our common stock. We have reserved an equivalent number of shares of common stock for issuance upon exercise of these warrants. Each warrant represents the right to purchase one share of common stock for a period of four years commencing one year from the effective date of this offering. The exercise price of the warrants is 165% of the price at which our shares of common stock are sold pursuant to this offering. The warrants contain provisions that protect their holders against dilution by adjustment of the exercise price and number of shares issuable upon exercise on the occurrence of specific events, such as stock dividends or other changes in the number of our outstanding shares. No holder of these warrants will possess any rights as a shareholder unless the warrant is exercised. The holders of the warrants will be entitled to customary “piggy-back” registration rights and one “demand” right to register the shares underlying the warrants. Such registration rights shall continue with respect to particular shares for a period of five years from the effective date of this offering, or until the holder can sell all of the shares pursuant to Rule 144(k) or Rule 144.

Other Warrants and Options

      We have issued warrants to purchase up to 1,327,430 shares of our common stock. We issued these warrants in connection with several financings and as payment to certain of our service providers. The warrants provide for the adjustment of the exercise price and the number of shares of common stock purchasable upon exercise to protect the holder from dilution in certain events. Holders of certain of our warrants are entitled to include their shares of common stock in certain offerings, if any, registered by us with the SEC. Holders of the warrants are not entitled to vote, receive distributions or exercise any of the rights of our shareholders until such warrants are exercised.

      We have issued options to purchase up to 240,000 shares of our common stock pursuant to an agreement outside of our option plans. We issued 240,000 options in connection with the employment of our President, Mark Payne. The options provide for the adjustment of the exercise price and the number of shares of common stock purchasable upon exercise to protect the holder from dilution in certain events. Holders of the options are not entitled to vote, receive distributions or exercise any of the rights of our shareholders until such warrants are exercised.

Registration Rights

      We granted registration rights to holders of shares of our series A preferred stock and holders of our warrants issued in connection with our placement of our series A preferred stock pursuant to an investor rights agreement. Pursuant to the investor rights agreement, the shares of common stock underlying the shares of series A preferred stock and warrants may be included in a registered public offering undertaken by us, other than an initial public offering, subject to certain restrictions. These registration rights will expire on the earlier of (i) three years after the effective date of this offering or (ii) as to each holder, as the case may be, such time as such holder holds less than one percent of our outstanding capital stock and the holder can sell all of their shares pursuant to Rule 144(k) or pursuant to Rule 144 within any three month period. Beginning on the date one year after this offering, the holders of shares of series A preferred stock and warrants or the shares of common stock underlying the shares of series A preferred stock and warrants have the right to demand the inclusion of their shares in a registered public offering. We could be required to file one or more registration statements covering up to 1,705,476 shares in the aggregate, for some of our current shareholders. Included in these shares are 40,201 shares issuable upon exercise of warrants issued to GunnAllen Financial, Inc. All of these shares are subject to a lock-up restriction for up to 12 months from the date of the offering, which may be waived by the underwriter.

      We granted registration rights to holders of certain of our warrants. The shares of common stock underlying the warrants may be included in a registered public offering undertaken by us, other than an initial public offering, subject to certain restrictions. These registration rights will expire on the earlier of (i) three years after the original issuance of the warrants or (ii) as to each holder, as the case may be, such time as such holder can sell all of their shares pursuant to Rule 144(k) or pursuant to Rule 144 within any three month period. We could be required to file one or more registration statements covering up to 462,200 shares in the aggregate.

      We have granted registration rights to our underwriter, GunnAllen Financial, Inc. Pursuant to this grant, the holders of the underwriter’s warrants will be entitled to customary “piggy-back” registration rights and one “demand” right to register the shares of common stock underlying the warrants. Such registration rights shall continue for a period of five years from the effective date of this offering.

2000 Stock Option Plan

      On July 31, 2000 our directors adopted, and on July 31, 2000 the shareholders approved, the Redline Performance Products, Inc. 2000 Stock Option Plan. The plan provides for the granting to employees of incentive stock options within the meaning of Section 422 of the Internal Revenue Code and for the granting to employees and consultants of nonstatutory stock options. We have reserved 333,334 shares of common stock for issuance under the plan. Options to purchase 80,171 shares of common stock are outstanding. To date no options have been exercised under the plan. Unless terminated sooner, the plan will terminate automatically on July 31, 2010. Options then outstanding at the time the plan terminates by its terms will remain in effect until the earlier of exercise or expiration. The Board has the authority to amend, suspend or terminate the plan, but no such action may affect any share of common stock previously issued and sold or any option previously granted under the plan.

      Our compensation committee administers the plan. The administrator has the power to determine the terms of each option granted, including the exercise price, the number of shares subject to the option and the exercisability thereof and the form of consideration payable upon exercise. An option granted under the plan is not generally transferable by the optionee and each option is exercisable during the lifetime of the optionee only by such optionee, except that non-qualified stock options may be transferred under limited circumstances. An option granted under the plan must be exercised within three months after termination of the optionee’s status as our employee or consultant (or within six months after termination of such status by death or disability), but in no event later than the expiration of the option’s term. The exercise price of all stock options granted under the plan must be equal to the fair market value of the common stock on the date of grant. With respect to any participant who owns stock possessing more than 10% of the voting power of all classes of our outstanding capital stock, the exercise price of any incentive stock option or nonstatutory option must equal at least 110% of the fair market value on the grant date and the term of the option must not exceed five years. The term of all other options granted under the plan may not exceed 10 years. The plan provides for equitable share and price adjustments in the event of a stock dividend, stock split or similar change in capitalization. Vesting ceases upon termination of employment or engagement. Options held by employees terminate on the date of termination if termination is “for cause,” on the date six months after termination if termination is due to death or disability or on the date three months after termination if employment is terminated for any other reason. Options held by consultants terminate upon cessation of the consultant’s engagement. The plan provides that in the event of a recapitalization, merger, consolidation or reorganization with or into another corporation, outstanding stock options will either be assumed or substituted by the acquiring corporation.

2001 Non-Employee Director Stock Option Plan

      Under our 2001 Non-Employee Director Stock Option Plan, eligible non-employee directors are granted an option to purchase 30,000 shares of common stock upon initial election or appointment as a director. In addition, at each annual meeting of shareholders other than in the year in which the director received the initial grant, each eligible non-employee director is automatically granted an option to purchase 5,000 shares of common stock. The exercise price of the options is equal to the fair market value of the common stock on the date of grant. Options granted under the plan in an initial grant vest with respect to 7,500 shares of common stock on the date of grant and on each of the three anniversary dates of the eligible director’s election or appointment to the board of directors. Annual grants vest with respect to 1,250 shares on the date of grant and on each of the first three anniversaries of the grant date. Options granted under the plan have a term of ten years from the date of grant, terminate immediately upon removal of the eligible non-employee director from the board of directors, and, in the event an eligible non-employee director ceases to serve as a director other than by removal by the Board, the options will terminate not later than the date five years from the date such person ceases to be a director.

      A total of 250,000 shares of common stock have been reserved for issuance under the plan. Options to purchase 141,670 shares of common stock at an exercise price of $3.75 per share are outstanding. No options granted under the plan have been exercised. The plan provides for equitable share and price adjustments in the event of a stock dividend, stock split or similar change in capitalization. The plan also provides that in the event of a recapitalization, merger, consolidation or reorganization with or into another corporation, outstanding stock options will either be assumed or substituted by the acquiring corporation.

Anti-Takeover Effects of Provisions of the Minnesota Business Corporation Law and Our Articles and Bylaws

      Several provisions of the Minnesota Business Corporation Law and our amended and restated articles of incorporation and bylaws may have anti-takeover effects. These provisions are intended to avoid costly takeover battles, lessen our vulnerability to a hostile change of control and enhance the ability of our board of directors to maximize shareholder value in connection with any unsolicited offer to acquire us. However, these anti-takeover provisions, which are summarized below, could also discourage, delay or prevent (1) the merger or acquisition of our company by means of a tender offer, a proxy contest or otherwise, that a shareholder may consider in its best interest and (2) the removal of incumbent officers and directors.

      Issuance of Preferred Stock. Under the terms of our amended and restated articles of incorporation, all authorized and unissued shares of our capital stock are shares of common stock and are subject to redesignation by the board of directors. Our board of directors has the authority to establish the terms of authorized shares and issue such shares in one or more classes or series of preferred or other capital stock. Our board of directors may issue shares of preferred stock on terms calculated to discourage, delay or prevent a change of control of our company or the removal of our management.

      Prohibitions on Business Combinations. Minnesota law prohibits certain “business combinations” between a Minnesota corporation with at least 100 shareholders, or a publicly-held corporation that has at least 50 shareholders, and an “interested shareholder” for a four-year period following the share acquisition date by the interested shareholder, unless certain conditions are satisfied or an exemption is found. An “interested shareholder” is generally defined to include a person who beneficially owns at least 10% of the votes that all shareholders would be entitled to cast in an election of directors of the corporation.

Minnesota law also limits the ability of a shareholder who acquires beneficial ownership of more than certain thresholds of the percentage voting power of a Minnesota corporation, starting at 20%, from voting those shares in excess of the threshold unless such acquisition has been approved in advance by a majority of the voting power held by shareholders unaffiliated with such shareholder.

      Minnesota law provides that during any tender offer a publicly-held corporation may not enter into or amend an agreement, whether or not subject to contingencies, that increases the current or future compensation of any officer or director. In addition, under Minnesota law, a publicly-held corporation is prohibited from purchasing any voting shares owned for less than two years from a 5% shareholder for more than the market value of the shares unless the transaction has been approved by the affirmative vote of the holders of a majority of the voting power of all shares entitled to vote or unless the corporation makes a comparable offer to all holders of shares of the class or series of stock held by the 5% shareholder and to all holders of any class or series into which such securities may be converted.

      Election and Removal of Directors. Our amended and restated articles of incorporation do not provide for cumulative voting in the election of directors. Our bylaws require parties other than the board of directors to give advance written notice of nominations for the election of directors. Our amended and restated bylaws also provide that directors elected by our shareholders may be removed only upon the affirmative vote of the holders of at least a majority of the outstanding shares of our common stock entitled to vote for such directors. These provisions may discourage, delay or prevent the removal of incumbent officers and directors.

      Restriction on Control Share Acquisitions. The Minnesota Control Share Acquisition statute requires disinterested shareholder approval for certain transactions. The Minnesota Control Share Acquisition statute applies only if:

•	the person acquiring the shares is an “acquiring person” which is a person (whether an individual or an entity) who acquires, owns or votes the “issuing public corporation’s” stock,

•	the acquisition constitutes a “control share acquisition” which occurs when the “acquiring person’s” ownership exceeds certain designated percentages, and

•	the shares acquired are shares of any “issuing public corporation” which is a corporation organized under the laws of the state of Minnesota which has at least 100 shareholders of record, or a public reporting corporation which has at least 50 shareholders of record.

      The Minnesota Control Share Acquisition statute applies unless the “issuing public corporation” opts out of the statute in its articles of incorporation or bylaws which are approved by its shareholders. We have not opted out of such provisions.

      Under Minnesota law, a “control share acquisition” does not include, among other things, the following:

•	an acquisition under Minnesota Statutes relating to mergers, statutory share exchanges and sales of substantially all assets if the issuing public corporation is a party to the transaction,

•	an acquisition from the issuing public corporation, and

•	an acquisition, subsequent to January 1, 1991, pursuant to a cash offer for all of the issuing corporation’s voting stock which has been approved by a majority vote of the members of a committee comprised of all of the disinterested members of the board of directors which was formed prior to the commencement or public announcement of the intent to commence, of the tender offer and pursuant to which the acquiring persons will become the owner of over 50% of the voting stock of the “issuing public corporation” outstanding at the time of the transaction.

      Limited Actions by Shareholders. Our articles of incorporation and our bylaws provide that any action required or permitted to be taken by our shareholders must be effected at an annual or special meeting of shareholders or by the unanimous written consent of our shareholders. Our bylaws provide that only our board of directors or two members of the board of directors, the chief executive officer, the chief financial officer or shareholders holding not less than 10% of the voting power of all shares entitled to vote. However, a shareholder meeting to be held for the purpose of considering any business combination or change in the composition of the board of directors, if called by the shareholders, must be called by holders of at least 25% of the voting power of all shares entitled to vote. Our bylaws also contain advance notice requirements for proposing matters that can be acted on by the shareholders at a shareholders meeting. Accordingly, a shareholder may be prevented from calling a special meeting for shareholder consideration of a proposal and shareholder consideration of such proposal may be delayed until advance notice is properly given or at the next annual meeting.

Majority Vote

      Our articles of incorporation require the affirmative vote of at least a majority of the voting power of all outstanding shares entitled to vote to authorize any merger, consolidation, exchange, sale, or other disposition of all or substantially all of our assets or our voluntary dissolution.

Amendments to Articles of Incorporation

      The approval of the holders of at least a majority of the voting power of all outstanding shares of common stock entitled to vote for the election of directors is required to amend specified provisions of our articles of incorporation and our amended and bylaws, including those described above.

American Stock Exchange Listing

      Our common stock has been approved for listing on the American Stock Exchange (“AMEX”) under the symbol “RED” pending closing on this offering. Even though we have received approval for listing on the AMEX, we cannot assure you that a trading market for our securities will develop or be sustained, or at what price the securities will trade. In addition, we may fail to meet certain minimum standards for continued listing. In such event, our common stock will be delisted, and its price will no longer be quoted. This may make it extremely difficult to sell or trade our common stock.

SHARES ELIGIBLE FOR FUTURE SALE

      Prior to this offering, there has been no market for our common stock. We cannot predict the effect, if any, that market sales of shares of our common stock or the availability of shares of our common stock for sale will have on the market price of our common stock prevailing from time to time. Nevertheless, sales of substantial amounts of our common stock in the public market could adversely affect the market price of our common stock and could impair our future ability to raise capital through the sale of our equity securities.

      Upon completion of this offering, we will have 4,359,796 shares of common stock outstanding, assuming the underwriter does not exercise its over-allotment option, and 4,659,796 shares of common stock outstanding if the underwriter exercises its over-allotment option. We have reserved 583,334 shares of common stock for issuance upon exercise of options granted or to be granted under our stock option plans, of which options to purchase 221,841 shares are currently outstanding. We also have reserved 1,567,430 shares of common stock for issuance upon the exercise of outstanding warrants and options not granted under any of our stock option plans.

      All of the 2,000,000 shares sold in this offering will be freely tradable without restriction or further registration under the Securities Act, unless the shares are purchased by “affiliates” of our company as that term is defined in Rule 144(a) under the Securities Act. The remaining 2,359,796 shares of common stock outstanding are “restricted securities” under the Securities Act. Restricted securities may be sold in the public market only if registered or if they qualify for an exemption from registration under Rule 144 or Rule 701 under the Securities Act.

Rule 144

      In general, under Rule 144, an affiliate of ours, or a person or persons whose shares are aggregated, who has beneficially owned restricted shares for at least one year, will be entitled to sell that number of shares in any three-month period that does not exceed the greater of:

•	one percent of the then outstanding shares of our common stock, which will be approximately 43,598 shares immediately after this offering, assuming no exercise of the underwriter’s over-allotment option, or

•	the average weekly trading volume during the four calendar weeks preceding the date on which notice of the sale is filed with the Securities and Exchange Commission.

      Sales pursuant to Rule 144 are subject to certain requirements relating to manner of sale, notice and availability of current public information about us. A person or persons whose restricted shares are aggregated who is not deemed to have been our affiliate at any time during the 90 days immediately preceding the sale and who has beneficially owned his or her shares for at least two years is entitled to sell his or her restricted shares pursuant to Rule 144(k) without regard to the limitations described above. Approximately 1,066,004 outstanding shares will qualify for this exemption immediately after the offering. These shares are subject to lock-up restrictions. The term of the lock-up restriction is one year from the effective date of the offering for substantially all of the shares. The restrictions may be waived by the underwriter. Approximately 1,504,439 outstanding shares will qualify for this exemption immediately after expiration of the lock-up period.

Rule 701

      We have issued currently exercisable options to purchase approximately 36,058 shares of common stock in reliance on Rule 701. Upon exercise of the options and warrants pursuant to Rule 701, all of these shares will be eligible for sale beginning on August 15, 2003, the date 90 days after completion of the offering. We also issued 5,000 shares of common stock in reliance on Rule 701. All of these shares will also be eligible for sale beginning on August 15, 2003. Sales of substantially all of these shares of common stock are restricted for at least 12 months from the effective date of this prospectus pursuant to lock-up restrictions which may be waived by the underwriter.

Lock-Up Agreements

      All of our existing security holders are subject to lock-up restrictions which prohibit the sale of all of their shares of our common stock in the public market. The term of the lock-up is at least one year from the effective date of this prospectus for approximately 97% of all of our shares of common stock outstanding or issuable after the offering. The underwriter may waive the lock-up restrictions. There are presently no agreements between the underwriters and any of our shareholders or affiliates releasing them from these lock-up agreements prior to the expiration of the applicable period.

Registration of Shares

      We granted registration rights to holders of shares of our series A preferred stock and holders of our warrants issued in connection with our placement of our series A preferred stock pursuant to an investor rights agreement. Pursuant to the investor rights agreement, the shares of common stock underlying the shares of series A preferred stock and warrants may be included in a registered public offering undertaken by us, other than an initial public offering, subject to certain restrictions. These registration rights will expire on the earlier of (i) three years after the effective date of this offering or (ii) as to each holder, as the case may be, such time as such holder holds less than one percent of our outstanding capital stock and the holder can sell all of their shares pursuant to Rule 144(k) or pursuant to Rule 144 within any three month period. Beginning on the date one year after this offering, the holders of shares of series A preferred stock and warrants or the shares of common stock underlying the shares of series A preferred stock and warrants have the right to demand the inclusion of their shares in a registered public offering. We could be required to file one or more registration statements covering up to 1,705,476 shares in the aggregate for some of our current shareholders. Included in these shares are 40,201 shares issuable upon exercise of warrants issued to the underwriter. These shares are subject to a lock-up restriction for up to 12 months from the date of the offering.

      We granted registration rights to holders of certain of our warrants. The shares of common stock underlying the warrants may be included in a registered public offering undertaken by us, other than an initial public offering, subject to certain restrictions. These registration rights will expire on the earlier of (i) three years after the original issuance of the warrants or (ii) as to each holder, as the case may be, such time as such holder can sell all of their shares pursuant to Rule 144(k) or pursuant to Rule 144 within any three month period. We could be required to file one or more registration statements covering up to 462,200 shares in the aggregate.

      We have granted registration rights to our underwriter, GunnAllen Financial, Inc. Pursuant to this grant, the holders of the underwriter’s warrants will be entitled to customary “piggy-back” registration rights and one “demand” right to register the shares of common stock underlying the warrants. Such registration rights shall continue with respect to particular shares for a period of five years from the effective date of this offering or until the holder can sell all of the shares pursuant to Rule 144(k) or Rule 144.

UNDERWRITING

      Subject to the terms and conditions of the underwriting agreement between us and GunnAllen Financial, Inc., the underwriter of this offering, a copy of which agreement is filed as an exhibit to the registration statement of which this prospectus forms a part, we have agreed to sell to the underwriter, and the underwriter has agreed to purchase all 2,000,000 shares of our common stock offered.

Underwriter	Address	Number of Shares

GunnAllen Financial, Inc.	1715 North Westshore Blvd. Suite 700 Tampa, Florida 33607	2,000,000

      The underwriter has advised us that it will offer the shares as set forth on the cover page of this prospectus, which includes the underwriting discount indicated there, and that it will initially allow concessions not in excess of $0.24 per share on sales to certain dealers. After the initial public offering, concessions to dealer terms may be changed by the underwriter.

      The underwriter has advised us that it does not intend to confirm sales of the shares to any account over which it exercises discretionary authority in an aggregate amount in excess of five percent of the total securities offered hereby.

      We have granted to the underwriter an option which expires 45 days after the date of this prospectus, exercisable as provided in the underwriting agreement, to purchase up to an additional 300,000 shares of our common stock at a net price of $4.525 per share which option may be exercised only for the purpose of covering over-allotments, if any.

      The underwriting agreement provides that we will reimburse the underwriter for its expenses on a non-accountable basis in the amount equal to 3% of the gross proceeds of this offering, of which $30,000 has been paid to date and the balance of which shall be paid on the closing of this offering. The underwriting agreement provides for reciprocal indemnification between us and the underwriter against certain liabilities in connection with the registration statement, including liabilities under the Securities Act of 1933, as amended. For a period of up to two years following the effective date of this offering, and subject to appropriate nondisclosure restrictions, GunnAllen Financial Inc., our underwriter, will have the right to have one representative attend each meeting of our board of directors and each meeting of any committee thereof and to participate in all discussions of each such meeting.

      At the closing of this offering, we will sell to the underwriter or its designees at an aggregate purchase price of $100, warrants to purchase up to an aggregate of 200,000 shares of our common stock. Each warrant represents the right to purchase one share of common stock for a period of four years commencing one year from the effective date of this offering. The exercise price of the warrants is 165% of the price at which our shares of common stock are sold pursuant to this offering. The warrants contain provisions that protect their holders against dilution by adjustment of the exercise price and number of shares issuable upon exercise on the occurrence of specific events, such as stock dividends or other changes in the number of our outstanding shares. No holder of these warrants will possess any rights as a shareholder unless the warrant is exercised. The warrants may not be sold, transferred, assigned or hypothecated for a period of one year from the effective date of this offering, except to officers or partners (but not directors) of the underwriter and members of the selling group and/or their officers or partners.

      The holders of the warrants will be entitled to customary “piggy-back” registration rights and one “demand” right to register the shares underlying the warrants. Such registration rights shall continue with respect to particular shares for a period of five years from the effective date of this offering or until the holder can sell all of the shares pursuant to Rule 144(k) or Rule 144. Any profit realized from the sale of shares of common stock underlying the underwriter’s warrants may be deemed additional underwriting compensation. The exercise of the underwriter’s over-allotment option will not result in an increase in the number of shares of common stock underlying the underwriter’s warrants or in the granting of any additional warrants to the underwriter.

      All of our shareholders have agreed not to offer, pledge, sell, contract to sell, grant any option for the sale of, or otherwise dispose of, directly or indirectly, any of our securities they currently hold without the prior written consent of the underwriter. The term of the lock-up period is a minimum of 12 months from the effective date of the registration statement of which this prospectus forms a part for substantially all holders of shares. All of our officers and directors are subject to lock-up agreements for a period of 18 months after the effective date of the registration statement.

      The underwriter may engage in over-allotment, stabilizing transactions, syndicate covering transactions, penalty bids and “passive” market making in accordance with Regulation M under the Securities Exchange Act of 1934. Over-allotment involves syndicate sales in excess of the offering size, which creates a syndicate short position. Stabilizing transactions permit bids to purchase the underlying security so long as the stabilizing bids do not exceed a specified maximum. Syndicate covering transactions involve purchases of the shares of common stock or warrants in the open market after the distribution has been completed in order to cover syndicate short positions. Penalty bids permit the underwriter to reclaim a selling concession from a syndicate member when the shares of common stock or warrants originally sold by such syndicate member are purchased in a syndicate covering transaction to cover syndicate short positions. In “passive” market making, market makers in the securities who are underwriters or prospective underwriters may, subject to certain limitations, make bids for or purchases of the securities until the time, if any, at which a stabilizing bid is made. These stabilizing transactions, syndicate covering transactions and penalty bids may cause the price of the common stock to be higher than they would otherwise be in the absence of these transactions. These transactions may be effected on the AMEX or otherwise and, if commenced, may be discontinued at any time.

      In connection with the offering, the underwriter may make short sales of our shares and may purchase our shares on the open market to cover positions created by short sales. Short sales involve the sale by the underwriter of a greater number of shares than they are required to purchase in the offering. “Covered” short sales are sales made in an amount not greater than the underwriter’s over-allotment option to purchase additional shares in the offering. The underwriter may close out any covered short position by either exercising its over-allotment option or purchasing shares in the open market. In determining the source of shares to close out the covered short position, the underwriter will consider, among other things, the price of shares available for purchase in the open market as compared to the price at which it may purchase shares through the over-allotment option. “Naked” short sales are sales in excess of the over-allotment option. The underwriter must close out any naked short position by purchasing shares in the open market. A naked short position is more likely to be created if the underwriter is concerned that there might be downward pressure on the price of the shares in the open market after pricing that could adversely affect investors who purchase in the offering. Similar to other purchase transactions, the underwriter’s purchases to cover the short sales may have the effect of raising or maintaining the market price of our common stock or preventing or retarding a decline in the market price of our common stock. As a result, the price of our common stock may be higher than the price that might otherwise exist in the open market.

      Prior to this offering, there has been no public market for our common stock. Consequently, the public offering price of our common stock has been determined by negotiation between us and the underwriter. Factors considered in determining the public offering price of such stock included our net worth and earnings, the amount of dilution per share of common stock to the public investors, the estimated amount of proceeds believed necessary to accomplish our proposed goals, prospects for our business and the industry in which we operate, the present state of our activities and the general condition of the securities markets at the time of the offering.

TRANSFER AGENT AND REGISTRAR

      The transfer agent and registrar for our common stock is Registrar and Transfer Company and its address is 10 Commerce Drive Cranford, NJ 07016.

LEGAL MATTERS

      Certain legal matters in connection with this offering have been passed upon for us by Larkin, Hoffman, Daly & Lindgren, Ltd., Minneapolis, Minnesota. This law firm beneficially owns 21,251 shares of our common stock and Douglas M. Ramler, a shareholder of the law firm and a former director of the company, beneficially owns 8,334 shares of our common stock. Certain legal matters relating to our patents, trademarks and related applications in connection with this offering will be passed upon for us by Luce, Forward, Hamilton & Scripps LLP, San Diego, California.

EXPERTS

      Our financial statements for the years ended March 31, 2001 and 2002 and for the period from December 1999 (inception) to March 31, 2002, included in this prospectus and elsewhere in the registration statement to which this prospectus relates, have been audited by Virchow, Krause & Company, LLP, independent certified public accountants, as stated in their report with respect thereto and are included in this prospectus and elsewhere in the registration statement in reliance upon the authority of said firm as experts in accounting and auditing.

      Certain matters dealing with patents set forth in “Risk Factors — Protecting our intellectual property in our technology through patents. . .” and “Business — Intellectual Property” have been included in this prospectus in reliance upon the written opinion of Luce, Forward, Hamilton & Scripps LLP.

DISCLOSURE OF COMMISSION POSITION ON

INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

      Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to our directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by us of expenses incurred or paid by one of our directors, officers or controlling persons in the successful defense of any action, suit or proceeding) is asserted by that director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether that indemnification by us is against public policy as expressed in the Securities Act and will be governed by the final adjudication of that issue.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

      We have filed a registration statement on Form SB-2 with the Securities and Exchange Commission relating to the common stock offered by this prospectus. This prospectus does not contain all of the information set forth in the registration statement and the exhibits and schedules to the registration statement. Statements contained in this prospectus concerning the contents of any contract or other document referred to are not necessarily complete and in each instance we refer you to the copy of the contract or other document filed as an exhibit to the registration statement, each such statement being qualified in all respects by such reference.

      For further information with respect to us and the common stock we are offering, please refer to the registration statement. A copy of the registration statement can be inspected by anyone without charge at the public reference room of the Securities and Exchange Commission, Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the Securities and Exchange Commission at 1-800-SEC-0330 for further information on the operation of the public reference room. Copies of these materials can be obtained by mail from the Public Reference Section of the Securities and Exchange Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. The Securities and Exchange

Commission maintains a website (http://www.sec.gov) that contains information regarding registrants that file electronically with the Securities and Exchange Commission.

      Upon completion of this offering, we will become subject to the information and periodic reporting requirements of the Exchange Act and will file periodic reports and other information, including proxy statements, with the SEC. These periodic reports and other information will be available for inspection and copying at the SEC’s public reference room and the website of the Securities and Exchange Commission referred to above.

INDEX TO FINANCIAL STATEMENTS

Page(s)

Report of Virchow, Krause & Company, LLP	F-2
Balance Sheets	F-3
Statements of Operations	F-4
Statement of Shareholders’ Equity (Deficit)	F-5 to F-9
Statements of Cash Flows	F-10
Notes to Financial Statements	F-11 to F-25

INDEPENDENT AUDITORS’ REPORT

Shareholders and Board of Directors

Redline Performance Products, Inc.
Vista, California

      We have audited the accompanying balance sheets of Redline Performance Products, Inc. (a development stage company) as of March 31, 2001 and 2002, and the related statements of operations, shareholders’ equity (deficit) and cash flows for the years then ended and the period from December 22, 1999 (inception) to March 31, 2002. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

      We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

      In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Redline Performance Products, Inc. as of March 31, 2001 and 2002, and the results of its operations and its cash flows for the years then ended and the period from December 22, 1999 (inception) to March 31, 2002, in conformity with accounting principles generally accepted in the United States of America.

      The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 2 to the financial statements, the Company has suffered recurring net losses and had a working capital deficit at March 31, 2002. These conditions raise substantial doubt about its ability to continue as a going concern. Management’s plan in regard to these matters are also described in Note 2. The financial statements do not include any adjustments that might result from the outcome of these uncertainties.

/s/ VIRCHOW, KRAUSE & COMPANY, LLP

Minneapolis, Minnesota

December 6, 2002

REDLINE PERFORMANCE PRODUCTS, INC.

(A Development Stage Company)

BALANCE SHEETS

	March 31,	March 31,	December 31,
	2001	2002	2002

			(Unaudited)
ASSETS
CURRENT ASSETS
Cash	$—	$2,138	$543,884
Inventories, net	443,235	302,504	402,126
Prepaid expenses and other current assets	1,247	8,242	37,808

Total Current Assets	444,482	312,884	983,818

PROPERTY AND EQUIPMENT, NET	611,378	796,494	710,434

OTHER ASSETS
Intangible assets and debt issuance costs, net	22,684	69,926	437,815
Security deposits	25,300	25,300	25,300

Total Other Assets	47,984	95,226	463,115

TOTAL ASSETS	$1,103,844	$1,204,604	$2,157,367

LIABILITIES AND SHAREHOLDERS’ EQUITY (DEFICIT)
CURRENT LIABILITIES
Checks issued in excess of bank balance	$4,068	$—	$—
Lines of credit — bank	46,467	100,376	99,242
Current maturities of long-term debt and subordinated convertible notes payable, net of original issue discount (see note 6)	114,727	454,054	1,568,496
Mandatory redeemable preferred stock, 20,002 Series A convertible preferred shares	—	—	90,000
Due to shareholders	64,002	85,045	88,525
Accounts payable	621,426	1,298,661	592,845
Accrued payroll and related expenses	36,544	81,189	159,747
Accrued expenses	10,700	84,522	105,901

Total Current Liabilities	897,934	2,103,847	2,704,756
LONG-TERM LIABILITIES
Deferred rent obligation	23,769	26,873	25,326
Long-term debt and subordinated convertible notes payable, net	—	164,458	26,370

Total Liabilities	921,703	2,295,178	2,756,452

SHAREHOLDERS’ EQUITY (DEFICIT)
Capital stock, 6,666,666 and 16,666,666 $.01 par value shares authorized at March 31, 2001 and 2002
Series A convertible preferred stock, $.01 par value, $4,690,050 liquidation preference at March 31, 2002
1,700,000 shares authorized
886,211 and 1,250,680 shares issued and outstanding at March 31, 2001 and 2002; 1,288,238 shares issued and outstanding at December 31, 2002 (unaudited)	8,862	12,507	12,883
Common stock, $.01 par value
4,966,666 and 14,966,666 shares authorized at March 31, 2001 and 2002
1,433,335 and 1,416,003 shares issued and outstanding at March 31, 2001 and 2002; 1,091,560 shares issued and outstanding at December 31, 2002 (unaudited)	14,333	14,160	10,915
Additional paid-in capital	3,463,186	5,056,557	5,208,929
Common stock warrants	216,500	847,338	3,156,896
Unearned compensation	(375,000)	(247,500)	(18,560)
Deficit accumulated during the development stage	(3,145,740)	(6,773,636)	(8,970,148)

Total Shareholders’ Equity (deficit)	182,141	(1,090,574)	(599,085)

TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY (DEFICIT)	$1,103,844	$1,204,604	$2,157,367

See accompanying notes to financial statements.

REDLINE PERFORMANCE PRODUCTS, INC.

(A Development Stage Company)

STATEMENTS OF OPERATIONS

			Period from
			December 22,
			1999	Nine Months Ended		Period from
	Year Ended	Year Ended	(Inception) to			December 22, 1999
	March 31,	March 31,	March 31,	December 31,	December 31,	(inception) to
	2001	2002	2002	2001	2002	December 31, 2002

						(Unaudited)
				(Unaudited)
REVENUES	$—	$—	$—	$—	$—	$—

OPERATING EXPENSES
Selling, general and administrative	640,070	1,754,345	2,437,939	1,675,870	961,519	3,399,458
Research and development	1,293,261	1,205,904	2,540,396	337,263	319,701	2,860,097

Total Operating Expenses	1,933,331	2,960,249	4,978,335	2,013,133	1,281,220	6,259,555

Loss from Operations	(1,933,331)	(2,960,249)	(4,978,335)	(2,013,133)	(1,281,220)	(6,259,555)

OTHER INCOME (EXPENSE)
Interest expense	(799,887)	(436,461)	(1,244,403)	(14,785)	(911,155)	(2,155,558)
Interest income	5,327	3,055	8,382	314	1,755	10,157
Other income	6,500	870	7,370	3,889	8,409	15,779

Net Other Expense	(788,060)	(432,536)	(1,228,651)	(10,582)	(900,971)	(2,129,622)

NET LOSS	(2,721,391)	(3,392,785)	(6,206,986)	(2,023,715)	(2,182,191)	(8,389,177)
Preferred stock dividends	(100,827)	(235,111)	(335,938)	(195,686)	(23,341)	(359,279)

LOSS ATTRIBUTABLE TO COMMON SHAREHOLDERS	$(2,822,218)	$(3,627,896)	$(6,542,924)	$(2,219,401)	$(2,205,532)	$(8,748,456)

LOSS PER COMMON SHARE — BASIC AND DILUTED	$(2.02)	$(2.57)	$(5.14)	$(1.57)	$(1.67)	$(6.81)

WEIGHTED AVERAGE COMMON SHARES OUTSTANDING — BASIC AND DILUTED	1,399,910	1,410,700	1,273,867	1,414,419	1,319,717	1,285,278

See accompanying notes to financial statements.

REDLINE PERFORMANCE PRODUCTS, INC.

(A Development Stage Company)

STATEMENTS OF SHAREHOLDERS’ EQUITY (DEFICIT)

								Deficit
	Series A Convertible							Accumulated
	Preferred Stock		Common Stock		Additional	Common		During the
					Paid-in	Stock	Unearned	Development
	Shares	Amount	Shares	Amount	Capital	Warrants	Compensation	Stage	Total

BALANCES at inception, December 22, 1999	—	$—	—	$—	$—	$—	$—	$—	$—
Common stock issued to founders at incorporation, $.01 per share, December 22, 1999	—	—	10,000	100	200	—	—	—	300
Common stock issued to TMAG Industries, Inc. in exchange for the purchase of assets, $.01 per share, March 8, 2000	—	—	200,000	2,000	4,000	—	—	(197,013)	(191,013)
Common stock issued to founders for patent applications, $.01 per share, March 8, 2000	—	—	1,123,335	11,233	22,467	—	—	(33,700)	—
Net loss	—	—	—	—	—	—	—	(92,809)	(92,809)

BALANCES, March 31, 2000	—	—	1,333,335	13,333	26,667	—	—	(323,522)	(283,522)
Warrants issued for the purchase of 54,169 shares of common stock, issued in connection with notes payable dated June 27, 2000, valued at $.71 per share	—	—	—	—	—	38,500	—	—	38,500
Warrants issued for the purchase of 99,339 shares of common stock, issued in connection with notes payable dated July 21, 2000, valued at $.71 per share	—	—	—	—	—	70,500	—	—	70,500
Restricted common stock issued July 31, 2000, valued at $3.75 per share	—	—	100,000	1,000	374,000	—	(375,000)	—	—
Warrants issued for the purchase of 33,336 shares of common stock, issued in connection with notes payable dated November 11, 2000, valued at $.75 per share	—	—	—	—	—	25,000	—	—	25,000
Warrants issued for the purchase of 88,755 shares of common stock, issued in connection with notes payable dated December 20, 2000, valued at $.91 per share	—	—	—	—	(80,500)	80,500	—	—	—
Series A convertible preferred stock issued for cash, at $3.00 per share on December 20, 2000, net of offering costs of $21,248	32,298	323	—	—	79,279	—	—	—	79,602
Series A convertible preferred stock issued with conversion of 8% convertible notes payable on December 20, 2000	42,439	424	—	—	126,876	—	—	—	127,300
Series A convertible preferred stock issued with conversion of 10% notes payable on December 20, 2000	347,011	3,470	—	—	1,067,530	—	—	—	1,071,000
Series A convertible preferred stock issued for cash, at $3.75 per share from December 20, 2000 to February 20, 2001, net of offering costs of $367,150	464,463	4,645	—	—	1,369,882	—	—	—	1,374,527
Warrants issued for the purchase of 1,667 shares of common stock, issued in lieu of cash for services rendered on March 21, 2001, valued at $1.20 per share	—	—	—	—	—	2,000	—	—	2,000
Beneficial conversion related to convertible notes payable	—	—	—	—	398,625	—	—	—	398,625
Beneficial conversion related to Series A convertible preferred stock	—	—	—	—	100,827	—	—	—	100,827

REDLINE PERFORMANCE PRODUCTS, INC.
(A Development Stage Company)

STATEMENTS OF SHAREHOLDERS’ EQUITY (DEFICIT) — (Continued)

								Deficit
	Series A Convertible							Accumulated
	Preferred Stock		Common Stock		Additional	Common		During the
					Paid-in	Stock	Unearned	Development
	Shares	Amount	Shares	Amount	Capital	Warrants	Compensation	Stage	Total

Net loss	—	—	—	—	—	—	—	(2,721,391)	(2,721,391)
Preferred stock dividends	—	—	—	—	—	—	—	(100,827)	(100,827)

BALANCES, March 31, 2001	886,211	8,862	1,433,335	14,333	3,463,186	216,500	(375,000)	(3,145,740)	182,141
Cancellation of restricted common stock on July 31, 2001	—	—	(33,999)	(340)	(127,160)	—	127,500	—	—
Warrants issued for the purchase of 30,000 shares of common stock, issued in connection with note payable dated March 10, 2002, valued at $.73 per share	—	—	—	—	—	22,000	—	—	22,000
Warrants issued for the purchase of 114,171 shares of common stock issued in connection with unsecured convertible notes payable dated February 25, 2002, valued at $2.58 per share	—	—	—	—	—	295,000	—	—	295,000
Warrants issued for the purchase of 5,000 shares of common stock issued for personal guarantee of bank debt dated February 19, 2002, valued at $.70 per share	—	—	—	—	—	3,500	—	—	3,500
Warrants issued for the purchase of 8,000 shares of common stock issued in connection with note payable dated March 7, 2002, valued at $.75 per share	—	—	—	—	—	6,000	—	—	6,000
Warrants issued for the purchase of 1,000 shares of common stock issued in connection with note payable dated March 7, 2002, valued at $1.00 per share	—	—	—	—	—	1,000	—	—	1,000
Series A convertible preferred stock issued for cash at $3.75 per share from April 4, 2001 to March 28, 2002, net of offering costs of $204,931 and 91,135 common stock warrants issued for cash at $0.75 per warrant from April 4, 2001 to March 28, 2002	364,469	3,645	—	—	1,363,087	68,338	—	—	1,435,070
Warrants issued for the purchase of 91,135 shares of common stock issued in connection with Series A preferred stock dated March 31, 2002, valued at $2.58 per share	—	—	—	—	(235,000)	235,000	—	—	—
Common stock issued on March 31, 2002 in lieu of cash for services rendered	—	—	16,667	167	62,333	—	—	—	62,500
Beneficial conversion related to unsecured convertible notes payable	—	—	—	—	295,000	—	—	—	295,000
Beneficial conversion related to Series A convertible preferred stock	—	—	—	—	235,111	—	—	—	235,111
Net loss	—	—	—	—	—	—	—	(3,392,785)	(3,392,785)
Preferred stock dividends	—	—	—	—	—	—	—	(235,111)	(235,111)

BALANCES, March 31, 2002	1,250,680	12,507	1,416,003	14,160	5,056,557	847,338	(247,500)	(6,773,636)	(1,090,574)
Warrants issued for the purchase of 114,171 shares of common stock issued in connection with extension of convertible notes payable on April 10, 2002 at 2.58 per share (unaudited)	—	—	—	—	—	295,000	—	—	295,000

REDLINE PERFORMANCE PRODUCTS, INC.
(A Development Stage Company)

STATEMENTS OF SHAREHOLDERS’ EQUITY (DEFICIT) — (Continued)

								Deficit
	Series A Convertible							Accumulated
	Preferred Stock		Common Stock		Additional	Common		During the
					Paid-in	Stock	Unearned	Development
	Shares	Amount	Shares	Amount	Capital	Warrants	Compensation	Stage	Total

Warrants issued for the purchase of 4,000 shares of common stock issued in connection with note payable date April 20, 2002, valued at $2.63 per share (unaudited)	—	—	—	—	—	10,500	—	—	10,500
Warrants issued for the purchase of 7,067 shares of common stock in lieu of cash for services, dated April 30, 2002, valued at $2.55 per share (unaudited)	—	—	—	—	—	18,000	—	—	18,000
Warrants issued for the purchase of 19,420 shares of common stock in connection with extension of terms on convertible notes payable as of May 19, 2002 at $2.99 per share (unaudited)	—	—	—	—	—	58,000	—	—	58,000
Series A convertible preferred stock issued for cash at $3.75 per share from April 1, 2002 to June 20, 2002, net of offering cost of $21,742 and 9,059 common stock warrants issued for cash at $.75 per warrant from April 1, 2002 to June 20, 2002 (unaudited)	37,558	376	—	—	146,552	—	—	—	146,928
Warrants issued for the purchase of 9,059 shares of common stock issued in connection with Series A convertible preferred stock from April 1, 2002 through June 20, 2002, valued at $3.42 per share (unaudited)	—	—	—	—	(31,000)	31,000	—	—	—
Warrants issued for the purchase of 40,201 shares of common stock as commission in connection with issuance of Series A convertible preferred stock, valued at $3.40 per share (unaudited)	—	—	—	—	(136,500)	136,500	—	—	—
Exercise of 20,008 common stock warrants from April 1, 2002 through July 24, 2002 for cash at $4.50 per share (unaudited)	—	—	20,008	200	141,242	(51,442)	—	—	90,000
Cancellation of restricted common stock on July 31, 2002 (unaudited)	—	—	(33,000)	(330)	(123,420)	—	123,750	—	—
Warrants issued for the purchase of 5,000 shares of common stock in connection with notes payable dated August 1, 2002, valued at $3.00 per share (unaudited)	—	—	—	—	—	15,000	—	—	15,000
Warrants issued for the purchase of 3,000 shares of common stock in exchange for payment of trade accounts payable on September 11, 2002, valued at $1.50 per share (unaudited)	—	—	—	—	—	4,500	—	—	4,500
Conversion of accounts payable into common stock on October 1, 2002 (unaudited)	—	—	541	5	1,997	—	—	—	2,002
Warrants issued for the purchase of 258,100 shares of common stock, issued in connection with notes payable dated October 15, 2002, valued at $3.00 per share (unaudited)	—	—	—	—	—	774,000	—	—	774,000

REDLINE PERFORMANCE PRODUCTS, INC.
(A Development Stage Company)

STATEMENTS OF SHAREHOLDERS’ EQUITY (DEFICIT) — (Continued)

								Deficit
	Series A Convertible							Accumulated
	Preferred Stock		Common Stock		Additional	Common		During the
					Paid-in	Stock	Unearned	Development
	Shares	Amount	Shares	Amount	Capital	Warrants	Compensation	Stage	Total

Cancellation of restricted common stock on October 16, 2002 (unaudited)	—	—	(33,000)	(330)	(123,420)	—	123,750	—	—
Cancellation of common stock on October 16, 2002 related to settlement of employment contract (unaudited)	—	—	(250,000)	(2,500)	(5,000)	—	—	7,500	—
Cancellation of common stock on October 16, 2002 related to terms of agency agreement (unaudited)	—	—	(50,659)	(507)	(1,013)	—	—	1,520	—
Warrants issued for the purchase of 15,000 shares of common stock in exchange for payment of trade accounts payable on November 13, 2002, valued at $3.00 per share (unaudited)	—	—	—	—	—	45,000	—	—	45,000
Warrants issued for the purchase of 141,900 shares of common stock, issued in connection with notes payable from October 16, 2002 through December 15, 2002, valued at $3.00 per share (unaudited) —	—	—	—	—	—	425,500	—	—	425,500
Warrants issued for the purchase of 5,000 shares of common stock in exchange for conversion of trade accounts payable into unsecured notes payable on December 10, 2002, valued at $3.00 per share (unaudited)	—	—	—	—	—	15,000	—	—	15,000
Warrants issued for the purchase of 3,500 shares of common stock in exchange for conversion of trade accounts payable into unsecured notes payable on December 10, 2002, valued at $3.00 per share (unaudited)	—	—	—	—	—	10,500	—	—	10,500
Warrants issued for the purchase of 5,000 shares of common stock in exchange for conversion of trade accounts payable into unsecured notes payable on December 10, 2002, valued at $3.00 per share (unaudited)	—	—	—	—	—	15,000	—	—	15,000
Conversion of accounts payable into common stock on December 11, 2002 (unaudited)	—	—	5,000	50	18,700	—	—	—	18,750
Conversion of accounts payable into common stock on December 11, 2002
(unaudited)	—	—	1,667	17	6,233	—	—	—	6,250
Conversion of accounts payable into common stock on December 11, 2002 (unaudited)	—	—	15,000	150	56,100	—	—	—	56,250
Warrants issued for the purchase of 44,200 shares of common stock, issued in connection with notes payable on December 27, 2002 valued at $3.00 per share (unaudited)	—	—	—	—	—	132,500	—	—	132,500

REDLINE PERFORMANCE PRODUCTS, INC.
(A Development Stage Company)

STATEMENTS OF SHAREHOLDERS’ EQUITY (DEFICIT) — (Continued)

								Deficit
	Series A Convertible							Accumulated
	Preferred Stock		Common Stock		Additional	Common		During the
					Paid-in	Stock	Unearned	Development
	Shares	Amount	Shares	Amount	Capital	Warrants	Compensation	Stage	Total

Warrants issued for the purchase of 125,000 shares of common stock, issued in connection with extension of notes payable due December 31, 2002, extended notes payable to the earlier of June 30, 2003 or the closing of an Initial Public Offering valued at $3.00 per share (unaudited)	—	—	—	—	—	375,000	—	—	375,000
Issuance of 16,000 common stock options to consultant on December 17, 2002 valued at $1.16 per option (unaudited)	—	—	—	—	18,560	—	(18,560)	—	—
Conversion of series A convertible preferred stock to mandatory redeemable preferred stock, 20,002 series A preferred shares	—	—	—	—	(90,000)	—	—	—	(90,000)
Beneficial conversion related to Series A convertible preferred stock (unaudited)	—	—	—	—	23,341	—	—	—	23,341
Beneficial conversion related to subordinated convertible notes payable (unaudited)					250,000				250,000
Net loss (unaudited)	—	—	—	—	—	—	—	(2,182,191)	(2,182,191)
Preferred stock dividends (unaudited)	—	—	—	—	—	—	—	(23,341)	(23,341)

BALANCES, December 31, 2002 (unaudited)	1,288,238	$12,883	1,091,560	$10,915	$5,208,929	$3,156,896	$(18,560)	$(8,970,148)	$(599,085)

See accompanying notes to financial statements.

REDLINE PERFORMANCE PRODUCTS, INC.

(A Development Stage Company)

STATEMENTS OF CASH FLOWS

			Period from		Period from
			December 22,		December 22,
			1999	Nine Months	1999
	Year Ended	Year Ended	(Inception) to	Ended	(Inception) to
	March 31,	March 30,	March 31,	December 31,	December 31,
	2001	2002	2002	2002	2002

				(Unaudited)
CASH FLOWS FROM OPERATING ACTIVITIES
Net loss	$(2,721,391)	$(3,392,785)	$(6,206,986)	$(2,182,191)	$(8,389,177)
Adjustments to reconcile net loss to net cash flows from operating activities
Depreciation and amortization	41,791	120,595	163,692	130,329	294,021
Amortization of original issue discount	718,625	372,854	1,091,479	666,023	1,757,502
Warrants issued for services	2,000	—	2,000	18,000	20,000
Deferred rent increase	23,769	3,104	26,873	(1,547)	25,326
Common stock issued for services	—	62,500	62,500	—	62,500
Gain sale of property and equipment	—	—	—	(6,805)	(6,805)
Inventories, net	(443,235)	140,731	(302,504)	(99,622)	(402,126)
Prepaid expenses and other current assets	93,594	(6,995)	82,683	(104,902)	(22,219)
Customer deposits	(10,500)	—	—	—	—
Security deposits	(25,300)	—	(25,300)	—	(25,300)
Accounts payable	569,668	677,235	1,298,661	(135,674)	1,162,987
Accrued payroll and related expenses and expenses	24,316	118,467	165,711	99,937	265,648

Net Cash Flows from Operating Activities	(1,726,663)	(1,904,294)	(3,641,191)	(1,616,452)	(5,257,643)

CASH FLOWS FROM INVESTING ACTIVITIES
Proceeds from sale of property and equipment	—	—	—	18,500	18,500
Purchases of property and equipment	(593,947)	(304,544)	(899,230)	(539)	(899,769)
Payments for intangible assets	(18,521)	(44,909)	(67,593)	(8,054)	(75,647)

Net Cash Flows from Investing Activities	(612,468)	(349,453)	(966,823)	9,907	(956,916)

CASH FLOWS FROM FINANCING ACTIVITIES
Checks issued in excess of bank balance	4,068	(4,068)	—	—	—
Advances from shareholders	64,002	21,043	85,045	3,480	88,525
Lines of credit — bank advances, net	46,467	4,409	50,876	(1,134)	49,742
Payments on long-term debt	(298,860)	(15,569)	(352,568)	(52,641)	(405,209)
Payment of debt issuance costs	(161,090)	—	(186,000)	(339,924)	(525,924)
Proceeds from sale of common stock	—	—	300	90,000	90,300
Proceeds from sale of Series A convertible preferred stock	1,454,129	1,435,070	2,889,199	146,928	3,036,127
Proceeds from long-term debt issued with warrants	1,171,000	815,000	2,123,300	2,301,582	4,424,882

Net Cash Flows from Financing Activities	2,279,716	2,255,885	4,610,152	2,148,291	6,758,443

Net Change in Cash	(59,415)	2,138	2,138	541,746	543,884
CASH — Beginning of period	59,415	—	—	2,138	—

CASH — END OF PERIOD	$—	$2,138	$2,138	$543,884	$543,884

See accompanying notes to financial statements.

REDLINE PERFORMANCE PRODUCTS, INC.

(A Development Stage Company)

NOTES TO FINANCIAL STATEMENTS

March 31, 2001 and 2002

Note 1 — Nature of Operations and Summary of Significant Accounting Policies

      Nature of Operations — Redline Performance Products, Inc. (the Company) was formed to design, manufacture and market snowmobiles under the Redline brand name. In March 2000, the Company acquired snowmobile related assets from the Company’s founders and an entity owned by the Company’s founders. Since inception in December 1999, the Company has been engaged in developing its technology, designing and engineering its proposed snowmobile models, building prototype snowmobiles, marketing its proposed snowmobiles and developing the Redline brand. The Company intends to conduct limited in-house manufacturing of each of its vehicle products and to eventually outsource the production of larger quantities of each product. The Company intends to sell its first snowmobile model, parts and apparel during its first year of snowmobile production. The Company intends to sell two additional snowmobile models, accessories and additional apparel in its second year of production if it is successful with its first snowmobile model. In the future the Company may sell ATVs and other recreational vehicles. The Company intends to sell its snowmobiles through independent dealers. The Company has adopted a fiscal year ending March 31.

      Cash — The Company deposits its cash in high credit quality financial institutions. The balances, at times, may exceed federally insured limits.

      Inventories — Inventories consist of raw materials and parts to be used for internal research and development and are recorded at the lower of cost (first-in, first-out) or market. The Company has established an obsolescence reserve of $0 and $75,000 at March 31, 2001 and 2002, respectively. This reserve is management’s best estimate and could change in subsequent periods.

      Property and Equipment — Property and equipment are recorded at cost. Depreciation is provided for using the straight-line method over estimated useful lives of five years. Leasehold improvements are amortized over the shorter of the lease term or the estimated useful life. Maintenance, repairs and minor renewals are expensed when incurred.

      Long-lived assets and certain identifiable intangibles are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to future net undiscounted cash flows expected to be generated by the asset. Assets to be disposed of are reported at the lower of the carrying amount or fair value less costs to sell. During the years ended March 31, 2001 and 2002 and the period from December 22, 1999 (Inception) to March 31, 2002, the Company did not record any impairment charges.

      Intangible Assets and Debt Issuance Costs — Patent costs will be amortized over their estimated useful life of five years using the straight-line method upon commencement of operations. Debt issuance costs were amortized as interest expense over the life of the loan using the straight-line method, which approximates the interest method. Upon the conversion of debt into Series A convertible preferred stock, the remaining unamortized portion of debt issuance costs were expensed as interest expense.

      Research and Development Costs — The Company expenses research and development costs as incurred. Assets that are acquired for research and development activities and which have alternative future uses in addition to the current use are included in equipment and depreciated over the assets’ estimated useful lives. The related depreciation is included in research and development expense.

      Advertising — Advertising costs are charged to expense as incurred. Advertising costs were approximately $45,000, $15,000, and $60,000 for the years ended March 31, 2001 and 2002 and for the period from December 22, 1999 (Inception) to March 31, 2002, respectively.

REDLINE PERFORMANCE PRODUCTS, INC.
(A Development Stage Company)

NOTES TO FINANCIAL STATEMENTS — (Continued)

      Income Taxes — The Company utilizes the liability method of accounting for income taxes. Under this method, deferred tax assets and liabilities are recognized for the expected future tax consequences attributable to temporary differences between the financial statement and income tax reporting bases of assets and liabilities. Deferred tax assets are reduced by a valuation allowance to the extent that realization is not assured.

      Stock-Based Compensation — In accordance with Accounting Principles Board (APB) Opinion No. 25, the Company uses the intrinsic value-based method for measuring stock-based compensation cost which measures compensation cost as the excess, if any, of the quoted market price of the Company’s common stock at the grant date over the amount the employee must pay for the stock. The Company’s policy is to grant stock options at fair value at the date of grant. Required pro forma disclosures of compensation expense determined under the fair value method of Statement of Financial Accounting Standards (SFAS) No. 123, “Accounting for Stock-Based Compensation,” are presented in Note 7. Options and warrants issued to nonemployees are recorded at fair value, as required by SFAS No. 123, using the Black Scholes pricing model.

      Net Loss per Common Share — Basic net loss per common share is computed by dividing the loss attributable to common shareholders by the weighted average number of common shares outstanding for the reporting period. Diluted net loss per common share is computed by dividing loss attributable to common shareholders by the sum of the weighted average number of common shares outstanding plus all additional common stock that would have been outstanding if potentially dilutive common shares related to common share equivalents (stock options, stock warrants, convertible preferred shares, and issued but not outstanding restricted stock) had been issued. Dilutive common equivalent shares of 1,268,035 and 1,930,818 at March 31, 2001 and 2002, respectively, have not been included in the computation of diluted net loss per common share for all periods presented because their inclusion would be anti-dilutive.

      Financial Instruments — The carrying amounts for all financial instruments approximates fair value. The carrying amounts for cash, accounts payable and accrued liabilities approximate fair value because of the short maturity of these instruments. The fair value of subordinated convertible notes payable and long-term debt approximates the carrying amounts based upon the Company’s expected borrowing rate for debt with similar remaining maturities and comparable risk.

      Management’s Use of Estimates — The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

      Recent Accounting Pronouncements — SFAS No. 133, “Accounting for Derivative Instruments and Hedging Activities,” as amended, is effective for years beginning after June 15, 2000. SFAS No. 133 establishes accounting and reporting standards requiring that every derivative instrument, including certain derivative instruments embedded in other contracts, be recorded in the balance sheet as either an asset or liability measured at its fair value. SFAS No. 133 requires that changes in the derivative’s fair value be recognized currently in earnings unless specific hedge criteria are met. Special accounting for qualifying hedges allows a derivative’s gains or losses to offset related results on the hedged item in the statement of operations and requires that a company must formally document, designate and assess the effectiveness of transactions that receive hedge accounting. The adoption of SFAS No. 133 did not have a material effect on the Company’s financial position or results or operations.

      In June 2001, the Financial Accounting Standards Board (FASB) issued SFAS No. 141 “Business Combinations.” SFAS No. 141 eliminates the pooling-of-interests method of accounting for business

REDLINE PERFORMANCE PRODUCTS, INC.
(A Development Stage Company)

NOTES TO FINANCIAL STATEMENTS — (Continued)

combinations except for qualifying business combinations that were initiated prior to July 1, 2001. In addition, SFAS No. 141 further clarifies the criteria to recognize intangible assets separately from goodwill. The requirements of Statement No. 141 are effective for any business combination accounted for by the purchase method that is completed after June 30, 2001. The adoption of SFAS No. 141 did not have a material effect on the Company’s financial position or results or operations.

      In June 2001, FASB issued SFAS No. 142, “Goodwill and Other Intangible Assets.” Under SFAS No. 142, goodwill and indefinite lived intangible assets are no longer amortized but are reviewed annually (or more frequently if impairment indicators arise) for impairment. Separable intangible assets that are not deemed to have an indefinite life will continue to be amortized over their useful lives (but with no maximum life). The adoption of SFAS No. 142 will not have a material effect on the Company’s financial position or results of operations.

      In June 2001, FASB issued SFAS No. 143, “Accounting for Asset Retirement Obligations.” SFAS No. 143 is effective for fiscal years beginning after June 15, 2002. The Company believes the adoption of SFAS No. 143 will not have a material effect on the Company’s financial position or results of operations.

      In August 2001, FASB issued SFAS No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets.” SFAS No. 144 supersedes SFAS No. 121. SFAS No. 144 primarily addresses significant issues relating to the implementation of SFAS No. 121 and develops a single accounting model for long-lived assets to be disposed of, whether primarily held, used or newly acquired. The provisions of SFAS No. 144 will be effective for fiscal years beginning after December 15, 2001. The provisions of SFAS No. 144 generally are to be applied prospectively. The Company believes the adoption of SFAS No. 144 will not have a material effect on the Company’s financial position or results of operations.

      In April 2002, FASB issued SFAS No. 145, “Rescission of FASB Statements No. 4, 44, and 64, Amendment of FASB Statement No. 13, and Technical Corrections.” The Company believes the adoption of SFAS No. 145 will not have a material effect on the Company’s financial position or results of operations.

      In June 2002, FASB issued SFAS No. 146, “Accounting for Costs Associated with Exit or Disposal Activities.” SFAS No. 146 requires the recognition of a liability for a cost associated with an exit or disposal activity when the liability is incurred versus the date the Company commits to an exit plan. In addition, SFAS No. 146 states the liability should be initially measured at fair value. The requirements of SFAS No. 146 are effective for exit or disposal activities that are initiated after December 31, 2002. The Company believes the adoption of SFAS No. 146 will not have a material effect on the Company’s financial position or results of operations.

      In October 2002, FASB issued SFAS No. 147, “Acquisitions of Certain Financial Institutions.” SFAS No. 147 is effective October 1, 2002. The Company believes the adoption of SFAS No. 147 will not have a material effect on the Company’s financial position or results of operations.

Note 2 — Development Stage Company

      The Company is a development stage company that has not yet generated revenues and has incurred net losses since inception totaling approximately $6,200,000. At March 31, 2001 and 2002, the Company had working capital deficits of $453,452 and $1,790,963, respectively.

      To fund its operations to date during the development stage, the Company has issued convertible debentures and Series A Preferred Stock as more fully discussed in Notes 6 and 7. Management’s plans are to fund its current obligations as well as those to be incurred in the near future with proceeds from the sale of Bridge Financing Units as more fully discussed in Note 12. The Company believes its transition to

REDLINE PERFORMANCE PRODUCTS, INC.
(A Development Stage Company)

NOTES TO FINANCIAL STATEMENTS — (Continued)

production will require cash resources in excess of this Bridge Financing offering and plans on filing a Registration Statement with the Securities and Exchange Commission covering the proposed sale of 2,000,000 shares of its common stock at an estimated price of $5.00 per share (IPO).

      No assurance of the number of shares placed, proceeds generated, or warrants issued in the IPO discussed in Note 12 can be determined until the offering is completed. The proceeds from the Bridge Financing offering and IPO are needed to meet the Company’s current obligations and to fund its continuing expenses, including increased manufacturing costs as the Company begins to produce its first snowmobiles. However, there is no assurance that the Company will be able to compete the IPO. Until the Company is able to raise this capital or other capital, there is a substantial question about its ability to continue as a going concern.

      Management believes the Company will commence active manufacturing and marketing operations during the year ending March 31, 2004 and will emerge from the development stage during that period.

Note 3 — Property and Equipment, Net

      Property and equipment consisted of the following at March 31:

	2001	2002

Manufacturing equipment, fixtures and tooling	$480,024	$701,571
Leasehold improvements	178,805	188,461
Office equipment and computer systems	13,670	35,669
Vehicles	—	49,553
Less: accumulated depreciation and amortization	(61,121)	(178,760)

Total	$611,378	$796,494

      Depreciation and amortization expense on property and equipment was $41,791, $119,428 and $162,525 for the years ended March 31, 2001 and 2002 and the period from December 22, 1999 (inception) to March 31, 2002, respectively.

Note 4 — Acquisition of Snowmobile Operations

      In March 2000, the Company acquired all of the snowmobile-related operations and assets of TMAG Industries, Inc. (TMAG), a company related through common ownership, in exchange for 200,000 shares of common stock, $227,000 of notes payable, and $114,727 of long-term debt.

      Concurrent with this transaction, the Company also issued 1,123,334 shares of common stock to its founders in exchange for the assignment to the Company of patent applications held by the founders.

      For each of these transactions, management evaluated the value and nature of the assets received and issued debt and shares of common stock commensurate with such evaluations. Because the Company acquired the assets from related parties, no goodwill was recorded on the transaction. Instead, the excess of the amount of notes payable, long-term debt and common stock issued over TMAG and the founders’ basis in the assets is recorded as an additional to the deficit accumulated during the development stage. The results of operations on an unaudited pro forma basis are not presented separately as the results do not differ significantly from historical amounts presented herein.

REDLINE PERFORMANCE PRODUCTS, INC.
(A Development Stage Company)

NOTES TO FINANCIAL STATEMENTS — (Continued)

Note 5 — Lines of Credit

      During the fiscal year 2000, the Company entered into a $50,000 revolving line of credit with California Federal Bank. Amounts outstanding are due upon demand and bear interest at 2.50% over the bank’s prime rate (8.00% and 4.75% at March 31, 2001 and 2002, respectively). The line of credit is secured by the personal guarantees of two of the Company’s significant shareholders. Outstanding borrowings were $46,467 and $50,276 at March 31, 2001 and 2002, respectively. Outstanding borrowings were $49,420 at December 31, 2002 (unaudited).

      During the fiscal year 2000, the Company assumed a $50,000 revolving line of credit with California Federal Bank from its purchase of TMAG (see Note 4). Amounts outstanding are due upon demand or if no demand is made on March 31, 2003, and bear interest at 2.50% over the bank’s prime rate (8.00% and 4.75% at March 31, 2001 and 2002, respectively). The line of credit is secured by the personal guarantees of two of the Company’s significant shareholders. There were no outstanding borrowings at March 31, 2001. Outstanding borrowings were $50,100 at March 31, 2002. Outstanding borrowings were $49,822 at December 31, 2002 (unaudited).

Note 6 — Long-Term Debt and Subordinated Convertible Notes Payable

      Long-term debt consisted of the following at:

			(unaudited)
	March 31,	March 31,	December 31,
	2001	2002	2002

Note payable — TMAG, due in monthly installments of $6,116, including interest at 6%, due October 2003, unsecured (see below)	$114,727	$—	$—
Note payable — Venture Bank, total principal including interest at 7.50%, due October 15, 2002, unsecured, guaranteed by investors	—	30,000	—
Note payable — Wells Fargo Bank, due in monthly installments of $1,932, including interest at 7%, due October 2004, unsecured	—	49,658	42,936
Note payable — other, net of original issue discount of $18,333 and $8,220 at March 31, 2002 and December 31, 2002 total principal including interest at 13.5% due on June 2003, unsecured	—	106,667	116,780
Note payable — Robert W. Wyatt, Jr., (related party) net of original issue discount of $5,625 and $7,638 at March 31, 2002 and December 31, 2002 total principal including interest at 12% due on June 2003, unsecured	—	24,375	37,362
Note payable — other, net of original issue discount of $938 and $425 at March 31, 2002 and December 31, 2002 total principal including interest at 12% due on June 2003, unsecured	—	4,062	4,575
Unsecured convertible note payable — Mark Kolesar (related party), net of original discount of $53,100 and $150,000 at March 31, 2002 and December 31, 2002 total principal including interest at 15% due on June 30, 2003	—	96,900	—

REDLINE PERFORMANCE PRODUCTS, INC.
(A Development Stage Company)

NOTES TO FINANCIAL STATEMENTS — (Continued)

			(unaudited)
	March 31,	March 31,	December 31,
	2001	2002	2002

Unsecured convertible note payable — Robert W. Wyatt, Jr. (related party), net of original issue discount of $35,400 and $100,000 at March 31, 2002 and December 31, 2002 total principal including interest at 15% due on June 30, 2003	—	64,600	—
Unsecured convertible note payable — director (a related party), net of original issue discount of $14,160 and $40,000 at March 31, 2002 and December 31, 2002 total principal including interest at 15% due on June 30, 2003	—	25,840	—
Unsecured convertible note payable — director (a related party), net of original issue discount of $17,700 and $50,000 at March 31, 2002 and December 31, 2002 total principal including interest at 15% due on June 30, 2003	—	32,300	—
Unsecured convertible notes payable — other, net of original issue discount of $100,890 and $285,000 at March 31, 2002 and December 31, 2002, total principal including interest at 15% due on June 30, 2003	—	184,110	—
10% Secured subordinated note payable — other, net of original issue discount of $1,125,805 at December 31, 2002, total principal including interest at 10% due on December 31, 2003, secured by certain assets of the Company (unaudited).	—	—	1,045,195
10% Secured subordinated note payable — Industricorp & Co., Inc. (related party), net of original issue discount of $25,469 at December 31, 2002, total principal including interest at 10% due on December 31, 2003, secured by certain assets of the Company (unaudited).	—	—	24,531
Unsecured note payable — other, payments of $2,000 for each investment of $50,000 received in with financing, remaining principal including interest at 18% due June 30, 2003 (unaudited).	—	—	93,371
Unsecured note payable — other, payments of $2,000 for each $50,000 of the amount of gross proceeds received by the Company with equity transactions greater than $2,000,000, remaining principal including interest at 12% due June 30, 2003 (unaudited)	—	—	200,000
Unsecured note payable — other, net of original issue discount of $9,692 at December 31, 2002, total principal including interest at 10% due June 30, 2003 (unaudited).	—	—	7,808

REDLINE PERFORMANCE PRODUCTS, INC.
(A Development Stage Company)

NOTES TO FINANCIAL STATEMENTS — (Continued)

			(unaudited)
	March 31,	March 31,	December 31,
	2001	2002	2002

Unsecured note payable — other, net of original issue discount of $27,692 at December 31, 2002, total principal including interest at 10% due June 30, 2003 (unaudited).	—	—	22,308

Totals	114,727	618,512	1,594,866
Less: Current portion	(114,727)	(454,054)	(1,568,496)

Long-Term Portion	$—	$164,458	$26,370

      All notes payable outstanding as of December 31, 2002 are due the earlier of the due date noted or the completion of an IPO offering.

      Future maturities of long-term debt and unsecured convertible notes payable for years ending after:

	March 31,	December 31,
	2002	2002

		(unaudited)
2003	$675,304	$3,398,437
2004	181,771	26,370
2005	7,583	0

Total future minimum payments	864,658	3,424,807
Less: original issue discount	(246,146)	(1,829,941)

Present value of future minimum payments	618,512	1,594,866
Less: current portion	(454,054)	(1,568,496)

Total	$164,458	$26,370

      During the year ended March 31, 2002, TMAG canceled the $114,727 note owed by the Company in exchange for the Company assuming two notes owed by TMAG to two banks. One of the notes is included in the amount outstanding on the line of credit — bank at March 31, 2002, whereas, the second note is included in long-term debt at March 31, 2002.

      During the year ended March 31, 2000, the Company issued $137,300 of 8% unsecured convertible notes. In December 2000, the Company exchanged $127,300 of the unsecured convertible notes for 42,439 shares of Series A convertible preferred stock at $3.00 per share, which was the per share amount of Series A convertible preferred stock issued for cash in December 2000. In addition, during the years ended March 31, 2001 and 2002 the Company issued unsecured convertible notes payable of $1,171,000 and $815,000, respectively, and issued warrants to the note holders to purchase shares of common stock of 153,171 and 186,844, respectively. The warrants allow the note holders to purchase common shares at prices ranging from $3.00 to $3.75 per share at dates expiring July 2004 through February 2009. The proceeds were allocated between the unsecured convertible note and the warrant based on the relative fair values of the securities at the time of issuance. The warrants were valued using the Black Scholes pricing model. The resulting original issue discount, the fair value of the warrant and the beneficial conversion of the note payable into Series A preferred stock as defined in Emerging Issue Task Force (EITF) 00-27 “Application of Issue No. 98-5 to Certain Convertible Instruments,” is being amortized over the life of the note using the straight-line method, which approximates the interest method. In December 2000, $1,071,000 of unsecured convertible debt was converted into 347,011 shares of Series A convertible

REDLINE PERFORMANCE PRODUCTS, INC.
(A Development Stage Company)

NOTES TO FINANCIAL STATEMENTS — (Continued)

preferred stock at $3.00 per share, which was the per share amount of Series A preferred stock issued for cash in December 2000. Upon conversion of the unsecured convertible note any unamortized debt issuance costs were recorded as interest expense. The unsecured convertible debt that was not converted into Series A convertible preferred stock at March 31, 2001 and 2002 was $0 and $538,854, respectively, net of original issue discount of $0 and $246,146, respectively. At the election of the note holder, all principal and accrued interest outstanding on the unsecured convertible note may be converted into debt or equity securities at a conversion price as defined in the note agreement.

Note 7 — Shareholders’ Equity

      In July 2002, the Company declared a one-for-three reverse stock split. Dollar, share and loss per common share have been retroactively adjusted to reflect the reverse stock split.

      Capital Stock Authorized/Right to Redesignate Capital Stock — The articles of incorporation authorize the Company to issue 16,666,666 shares of $.01 par value capital stock. All authorized and unissued shares of the Company’s capital stock are shares of common stock, subject to redesignation by the board of directors. The Company’s board of directors has the authority to establish the terms of authorized shares and issue such shares in one or more classes or series of preferred or other capital stock. The consent of the holders of the issued and outstanding shares of common stock is not required for designation and issuance of shares of authorized capital stock.

      Series A Convertible Preferred Stock — Series A convertible preferred stock (preferred stock) can be converted by holders into shares of common stock on a one-to-one basis, subject to adjustment for certain events specified in the preferred stock subscription agreement. Preferred stock holders may convert their shares into common stock at any time, are entitled to vote on all matters presented to the stockholders, and are entitled to a preference in the amount of $3.75 per share upon liquidation or sale of the Company. Each share of preferred stock will automatically convert into one share of common stock upon the closing of a public offering at a per share price that is not less than $3.00 in an offering which generates gross proceeds of at least $10,000,000. No dividend rate is specified for the preferred stock, however, the holders of the preferred stock are entitled to dividends, if declared by the Company’s Board of Directors, at a rate equivalent to any dividends on common stock (no dividends have been declared to date). Warrants to purchase shares of the Company’s common stock were given with the issuance of certain preferred stock and were valued at fair value using the Black Scholes pricing model. In addition, any intrinsic value of any beneficial conversion option was recorded as a preferred stock dividend at the time of the preferred stock issuance as defined by EITF 00-27 “Application of Issue No. 98-5 to Certain Convertible Instruments.” Since the preferred stock is immediately convertible into common stock the intrinsic value of the beneficial conversion option was recorded at the date of issuance.

      During the year ended March 31, 2001, the Company completed preferred stock offerings in which it issued 496,761 shares of Series A Convertible Preferred Stock with net proceeds of $1,454,129. Warrants to purchase shares of the Company’s common stock were given with the issuance of Series A convertible preferred stock and were valued at fair value using the Black Scholes pricing model. In addition, any intrinsic value of any beneficial conversion options was recorded at the time of the preferred stock issuance as defined by EITF 00-27 “Application of Issue No. 98-5 to Certain Convertible Instruments.”

      During the year ended March 31, 2002, the Company completed a stock offering in which it issued 364,469 shares of Series A Convertible Preferred Stock with net proceeds of $1,435,070. Warrants to purchase shares of the Company’s common stock were given with the issuance of Series A convertible preferred stock and were valued at fair value using the Black Scholes pricing model. In addition, any intrinsic value of any beneficial conversion options was recorded at the time of the preferred stock issuance as defined by EITF 00-27 “Application of Issue No. 98-5 to Certain Convertible Instruments.”

REDLINE PERFORMANCE PRODUCTS, INC.
(A Development Stage Company)

NOTES TO FINANCIAL STATEMENTS — (Continued)

      Restricted Stock — In July 2000, the Company issued 100,000 shares of restricted common stock to its founders at $3.75 per share. The founders immediately have all the rights of a shareholder, except that full economic ownership is subject to vesting through the achievement of three successive annual milestones, one-third of these shares vesting upon the achievement of each milestone. If any one of the milestones is not achieved, vesting of those shares will not occur and will be canceled. In July 2001, the Company canceled 33,999 shares of restricted common stock for failure to achieve a milestone.

      Upon issuance of the restricted stock, unearned compensation equivalent to the market value at the date of grant was charged to shareholders’ equity and will be subsequently amortized over the periods during which the milestones are to be met.

      Stock Warrants — Stock warrants activity is as follows:

		Weighted-Average
	Outstanding	Exercise Price

Outstanding, April 1, 2000	—	$—
Granted	298,487	3.23
Exercised	—	—
Forfeited	—	—

Outstanding, March 31, 2001	298,487	3.23
Granted	249,306	4.02
Exercised	—	—
Forfeited	—	—

Outstanding, March 31, 2002	547,793	$3.59

      The weighted-average grant-date fair value of warrants granted during the years ended March 31, 2001 and 2002 was $0.73 and $1.03, respectively. All warrants were valued at fair value using the Black Scholes pricing model.

      Stock warrants awarded during the years ended March 31 are as follows:

	2001	2002

Debt issuance and guarantees	208,065	158,171
Series A Convertible Preferred stock	88,755	91,135
Services rendered	1,667	—

	298,487	249,306

      During the period April 1, 2002 through December 31, 2002, the Company issued 759,444 warrants for the purchase of the Company’s common stock at an exercise price of $3.75 per share and 40,201 warrants for the purchase of the Company’s common stock at an exercise price of $4.50 per share (unaudited).

      Stock Options — In July 2000, the Company’s Board of Directors approved the 2000 Stock Option Plan (2000 Plan), whereby options to purchase shares of the Company’s common stock are granted at a price not less than the fair market value of the stock at the date of grant. Options granted under this plan may be designated either qualified incentive or non-qualified options and vest over periods designated by the Board, generally over four years, and expire no later than ten years from the date of grant. If incentive options are granted to persons owning more than ten percent of the voting stock of the Company, the 2000 Plan provides that the exercise price shall not be less than 110% of the fair market value per share at the

REDLINE PERFORMANCE PRODUCTS, INC.
(A Development Stage Company)

NOTES TO FINANCIAL STATEMENTS — (Continued)

date of grant, and will expire no later than five years from the date of grant. As part of the 2000 Plan, the Board of Directors has reserved 333,334 shares of common stock for 2000 Plan grants.

      Stock option activity for the 2000 Plan is as follows:

		Weighted-Average
	Options	Exercise Price

Outstanding, April 1, 2000	—	$—
Granted	50,001	4.13
Exercised	—	—
Forfeited	—	—

Outstanding, March 31, 2001	50,001	4.13
Granted	49,676	3.75
Exercised	—	—
Forfeited	(9,002)	(3.75)

Outstanding, March 31, 2002	90,675	$3.96

      In March 2001, the Company’s Board of Directors approved the 2001 Non-Employee Director Stock Option Plan (Director Plan), whereby non-qualified options to purchase shares of the Company’s common stock are granted at a price equal to the fair market value of the stock at the date of grant. Under the Director Plan, options to purchase 8,334 shares of the Company’s common stock are granted to each non-employee director upon being elected or appointed to the Company’s Board of Directors. Options to purchase 1,667 shares vest immediately upon appointment, and options to purchase the remaining shares vest at 1,667 shares upon each subsequent anniversary date of the appointment. In addition to these initial grants, on the date of each annual meeting of the Company’s shareholders, other than the annual meeting during the one-year period following a director’s appointment, each non-employee director is automatically granted an option for the purchase of 1,667 shares of common stock. These additional grants vest as to 50% of the shares immediately and as to the remaining shares one year after the grant. All options granted to Non-Employee Directors expire seven years from the date of grant. All automatic grants may be increased or decreased at the discretion of the Company’s Board of Directors. In the event of a change in control, as defined in the Director Plan, vesting of the options may be accelerated at the discretion of the Board of Directors. As part of the Director Plan, the Board of Directors has reserved 66,667 shares of common stock for Director Plan grants. (See note 12)

      Stock option activity for the Director Plan is as follows:

		Weighted-Average
	Options	Exercise Price

Outstanding, April 1, 2000	—	$—
Granted	33,336	3.75
Exercised	—	—
Forfeited	—	—

Outstanding, March 31, 2001	33,336	3.75
Granted	13,335	3.75
Exercised	—	—
Forfeited	—	—

Outstanding, March 31, 2002	46,671	$3.75

REDLINE PERFORMANCE PRODUCTS, INC.
(A Development Stage Company)

NOTES TO FINANCIAL STATEMENTS — (Continued)

      Options outstanding and exercisable as of March 31, 2002, are as follows:

	Outstanding			Exercisable

		Weighted-Average
					Weighted
			Remaining		Average
		Exercise	Contractual		Exercise
Range of Exercise Prices	Options	Price	Life-Years	Options	Price

$3.75	50,001	$3.75	3.34	12,500	$3.75
$4.13	87,345	4.13	5.68	26,194	4.13

$3.75 to $4.13	137,346	$3.89	4.99	38,694	$3.87

      The fair market value of each option grant is estimated on the date of grant using the Black Scholes pricing model with the following weighted-average assumptions used for options granted during the years ended March 31, 2001 and 2002: dividend yield and expected volatility of 0% each; risk-free interest rates of 6.13% and 4.13%; and expected lives of five and seven years, respectively. The weighted-average fair value of options granted during the years ended March 31, 2001 and 2002 was $1.07 and $1.24, respectively.

      The Company applies APB No. 25 and related interpretations in accounting for its Plan. Had compensation costs for the Company’s stock options been determined based on the fair value at the grant dates consistent with the method of Statement of Financial Accounting Standards No. 123 “Accounting for Stock Based Compensation” (SFAS No. 123), the Company’s net loss and loss per common share would have been changed to the pro forma amounts indicated below:

			Period from
			December 22,
			1999
			(Inception) to
	March 31,	March 31,	March 31,
	2001	2002	2002

Pro forma net loss	$(2,739,548)	$(3,433,725)	$(6,247,926)
Pro forma loss attributable to common shareholders	$(2,840,375)	$(3,668,836)	$(6,583,864)
Pro forma loss per common share — basic and diluted	$(1.96)	$(2.43)	$(4.90)
Loss attributable to common shareholders — basic and diluted	$(2.03)	$(2.60)	$(5.17)

Note 8 — Income Taxes

      The Company has generated net operating losses of approximately $3,815,000 which, if not used, will begin to expire in 2020 and research and development tax credit carryforwards of approximately $338,000 which, if not used, will begin to expire in 2020. Future changes in the ownership of the Company may place limitations on the use of these net operating loss carryforwards.

REDLINE PERFORMANCE PRODUCTS, INC.
(A Development Stage Company)

NOTES TO FINANCIAL STATEMENTS — (Continued)

      The Company has recorded a full valuation allowance against its deferred tax asset due to the uncertainty of realizing the related benefits as follows:

	March 31,	March 31,
	2001	2002

Net operating loss carryforwards	$518,000	$1,450,000
Capitalized start up costs	473,000	726,000
Research and development tax credit carryforwards	177,000	338,000
Depreciation and other timing differences	33,000	79,000
Less: valuation allowance	(1,201,000)	(2,593,000)

Net deferred tax asset	$—	$—

      The change in the valuation allowance was $1,164,000, $1,392,000 and $2,593,000 for the years ended March 31, 2001 and 2002 and the period from December 22, 1999 (inception) to March 31, 2002, respectively.

      Reconciliation between the federal statutory rate and the effective tax rate for the years ended March 31, 2001 and 2002 and the period from December 22, 1999 (inception) to March 31, 2002 is as follows:

			Period From
			December 22,
			1999
			(Inception)
	March 31,	March 31,	to March 31,
	2001	2002	2002

Federal statutory tax rate	34.0%	34.0%	34.0%
State taxes, net of federal benefit	4.0	4.0	4.0
Change in valuation allowance	(38.0)	(38.0)	(38.0)

Effective tax rate	0.0%	0.0%	0.0%

Note 9 — Related Party Transactions

      The Company has unsecured notes payable, due on demand, with shareholders of the Company for costs incurred in the start-up of the Company. The balance at March 31, 2001 and 2002 was $64,002 and $85,045, respectively. The advances are non-interest bearing.

      Accounts payable at March 31, 2001 and 2002 includes $5,307 and $109,087, respectively, of credit card liabilities which are guaranteed by two of the Company’s significant shareholders. These credit cards are used by the Company for its operations. Also, included in accounts payable at March 31, 2001 and 2002 are $147,399 and $115,318, respectively, of payables to related parties.

      During the years ended March 31, 2001 and 2002, the Company made payments totaling approximately $254,000 and $248,000 to a vendor, the owner of which is one of the Company’s directors, for materials and services related to the design, tooling, and fabrication of body panel and associated components.

      Interest expense on long-term debt issued to TMAG was approximately $9,000 and $0 for the years ended March 31, 2001 and 2002, respectively, and approximately $10,000 for the period December 22, 1999 (inception) to March 31, 2002.

REDLINE PERFORMANCE PRODUCTS, INC.
(A Development Stage Company)

NOTES TO FINANCIAL STATEMENTS — (Continued)

Note 10 — Commitments and Contingencies

      The Company was leasing its research and development facility and equipment from one of its significant shareholders, under separate operating lease agreements that terminated on October 16, 2002 (see Note 12). Monthly payments under these leases totaled $9,700. Rent expense for the years ended March 31, 2001 and 2002 to the significant shareholder was $103,875 and $116,400, respectively, and rent expense was $220,275 for the period from December 22, 1999 (inception) to March 31, 2002. Prior to March 31, 2000, TMAG paid a portion of these monthly payments.

      The Company entered into a building lease during the year ended March 31, 2001. The lease agreement expires on August 31, 2005 and requires monthly payments of $15,500 over the life of the term. The lease agreement has a renewal option of 24 months and is guaranteed by two significant shareholders.

      The Company is obligated to pay costs of insurance, taxes, repairs and maintenance pursuant to the terms of these leases. At March 31, 2002, the Company had the following minimum commitments, by fiscal year, for payment of rentals under leases, which at inception had a non-cancelable term of more than one year:

2003	$228,350
2004	178,250
2005	186,000
2006	77,500

Total lease commitments	$670,100

      Rent expense was $208,051 and $288,879 for the years ended March 31, 2001 and 2002, respectively, and was $504,930 for the period from December 22, 1999 (inception) to March 31, 2002.

      Employment Agreements — The Company has employment agreements with three officers. The agreements require annual compensation as defined in the agreements. The agreements expire on July 31, 2004 and automatically renew for one year terms unless either party terminates the agreement. The agreements require the Company to pay a severance of up to one year as defined in the agreements if the Company terminates the agreements without cause. The maximum severance payment at March 31, 2002 is $270,000.

      Engine Development Agreement — The Company is a party to an engine development agreement and a consulting agreement with one of its shareholders. Upon payment of total consideration of $250,000, the Company will acquire the engine and related technology which are the subject of the agreement. The Company has paid $200,000 and the balance owed is $50,000. The agreement includes a specified fee for each snowmobile sold by the Company which incorporates the engine developed for the Company. The Company is not obligated to use the engine developed for the Company and there is no minimum amount of fees required to be paid. The maximum amount of engine fees under the agreement will be $275,000. The agreement terminates upon the Company’s purchase of the engine and related technology. The Company’s obligation to pay per unit engine fees survives termination of the agreement. As of March 31, 2002, the Company was not obligated for any engine fees. The consulting agreement describes the services to be provided by the shareholder and the amounts to be paid by the Company for general engineering services. During March 31, 2001 and 2002, the Company paid to its shareholder $198,986 and $150,972, respectively, for consulting fees and recorded consulting expenses of $202,986 and $146,838 for the years ended March 31, 2001 and 2002, respectively.

      Shareholder Agreement — The Company and its founders have entered into an agreement that restricts the shareholders’ ability to dispose of or transfer common shares. The Company may, but is not

REDLINE PERFORMANCE PRODUCTS, INC.
(A Development Stage Company)

NOTES TO FINANCIAL STATEMENTS — (Continued)

obligated, to purchase the departed shareholders shares depending on the event. The purchase price is defined in the agreement.

Note 11 — Supplemental Cash Flows Information

      The following are the noncash investing and financing activities for the years ended March 31, 2001 and 2002 and the period from December 22, 1999 (inception) to March 31, 2002:

			December 22,
			1999
			(Inception) to
	March 31,	March 30,	March 31,
	2001	2002	2002

Cash paid for interest	$86,187	$12,780	$107,021
Noncash investing and financing transactions:
Conversion of notes payable into Series A Convertible Preferred Stock	$1,198,300	$127,500	$1,325,800
Issuance of Restricted Common Stock to its founders	375,000	—	375,000
Issuance of debt for TMAG assets	—	—	341,727
Assumption of line of credit — bank in consideration for cancellation of a portion of the TMAG note payable	—	49,500	49,500
Assumption of a bank note payable in consideration for cancellation of a portion of the TMAG note payable	—	65,227	65,227

Note 12 — Subsequent Events (Unaudited)

      Bridge Financing — The Company entered into a confidential private placement memorandum that generated gross proceeds of $2,221,000 through the issuance of 88.8 bridge financing units during the nine month period ended December 31, 2002. Each unit consists of a secured promissory note in the principal amount of $25,000 bearing interest at 10% per annum and a redeemable warrant to purchase 2,500 shares of common stock at an exercise price of $3.75 per share. GunnAllen Financial, Inc. acted as exclusive placement agent for the sale of the units. The secured promissory note is secured by certain assets of the Company and are due at the earlier of December 31, 2003 or upon the Company completing an IPO. The 10% secured subordinated notes issued in the bridge financing have an aggregate face amount of $2,221,000. The carrying amount of these notes as of December 31, 2002, reflect an allocation of proceeds from such bridge financing between the notes and the warrants issued in connection with the financing. The (i) carrying amount of such notes held by unrelated parties of $1,045,195 (page F-16), plus (ii) original issue discount related thereto of $1,125,805 (page F-16) plus (iii) the carrying amount of such notes held by a related party of $24,531 (page F-16), plus (iv) original issue discount related thereto of $25,469 (page F-16), totals $2,221,000 of notes issued during the nine month period ended December 31, 2002.

      Employment Agreement — The Company entered into an employment agreement with Mark Payne effective October 15, 2002. The agreement requires compensation as defined in the agreement and requires the Company to pay a severance of up to one year as defined in the agreements if the Company terminates the agreements without cause. The Company also issued an option to purchase 240,000 shares of common stock to Mr. Payne. The option has an exercise price of $3.75 per share, vests over four years and expires on October 15, 2007.

REDLINE PERFORMANCE PRODUCTS, INC.
(A Development Stage Company)

NOTES TO FINANCIAL STATEMENTS — (Continued)

      Settlement and Release Agreement — The Company entered into a settlement and release agreement with William Savage and Savage Family 1995 Trust (collectively Savage) dated October 16, 2002. As noted in note 10, the Company leased its research and development facility and equipment from Savage. Pursuant to the settlement and release agreement, the Company paid $53,000 which canceled all accrued salaries due Savage and the real property and equipment leases were terminated. In addition, the Company is obligated to pay compensation due Savage for the duration of the employment contract on an at will basis.

      Related Party Transaction — In August 2002, the Company issued a promissory note to Industricorp & Co., Inc., a shareholder and related party to the Company. Industricorp & Co., Inc. loaned the Company $50,000 which bears interest at 8%. In connection with the loan, the Company issued Industricorp & Co., Inc. a warrant to purchase 5,000 shares of Company common stock at a per share price of $3.75. The promissory note was repaid in October 2002.

      Restricted Stock — In July 2002, the Company canceled 33,000 shares of restricted common stock for failure to achieve a milestone.

      IPO — The Company is currently preparing a registration statement to complete an IPO. The Company plans on issuing 2,000,000 shares of Company common stock to raise gross proceeds of approximately $10 million, $9.05 million after underwriting discount. Two of the Company’s founders have collectively cancelled 333,666 common shares, which cancellation was a condition to the underwriter conducting the IPO.

      Obligation to Exchange Series A Preferred Shares to a Note Payable — During December 2002, the holders of 20,002 shares of series A preferred stock exercised their right to exchange preferred shares for notes payable in principal amount of $90,000. The exchange will occur upon the completion of the IPO.

      Non-Employee Director Stock Option Plan — In March 2003, the Board of Directors amended the 2001 Non-Employee Director Stock Option Plan to increase the number of shares available for issuance from 66,667 shares to 250,000 shares.

      No dealer, salesman or other person has been authorized to give any information or to make representations other than those contained in this prospectus, and if given or made, such information or representations must not be relied upon as having been authorized by us. Neither the delivery of this prospectus nor any sale hereunder will, under any circumstances, create an implication that the information herein is correct as of any time subsequent to its date. This prospectus does not constitute an offer to or solicitation of offers by anyone in any jurisdiction in which such an offer or solicitation is not authorized or in which the person making such an offer is not qualified to do so or to anyone to whom it is unlawful to make such an offer or solicitation.

2,000,000 Shares

Redline Performance Products, Inc.

Common Stock

PROSPECTUS

               , 2003

      You should rely only on the information contained in this document or to those which we have referred you. We have not authorized anyone to provide you with any other information. This document may be used only where it is legal to sell these securities. The information in this document may not be accurate after the date on its cover.

      Until                     , 2003, all dealers effecting transactions in the registered securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers’ obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 24.     Indemnification of Directors and Officers

      Section 302A.521 of the Minnesota Business Corporation Act provides that unless prohibited or limited by a corporation’s articles of incorporation or bylaws, a corporation must indemnify its current and former officers, directors, employees and agents against expenses (including attorneys’ fees), judgments, penalties, fines and amounts paid in settlement which, in each case, were incurred in connection with actions, suits or proceedings in which such person is a party by reason of the fact that he or she was an officer, director, employee or agent of the corporation, if such person: (i) has not been indemnified by another organization or employee benefit plan for the same judgments, penalties, fines, including without limitation, excise taxes assessed against the person with respect to an employee benefit plan, settlements and reasonable expenses, including attorneys’ fees and disbursements, incurred by the person in connection with the proceeding with respect to the same acts or omissions; (ii) acted in good faith; (iii) received no improper personal benefit and statutory procedure has been followed in the case of any conflict of interest by a director; (iv) in the case of any criminal proceedings, had no reasonable cause to believe the conduct was unlawful; and (v) in the case of acts or omissions occurring in the person’s performance in the official capacity of director or, for a person not a director, in the official capacity of officer, committee member, employee or agent, reasonably believed that the conduct was in the best interests of the corporation, or, in the case of performance by a director, officer, employee or agent of the corporation as a director, officer, partner, trustee, employee or agent of another organization or employee benefit plan, reasonably believed that the conduct was not opposed to the best interests of the corporation. Section 302A.521, subd. 3, requires the corporation to advance, in certain circumstances and upon written request, reasonable expenses prior to final disposition. Section 302A.521 also permits a corporation to purchase and maintain insurance on behalf of its officers, directors, employees and agents against any liability which may be asserted against, or incurred by, such persons in their capacities as officers, directors, employees and agents of the corporation, whether or not the corporation would have been required to indemnify the person against the liability under the provisions of such section.

      Our articles of incorporation limit personal liability for breach of the fiduciary duty of our directors to the fullest extent provided by the Minnesota Business Corporation Act. The articles of incorporation eliminate the personal liability of directors for damages occasioned by breach of fiduciary duty, except for liability based on: (i) the director’s duty of loyalty to us; (ii) acts or omissions not made in good faith; (iii) acts or omissions involving intentional misconduct; (iv) payments of improper dividends; (v) violations of state securities laws; and (vi) acts occurring prior to the date such provision was added. Any amendment to or repeal of such provision shall not adversely affect any right or protection of a director of ours for or with respect to any acts or omissions of such director occurring prior to such amendment or repeal. Our bylaws provide that each director and officer, past or present and each person who serves or may have served at our request as a director, officer, employee or agent of another corporation or employee benefit plan and their respective heirs, administrators and executors, will be indemnified by us in accordance with and to the fullest extent permissible by, applicable law. In addition, we have obtained director and officer liability insurance to insulate our directors and officers from certain liabilities.

Item 25.     Other Expenses of Issuance and Distribution

      Expenses payable by the Registrant in connection with the offering described in this Registration Statement, other than underwriting discounts and fees, are as set forth below. All amounts are estimates unless otherwise indicated.

Amount

SEC registration fee (actual)	$1,587
NASD filing fee (actual)	1,938
American Stock Exchange LLC listing fee	45,000
Accounting fees and expenses	70,000
Legal fees and expenses	240,000
Blue Sky fees and expenses	30,000
Printing and engraving expenses	95,000
Transfer agent and registrar fees	4,000
Directors’ and officers’ liability insurance premium	125,000
Miscellaneous expenses	37,475

$650,000

Item 26.     Recent Sales of Unregistered Securities

      A. In March 2000, the Registrant issued a total of 1,323,336 shares of common stock having an aggregate value equal to $39,700 to three individuals, Kent Harle, Chris Rodewald and William Savage, and TMAG Industries, Inc., an entity owned by such individuals, upon the purchase of assets by the Registrant.

      B. From February 2000 to May 2000, the Registrant issued 8% convertible debentures in principal amount of $137,300 to 13 individual investors.

      C. In July 2000, the Registrant issued 10% promissory notes in principal amount of $921,000 and warrants to purchase 174,729 shares of common stock to 31 individual investors. Dougherty & Company LLC acted as placement agent and received commissions from the Registrant in the amount of $99,600. In the offering, the Registrant issued to Industricorp & Co., Inc. FBO Twin City Carpenters Pension Fund for cash, a promissory note in the amount of $200,000 and a warrant to purchase 33,334 shares of common stock.

      D. In July 2000, the Registrant issued an aggregate of 100,002 shares of restricted common stock and options to purchase 50,001 shares of common stock to three individual executive officers, Kent Harle, Chris Rodewald and William Savage, pursuant to employment agreements.

      E. In November 2000, the Registrant issued 10% promissory notes in principal amount of $250,000 and warrants to purchase 33,336 shares of common stock to five individual investors. In the offering, the Registrant issued to Industricorp & Co., Inc. FBO Twin City Carpenters Pension Fund for cash, a promissory note in the amount of $100,000 and a warrant to purchase 13,334 shares of common stock.

      F. In December 2000, the Registrant issued a total of 886,211 shares of series A preferred stock for aggregate proceeds of $3,056,865 including conversion of $1,198,300 in principal and $16,889 in interest on outstanding debentures and promissory notes to 54 individual investors. Dougherty & Company LLC acted as placement agent and GunnAllen Financial, Inc. acted as subagent. The Registrant paid Dougherty & Company LLC aggregate commissions of $206,000 and granted Dougherty & Company LLC a warrant to purchase 88,755 shares of common stock, which includes a warrant issued to GunnAllen Financial, Inc. to purchase 9,923 shares of common stock. In the offering, the Registrant issued to Industricorp & Co., Inc. FBO Twin City Carpenters Pension Fund 69,427 shares of series A preferred stock for cash and to Robert W. Wyatt, Jr., 33,334 shares of series A preferred stock for cash.

      G. From March 2001 to July 2002, the Registrant issued a total of 402,027 shares of series A preferred stock and warrants to purchase 100,194 shares of common stock to 54 individual investors for aggregate proceeds of $1,809,000. GunnAllen Financial, Inc. acted as placement agent and received commissions of $180,900, which includes commissions of approximately $16,400 to Superior Financial Services, Inc., and a warrant to purchase 40,201 shares of common stock. In the offering, the Registrant issued to Robert W. Wyatt, Jr., 40,002 shares of series A preferred stock and a warrant to purchase 10,002 shares of common stock for cash.

      H. In March 2001, the Registrant granted options to purchase 33,336 shares of common stock to four non-employee members of the Registrant’s Board of Directors.

      I. In March 2001 and November 2002, the Registrant issued warrants to purchase an aggregate of 16,667 shares of its common stock to Larkin, Hoffman, Daly & Lindgren, Ltd. for deferring payment for services.

      J. In April 2001, the Registrant issued a warrant to purchase 7,067 shares of its common stock having an exercise price of $3.75 per share to Lenz & Associates, LLC for consulting services valued at approximately $18,000.

      K. In August 2001, the Registrant granted options to purchase 13,335 shares of common stock to four non-employee members of the Registrant’s Board of Directors.

      L. From September 2001 to February 2002, the Registrant issued short-term promissory notes in principal amount of $625,000 to ten individual investors. In connection with this offering, the Registrant issued warrants to purchase 353,342 shares of common stock. The Registrant issued a portion of the warrants for extending the term of the notes in April 2002 and December 2002. In the offering, the Registrant issued to Robert W. Wyatt, Jr., a promissory note in principal amount of $100,000 and warrants to purchase 53,334 shares of common stock. The Registrant issued to David G. Mell, a promissory note in principal amount of $40,000 and warrants to purchase 21,334 shares of common stock. The Registrant issued to Mark A. and MariAnne B. Kolesar, a promissory note in principal amount of $150,000 and warrants to purchase 80,000 shares of common stock.

      M. In February 2002 and November 2002, the Registrant issued warrants to purchase 24,420 shares of common stock having an exercise price of $3.75 per share to three directors, an officer of the Registrant and Larkin, Hoffman, Daly & Lindgren, Ltd. in connection with the personal guarantee by five individuals of a $30,000 bank loan. The Registrant issued a portion of the warrants for extending the term of the guarantee.

      N. In April 2002, the Registrant issued 16,667 shares of common stock having a value of $50,000 to Stanley Robinson dba RM Holdings in partial payment for services, a license and assets.

      O. In July 2002, the Registrant issued 20,008 shares of common stock to 13 individual investors upon the exercise of previously-issued warrants to purchase common stock for $90,036. The Registrant issued 3,334 of these shares to Robert W. Wyatt, Jr.

      P. In August 2002, the Registrant issued a promissory note in principal amount of $50,000 and a warrant to purchase 5,000 shares of common stock having an exercise price of $3.75 per share to Industricorp & Co., Inc. FBO Twin City Carpenters Pension Fund.

      Q. From August 2002 through December 2002, the Registrant issued promissory notes in principal amount of $2,000,000 and warrants to purchase 400,000 shares of common stock having an exercise price of $3.75 per share to 67 individual investors. GunnAllen Financial, Inc. acted as placement agent and received commissions of $220,000. In the offering, the Registrant issued to Industricorp & Co., Inc. FBO Twin City Carpenters Pension Fund a promissory note in the amount of $50,000 and a warrant to purchase 10,000 shares of common stock.

      R. In September 2002, the Registrant issued a warrant to purchase 3,000 shares of its common stock having an exercise price of $3.75 per share and a value of $11,250 to Mark Segedy dba Left, A Design Company, for a payment deferral.

      S. In October 2002, the Registrant issued an option to purchase 240,000 shares of common stock having an exercise price of $3.75 per share to Mark Payne in connection with an employment agreement.

      T. In August 2001, October 2001 and December 2002, the Registrant granted options to purchase an aggregate of 33,001 shares of common stock having an exercise price of $3.75 per share to two consultants, Stanley Robinson dba RM Holdings and Maverick and Company Business Solutions Ltd.

      U. In December 2002, the Registrant issued an aggregate of 17,208 shares of common stock to David Mell, Jim Pratt Machine Tools and dbfoto, Inc., vendors and consultants to the Registrant, upon the conversion of an aggregate of $64,530 of accounts payable.

      V. In December 2002, the Registrant issued promissory notes in principal amount of $242,500 and warrants to purchase 56,500 shares of common stock having an exercise price of $3.75 per share to six individual investors. In the offering, the Registrant issued to Jobsite Supply Company Inc., an affiliate of Robert W. Wyatt, Jr., a promissory note in principal amount of $49,014 and to Robert W. Wyatt, Jr. a warrant to purchase 12,000 shares of common stock upon conversion of accounts payable and related fees into debt.

      W. In December 2002, the Registrant issued promissory notes in principal amount of $221,000 and warrants to purchase 44,200 shares of common stock having an exercise price of $3.75 per share to four individual investors. GunnAllen Financial, Inc. acted as placement agent and received commissions of $24,310.

      The Registrant did not engage any underwriters in connection with the foregoing transactions. The issuances of the above securities were considered to be exempt from registration under the Securities Act in reliance on Section 4(2) of the Securities Act and Rule 506 of Regulation D promulgated thereunder, as transactions by an issuer not involving a public offering. All investors in these transactions were accredited investors as defined in Regulation D. The recipients of securities in each of these transactions represented their intention to acquire the securities for investment only and not with a view to or for sale in connection with any distribution thereof and appropriate legends were affixed to the share certificates and other instruments issued in these transactions.

      From February 2001 to December 2002, the Registrant issued options to employees, the outstanding balance of which is held by four employees having the right to purchase 13,836 shares of common stock, and issued 5,000 shares of common stock having a value of $18,750 to Christopher Kumsher for services pursuant to Rule 701. In March 2003, the Registrant granted options to purchase 100,000 shares of common stock having a per share exercise price of $3.75 to three non-employee members of the Registrant’s Board of Directors pursuant to Rule 701.

Item 27.     Exhibits

Exhibit No.		Description

1	.1**	Form of Underwriting Agreement.
3	.1**	Second Restated Articles of Incorporation of the Registrant.
3	.2#	First Amended and Restated Bylaws of the Registrant.
3	.2(a)#	Amendment No. 1 dated March 4, 2003 to the First Amended and Restated Bylaws of the Registrant.
3	.2(b)**	Amendment No. 2 dated April 25, 2003 to the First Amended and Restated Bylaws of the Registrant.
4	.1**	Specimen of Common Stock Certificate of the Registrant.
4	.2**	Form of Underwriter’s Warrant.

Exhibit No.		Description

5	.1**	Opinion of Larkin, Hoffman, Daly & Lindgren, Ltd.
5	.2**	Opinion of Luce, Forward, Hamilton & Scripps LLP.
10	.1#	Registrant’s 2000 Stock Option Plan.
10	.2#	Registrant’s First Amended and Restated 2001 Non-Employee Director Stock Option Plan.
10	.3#	Employment Agreement dated October 15, 2002 between Mark A. Payne and the Registrant.
10	.4#	Stock Option Agreement dated October 15, 2002 between Mark A. Payne and the Registrant.
10	.5#	Employment Agreement dated July 31, 2000 between Kent H. Harle and the Registrant.
10	.6#	Employment Agreement dated July 31, 2000 between Chris B. Rodewald and the Registrant.
10	.7#	Corrected and Amended Settlement and Release Agreement dated October 16, 2002 by and among Bill Savage, The Savage Family 1995 Trust and the Registrant.
10	.8#	Bridge Loan and Investment Agreement dated July 20, 2000 between Industricorp & Co., Inc. FBO Twin City Carpenters Pension Fund and the Registrant and related 10% Unsecured Convertible Subordinated Promissory Note and Warrant.
10	.9#	Interim Bridge Loan and Investment Agreement dated November 1, 2000 between Industricorp & Co., Inc. FBO Twin City Carpenters Pension Fund and the Registrant and related Unsecured Subordinated Promissory Note and Warrant.
10	.10#	Warrant dated December 20, 2000 issued to GunnAllen Financial, Inc.
10	.11#	Agency Agreement dated March 1, 2001 between Registrant and GunnAllen Financial, Inc. including amendments dated June 28, 2001, July 30, 2001, August 2001, October 16, 2001 and March 6, 2002.
10	.12#	Unit Placement Subscription Agreement and Letter of Investment Intent dated August 1, 2001 between Robert W. Wyatt, Jr. and the Registrant and related Warrant.
10	.13#	Unit Placement Subscription Agreement and Letter of Investment Intent dated August 23, 2001 between Robert W. Wyatt, Jr. and the Registrant and related Warrant.
10	.14#	Unit Placement Subscription Agreement and Letter of Investment Intent dated August 27, 2001 between Robert W. Wyatt, Jr. and the Registrant and related Warrant.
10	.15#	Bridge Loan and Investment Agreement dated October 1, 2001 between Robert W. Wyatt, Jr. and the Registrant and Related 10% Secured Convertible Promissory Note, Warrants, Extension Agreement and Security Agreement.
10	.16#	Bridge Loan and Investment Agreement dated December 12, 2001 between David G. Mell and the Registrant and Related 10% Secured Convertible Promissory Note, Warrants, Extension Agreement and Security Agreement.
10	.17#	Warrant dated June 20, 2002 issued to GunnAllen Financial, Inc.
10	.18#	Warrants dated February 19, 2002 and November 13, 2002 issued to David G. Mell.
10	.19#	Interim Loan and Investment Agreement dated August 1, 2002 between Industricorp & Co., Inc. FBO Twin City Carpenters Pension Fund and the Registrant and related 8% Secured Subordinated Promissory Note, Warrant and Security Agreement.
10	.20#	Letter of Intent dated July 12, 2002 between GunnAllen Financial, Inc. and the Registrant including amendment dated December 31, 2002.
10	.21**	Bridge Loan and Investment Agreement dated October 16, 2002 between Industricorp & Co., Inc. FBO Twin City Carpenters Pension Fund and the Registrant and related 10% Secured Subordinated Promissory Note, Warrant and Security Agreement.
10	.22#	Subscription Agreement dated December 10, 2002 between Robert W. Wyatt, Jr. and the Registrant and related Promissory Note and Warrant.
10	.23#	Lease Agreement dated July 27, 2000 between Wilco Investments LLC and the Registrant.

Exhibit No.		Description

10	.24#	Consulting Agreement dated June 8, 2000 between Maverick and Company Business Solutions Ltd. and the Registrant.
10	.25#	Engine Development Agreement dated January 14, 2003 between Stan Robinson dba RM Holdings and the Registrant.
10	.26#	Vendor Agreement dated December 19, 2000 between GE Commercial Distribution Finance Corporation (formerly Deutsche Financial Services Corporation) and the Registrant and related correspondence.
10	.27#	Bridge Loan and Investment Agreement dated September 26, 2001 between Mark B. and MariAnne A. Kolesar and the Registrant and related 10% Secured Convertible Promissory Note, Warrants, Extension Agreement and Security Agreement.
23	.1**	Consent of Virchow, Krause & Company, LLP.
23	.2**	Consent of Larkin, Hoffman, Daly & Lindgren, Ltd. (included in its opinion filed as Exhibit 5.1 hereto).
23	.3**	Consent of Luce, Forward, Hamilton & Scripps LLP (included in its opinion filed as Exhibit 5.2 hereto).
24	.1#	Power of Attorney.

#	Filed previously

**	Filed herewith

Item 28.     Undertakings

      The undersigned Registrant hereby undertakes to:

      (1) File, during any period in which it offers or sells securities, a post-effective amendment to this Registration Statement to:

i. Include any prospectus required by Section 10(a)(3) of the Securities Act;

ii. To reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offering (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the change in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

iii. Include any additional or changed material information on the plan of distribution;

provided, however, that small business issuers do not need to give the statements in paragraphs i and ii of this item if the registration statement is on Form S-3 or S-8, and the information required in a post-effective amendment is incorporated by reference from periodic reports filed by the small business issuer under the Securities Exchange Act of 1934.

      (2) For determining liability under the Securities Act, treat each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering.

      (3) File a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

      (4) The small business issuer will provide to the underwriter at the closing specified in the underwriting agreement certificates in such denominations and registered in such names as required by the underwriter to permit prompt delivery to each purchaser.

      (5) Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the “Act”) may be permitted to directors, officers and controlling persons of the small business issuer pursuant to the foregoing provisions, or otherwise, the small business issuer has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

      In the event that a claim for indemnification against such liabilities (other than the payment by the small business issuer of expenses incurred or paid by a director, officer or controlling person of the small business issuer in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the small business issuer will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

      In accordance with the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form SB-2 and authorized this amendment no. 3 to the registration statement to be signed on its behalf by the undersigned, in the City of Vista, State of California, on May 7, 2003.

REDLINE PERFORMANCE PRODUCTS, INC.

By:	/s/ KENT H. HARLE

Kent H. Harle
Chief Executive Officer

      In accordance with the requirements of the Securities Act of 1933, this registration statement on Form SB-2 has been signed by the following persons in the capacities and on the dates stated.

Signature		Title	Date

/s/ KENT H. HARLE Kent H. Harle		Director	May 7, 2003

/s/ MARK A. PAYNE Mark A. Payne		Director, President and Chief Financial Officer (Principal Accounting Officer)	May 7, 2003

* David G. Mell		Director

* Stanley R. Herman		Director

* Michael J. Degen		Director

*By	/s/ MARK A. PAYNE Attorney-in-Fact		May 7, 2003